UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )

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AUTODESK, INC.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 28, 2015

Dear Autodesk Stockholder:

You are cordially invited to attend Autodesk’s 2015 Annual Meeting of Stockholders to be held on Wednesday, June 10, 2015, at 3:00 p.m., Pacific Time, at our San Francisco office, The Landmark, One Market Street, 2nd Floor, San Francisco, California 94105.

The 2015 Annual Meeting of Stockholders will be held for the following purposes:

1.	To elect the ten directors listed in the accompanying Proxy Statement;
2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2016;
3.	To hold a non-binding vote to approve compensation for our named executive officers;
4.	To approve an amendment to the Autodesk, Inc. 2012 Employee Stock Plan to increase the number of shares reserved for issuance under the plan by 12.5 million shares; and
5.	To transact such other business as may properly come before the Annual Meeting.

The accompanying Notice of 2015 Annual Meeting of Stockholders and Proxy Statement describe these proposals in greater detail. We encourage you to read this information carefully.

We are once again relying on the Securities and Exchange Commission rule that allows us to furnish our proxy materials to our stockholders over the Internet rather than in paper form. We believe this delivery process reduces both our environmental impact and the costs of printing and distributing our proxy materials without hindering our stockholders' timely access to this important information.

We hope you will be able to attend this year's Annual Meeting. We will report on fiscal 2015, and there will be an opportunity for stockholders to ask questions. Even if you plan to attend the meeting, please ensure that you are represented by voting in advance. You can vote online or by telephone, or you can request, sign, date and return a proxy card, to ensure your representation at the meeting. Your vote is very important.

On behalf of the Board of Directors, I would like to express our appreciation for your continued support of Autodesk.

Very truly yours,

Carl Bass
President and Chief Executive Officer

NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS

Time and Date	Wednesday, June 10, 2015, at 3:00 p.m., Pacific Time.

Place	Autodesk’s San Francisco office, located at The Landmark, One Market Street, 2nd Floor, San Francisco, California 94105.

Items of Business	(1)	To elect the ten directors listed in the accompanying Proxy Statement to serve for the coming year and until their successors are duly elected and qualified.

	(2)	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2016.

	(3)	To hold a non-binding vote to approve compensation for our named executive officers.

	(4)	To approve an amendment to the Autodesk, Inc. 2012 Employee Stock Plan to increase the number of shares reserved for issuance under the plan by 12.5 million shares.

	(5)	To transact such other business as may properly come before the Annual Meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice of 2015 Annual Meeting of Stockholders.

Adjournments and Postponements

Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting is properly adjourned or postponed.

Record Date	You are entitled to vote if you were a stockholder as of the close of business on April 13, 2015.

Voting

Your vote is very important. Even if you plan to attend the Annual Meeting, we encourage you to read the Proxy Statement and to vote. You can vote online or by telephone, or you can request, sign, date and return your proxy card as soon as possible. For specific instructions on how to vote your shares, please refer to the section entitled “Questions and Answers About the 2015 Annual Meeting and Procedural Matters” beginning on page 1 of the Proxy Statement and the instructions on the Notice of Internet availability of proxy materials.

All stockholders are cordially invited to attend the Annual Meeting. If you attend the Annual Meeting, you may vote in person by ballot even if you previously voted.

By Order of the Board of Directors,

Pascal W. Di Fronzo
Senior Vice President, General Counsel and Secretary

This notice of Annual Meeting, Proxy Statement and accompanying form of proxy card are being made available on or about April 28, 2015.

PROXY STATEMENT FOR 2015 ANNUAL MEETING OF
STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT THE 2015 ANNUAL MEETING OF
STOCKHOLDERS AND PROCEDURAL MATTERS

Stock Ownership, Quorum and Voting

Q:	Who is entitled to vote at the Annual Meeting?

A: Holders of record of Autodesk’s Common Stock, par value $0.01 per share (“Common Stock”), at the close of business on April 13, 2015 (the “Record Date”) are entitled to receive notice of and to vote their shares at the Annual Meeting (as defined below). Beneficial owners at the close of business on the Record Date have the right to direct their broker, trustee or nominee on how to vote their shares, as described below. Stockholders are entitled to cast one vote for each share of Common Stock they hold as of the Record Date.

As of the Record Date, there were 227,620,756 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. No shares of Autodesk’s Preferred Stock were outstanding.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A: Stockholders of record—If your shares are registered directly in your name with Autodesk’s transfer agent, Computershare Investor Services LLC, you are considered the “stockholder of record” with respect to those shares. If you are a stockholder of record, Autodesk sent these proxy materials directly to you.

Beneficial owners—Most Autodesk stockholders hold their shares through a broker or other agent rather than directly in their own names. If your shares are held in a brokerage account or by a broker or other agent, you are considered the “beneficial owner” of shares held in “street name.” If you hold your shares in street name, these proxy materials have been forwarded to you by your broker or other agent. That entity is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or other agent on how to vote your shares. Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a legal proxy giving you the right to do so from the broker or other agent that holds your shares.

2015 Annual Meeting

Q:	Why am I receiving these proxy materials?

A: The Board of Directors (“Board”) of Autodesk, Inc. (“Autodesk,” “we” or “our”) is providing these proxy materials to you in connection with the solicitation of proxies for use at our 2015 Annual Meeting of Stockholders, to be held on Wednesday, June 10, 2015, at 3:00 p.m., Pacific Time, and at any adjournment, postponement or other delay thereof (the “Annual Meeting”) for the purpose of considering and acting upon the matters set forth in this Proxy Statement. We are providing these materials to all of our stockholders through a Notice of Internet Availability of Proxy Materials (the “Notice”) unless a stockholder has specifically requested a full set paper copy of this Proxy Statement and our fiscal 2015 Annual Report.

2015 Proxy Statement 1

Q:	Where is the Annual Meeting?

A: The Annual Meeting will be held at Autodesk’s San Francisco office, located at The Landmark, One Market Street, 2nd Floor, San Francisco, California 94105. The telephone number at that location is (415) 356-0700. Maps and directions to the Annual Meeting are available at www.autodesk.com under “Contact Us.”

Q:	What proposals will be voted on at the Annual Meeting?

A: At the Annual Meeting, stockholders will be asked to vote:

(1)	To elect the ten directors named in this Proxy Statement to serve for the coming year and until their successors are duly elected and qualified;
(2)	To ratify the appointment of Ernst & Young LLP as Autodesk's independent registered public accounting firm for the fiscal year ending January 31, 2016;
(3)	To approve, on an advisory basis, the compensation of our named executive officers; and
(4)	To approve an amendment to the Autodesk, Inc. 2012 Employee Stock Plan (“2012 Employee Plan”) to increase the number of shares reserved for issuance under the plan by 12.5 million shares.

Q:	Can I attend the Annual Meeting?

A: Yes, you can attend the Annual Meeting in person if you are a stockholder of record or a beneficial owner as of the Record Date. Please notify David Gennarelli, Autodesk's Director of Investor Relations, by telephone at (415) 507-6705 or by email at investor.relations@autodesk.com if you plan to attend the Annual Meeting. You will need proof of identity to enter the Annual Meeting. If your shares are held in a brokerage account or by a bank or another nominee, you also will need to bring a copy of a brokerage statement reflecting stock ownership as of the Record Date. The Annual Meeting will begin promptly at 3:00 p.m., Pacific Time. Please leave ample time for parking and to check in.

Q:	Why did I receive a Notice in the mail regarding the Internet availability of proxy materials instead of a full set paper copy of this Proxy Statement and fiscal year 2015 Annual Report?

A: We are once again relying on a Securities and Exchange Commission (“SEC”) rule that allows companies to furnish their proxy materials over the Internet rather than in paper form. This rule allows us to send all of our stockholders a Notice that explains how to access the proxy materials over the Internet or how to request a paper copy of proxy materials. If you would prefer to receive proxy materials in printed form by mail or electronically by email on an ongoing basis, please follow the instructions contained in the Notice. Proxy materials for our 2016 and future annual meetings of stockholders will be delivered to you by a Notice rather than in paper form unless you specifically request to receive printed proxy materials.

Q:	Why did I receive a full set paper copy of this Proxy Statement in the mail and not a Notice regarding the Internet availability of proxy materials?

A: Stockholders who previously requested full paper copies of the proxy materials are receiving paper copies again this year. If you would like to reduce the costs we incur in printing and mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via email or the Internet. To sign up for electronic delivery, please follow the instructions provided at www.autodesk.com under “Investor Relations” or on your proxy card or voting instruction form.

2015 Proxy Statement 2

Q:	How many shares must be present or represented by proxy to conduct business at the Annual Meeting?

A: The presence of the holders of a majority of the shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum. Stockholders are counted as present if they attend the Annual Meeting in person or have properly submitted a proxy. Under the General Corporation Law of the State of Delaware (the law governing Autodesk’s corporate activities), abstentions and “broker non-votes” are counted as present and entitled to vote and are therefore included for purposes of determining whether a quorum is present at the Annual Meeting.

Q:	What are “broker non-votes”?

A: Generally, if shares are held in street name, the beneficial owner is entitled to give voting instructions to the broker or other agent holding the shares. If the beneficial owner does not provide voting instructions, the broker or other agent can vote the shares with respect to matters that are considered “routine,” but not with respect to “non-routine” matters. Broker non-votes occur when a beneficial owner of shares held in street name does not give instructions to the broker or other agent holding the shares as to how to vote on a matter deemed “non-routine.” If a broker or other record holder of our Common Stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, then those shares will be treated as broker non-votes with respect to that proposal. Accordingly, if you own shares through a broker or other agent, please be sure to give voting instructions so your vote will be counted on all proposals that come before the Annual Meeting.

Q:	Which ballot measures are considered “routine” or “non-routine”?

A: The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2016 (Proposal Two) is considered routine under applicable rules. A broker, trustee or nominee holding shares generally may use its discretion to vote on routine matters, so there should not be any broker non-votes in connection with Proposal Two. The election of the ten directors listed in the accompanying Proxy Statement (Proposal One), the advisory vote on executive compensation (Proposal Three), and the approval of the amendment to the 2012 Employee Plan (Proposal Four) are considered non-routine matters under applicable rules. A broker or other agent cannot vote without instructions on non-routine matters, so there may be broker non-votes on Proposals One, Three and Four.

Q:	How can I vote my shares in person at the Annual Meeting?

A: If you hold shares in your name as the stockholder of record, you may vote those shares in person at the Annual Meeting. If you hold shares beneficially in street name, you may vote those shares in person at the Annual Meeting only if you obtain a legal proxy from the broker or other agent that holds your shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy card or follow the voting instructions described below so that your vote will be counted if you later decide not to attend.

Q:	How can I vote my shares without attending the Annual Meeting?

A: If you are a stockholder of record, you may instruct the proxy holders how to vote your shares in one of three ways:

●	by using the Internet voting site listed on the proxy card and Notice,
●	by calling the toll-free telephone number listed on the proxy card and Notice, or

2015 Proxy Statement 3

●	by requesting a proxy card from Autodesk by telephone at (415) 507-6705 or by email at investor.relations@autodesk.com, and completing, signing, dating and returning the proxy card in the postage pre-paid envelope provided.

Proxy cards submitted by mail must be received by the time the Annual Meeting begins in order for the related shares to be voted. If you return a signed proxy card without giving specific voting instructions, your shares will be voted as recommended by the Board.

Specific instructions for using the telephone and Internet voting systems are on the proxy card and Notice. The telephone and Internet voting systems for stockholders of record will be available until 11:59 p.m. (Eastern Time) on June 9, 2015.

If you are a beneficial owner, you will receive instructions from your broker or other agent that you must follow in order to have your shares voted. These instructions will indicate if Internet and telephone voting are available, and if so, how to access and use those methods.

Q:	What is the voting requirement to approve these proposals?

A: Proposal One—A majority of the votes duly cast is required for the election of each director. If the number of shares voted “for” a director nominee exceeds the number of votes cast “against,” the nominee will be elected as a director of Autodesk to serve until the next annual meeting or until his or her successor has been duly elected and qualified. For additional information on how our majority voting policy works, see the section captioned “Corporate Governance” below.

You may vote “FOR,” “AGAINST” or “ABSTAIN” on each of the ten nominees for election as director. Abstentions and broker non-votes will not affect the outcome of the election.

Proposal Two—The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote are required to ratify the appointment of Ernst & Young LLP as Autodesk’s independent registered public accounting firm.

You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. Abstentions are deemed to be votes cast and have the same effect as a vote against this proposal. However, broker non-votes are not deemed to be votes cast and are not included in the tabulation of the voting results on this proposal.

Proposal Three—The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote are required to approve, on an advisory basis, the compensation of our named executive officers.

You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. Abstentions are deemed to be votes cast and have the same effect as a vote against this proposal. However, broker non-votes are not deemed to be votes cast and are not included in the tabulation of the voting results on this proposal.

Proposal Four—The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote are required to approve the amendment to the 2012 Employee Plan.

You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. Abstentions are deemed to be votes cast and have the same effect as a vote against this proposal. However, broker non-votes are not deemed to be votes cast and are not included in the tabulation of the voting results on this proposal.

2015 Proxy Statement 4

Q:	What happens if I do not cast a vote?

A: Stockholders of record—If you are a stockholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the Annual Meeting.

Beneficial owners—If you hold your shares in street name and you do not cast your vote, your broker, trustee or nominee can use its discretion to vote on the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm (Proposal Two). However, you must cast your vote if you want it to count in the election of directors, the non-binding approval of compensation for our named executive officers, and the approval of the amendment to the 2012 Employee Plan. Your broker may not vote your uninstructed shares with respect to Proposals One, Three and Four.

Q:	How does the Board recommend that I vote?

A: The Board unanimously recommends that you vote your shares “FOR” the election of each of the ten nominees listed in Proposal One, “FOR” the ratification of the appointment of Ernst & Young LLP as Autodesk's independent registered public accounting firm for the fiscal year ending January 31, 2016, “FOR” the approval, on an advisory basis, of the compensation of our named executive officers, and FOR” the approval of the amendment to the 2012 Employee Plan.

Q:	If I sign a proxy, how will it be voted?

A: All shares entitled to vote and represented by properly executed proxy cards received prior to the Annual Meeting and not revoked before the polls are closed will be voted in accordance with the instructions on those proxy cards. If there are no instructions on an otherwise properly executed proxy card, the shares represented by that proxy card will be voted as recommended by the Board.

Q:	What happens if additional matters are presented at the Annual Meeting?

A: If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (for the purpose of soliciting additional proxies or otherwise), the persons named as proxies will have discretion to vote on those matters in accordance with their best judgment. We do not currently anticipate that any other matters will be raised at the Annual Meeting.

Q:	Can I change or revoke my vote?

A: If you are a stockholder of record, there are three ways you can change your vote.

1.	Before your shares are voted at the Annual Meeting, you can file with Autodesk’s General Counsel a written notice of revocation or a duly executed proxy card, in either case dated later than the proxy card you wish to change.
2.	You can attend the Annual Meeting and vote in person. Simply attending the Annual Meeting without actually voting will not revoke a proxy.
3.	If you voted online or by telephone, you may change that vote by voting again, either by making a timely and valid Internet or telephone vote or by voting in person at the Annual Meeting.

2015 Proxy Statement 5

Any written notice of revocation or subsequent proxy card should be hand-delivered to Autodesk’s General Counsel or sent to Autodesk, Inc., 111 McInnis Parkway, San Rafael, California 94903, Attention: General Counsel, and must be received by the General Counsel before the vote at the Annual Meeting.

If you are a beneficial owner of shares held in street name, there are two ways you can change your vote. You can submit new voting instructions to your broker or other agent. Alternatively, if you have obtained a legal proxy from the broker or other agent that holds your shares giving you the right to vote those shares, you can attend the Annual Meeting and vote in person.

Q:	Who will bear the costs of soliciting votes for the Annual Meeting?

A: Autodesk will bear all expenses of this solicitation, including the cost of preparing and mailing these proxy materials. Autodesk may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners of Common Stock for their reasonable expenses in forwarding solicitation material to such beneficial owners. Directors, officers and other employees of Autodesk also may solicit proxies in person or by other means of communication. These individuals may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation, but will not receive any additional compensation. Autodesk has engaged the services of AST Phoenix Advisors, a professional proxy solicitation firm, to help us solicit proxies from stockholders, including certain brokers, trustees, nominees and other institutional owners, for a fee of approximately $8,500 plus costs and expenses.

Q:	Where can I find the voting results of the Annual Meeting?

A: We intend to announce preliminary voting results at the Annual Meeting and expect to provide final results in a Current Report on Form 8-K within four business days of the Annual Meeting.

2015 Proxy Statement 6

2012 Employee Plan and Equity Compensation at Autodesk

Q:	Why is Autodesk asking stockholders to approve an amendment to the 2012 Employee Plan?

A: We are asking stockholders to approve an amendment to increase the number of shares reserved for issuance under the 2012 Employee Plan by 12.5 million shares. As further described in Proposal Four, we are seeking stockholder approval so that we can continue to use the 2012 Employee Plan to achieve Autodesk’s employee performance, recruiting and retention goals.

Q:	Why is Autodesk asking stockholders to approve an amendment to the 2012 Employee Plan at this time?

A: We are asking that our stockholders add 12.5 million shares to the 2012 Employee Plan. Based on the number of awards granted in each of fiscal 2013, 2014 and 2015, the pool of shares available to grant will be depleted in the second half of fiscal 2017. Rather than waiting until the 2016 Annual Meeting of Stockholders, which will be held in the middle of fiscal 2017, we are seeking approval of the amendment to the 2012 Employee Plan at the 2015 Annual Meeting of Stockholders to allow us to plan accordingly.

Q:	Does this amendment change Autodesk’s equity grant practices?

A: This amendment will not change Autodesk’s equity grant practices. Autodesk will continue to keep annual grants within the “gross burn rate” (as defined below) limit approved by the Board, which is currently not to exceed 4% of outstanding shares of Common Stock (excluding shares issued in corporate acquisitions and shares issued to newly appointed senior executives).

Q:	What are Autodesk’s equity grant levels?

A: The Board is committed to maintaining a reasonable annual equity grant rate. We measure the level of equity grants by comparing the total number of shares subject to equity awards granted during the fiscal year to the total weighted-average number of shares outstanding during the period (the “gross burn rate”). This formula adjusts for the fungible nature of our full value shares (where each restricted stock unit or performance stock unit granted is counted as 1.79 shares). For the periods mentioned below, our gross burn rate has been:

	Fiscal Year Ended
	2015	2014	2013
Gross Burn Rate	3.5%	3.3%	3.2%

Q:	What is Autodesk’s overhang?

A: Autodesk is committed to maintaining a reasonable equity overhang amount. For the periods mentioned below, our overhang has been:

2015 Proxy Statement 7

			Total
		Total Restricted	Performance
	Total Options	Stock Units	Stock Units (at
	Issued and	Issued and	Target) Issued
	Outstanding (in	Unreleased (in	and Unreleased	Shares Available	Autodesk
Period Ended	millions)	millions)	(in millions)	for Grant	Overhang
Fiscal Year Ended January 31, 2015	2.7	6.8	0.9	12.3	9.1%
Fiscal Year Ended January 31, 2014	5.9	5.6	0.8	19.4	12.4%
Fiscal Year Ended January 31, 2013	18.6	4.4	0.5	11.6	13.4%

Autodesk calculates “overhang” based on the following methodology: The impact of (1) outstanding employee equity awards, plus shares available for grant under our active employee equity incentive plans, as a percentage of (2) outstanding employee equity awards, plus shares available for grant under our active employee equity incentive plans, plus the weighted-average number of shares of our Common Stock outstanding during the period. As discussed below, our stock repurchase program affects overhang.

Q:	What will Autodesk's overhang be if the amendment to the 2012 Employee Plan is approved?

A: If the requested increase in shares is approved by our stockholders, our equity overhang (as defined above, but including the requested share reserve increase) will increase to 13.9% based on Autodesk's total weighted-average number of shares outstanding during the year ended January 31, 2015. Autodesk is very conscious of the need to balance dilution against our ability to use stock to effectively attract, retain and motivate employees.

Q:	What is the impact of Autodesk’s stock repurchase program on overhang?

A: Since the stock repurchase program decreases the number of outstanding shares, it has the effect of increasing overhang, assuming a constant number of equity grants. Nonetheless, the Board has reiterated its commitment to continue to repurchase shares to offset dilution from the issuance of stock under our employee stock plans and reduce shares over time as facts and circumstances warrant. In recent fiscal years, the following number of shares were repurchased:

	Fiscal year ended January 31,
(in millions)	2015	2014	2013
Shares Repurchased	6.9	10.5	12.5

As of January 31, 2015, 14.8 million shares of Common Stock remained available for repurchase under the Board-authorized stock repurchase program.

Stockholder Proposals and Director Nominations at Future Meetings

Q:	What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

A: Stockholders may present proper proposals for inclusion in Autodesk's proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to Autodesk's General Counsel in a timely manner. In order to be included in the proxy statement for the 2016 Annual Meeting of Stockholders, proposals must be received by Autodesk's General Counsel no later than December 30, 2015, and must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934 (the “Exchange Act”).

2015 Proxy Statement 8

In addition, Autodesk's Bylaws establish an advance notice procedure for stockholders who wish to present certain matters before an annual meeting of stockholders. In general, nominations for the election of directors may be made by or at the direction of the Board, or by any stockholder entitled to vote who has delivered written notice to Autodesk's General Counsel during the Notice Period (as defined below). Any such notice must contain specified information concerning the nominee(s) and the stockholder proposing such nomination(s). A stockholder who wishes to recommend a candidate for consideration by the Corporate Governance and Nominating Committee as a potential nominee for director should read the procedures discussed in “Corporate Governance-Nominating Process for Recommending Candidates for Election to the Board” on page 37 of this Proxy Statement.

Autodesk's Bylaws also provide that the only business that may be conducted at an annual meeting is business that is brought (1) pursuant to the notice of meeting (or any supplement thereto), (2) by or at the direction of the Board, or (3) by a stockholder who has delivered written notice setting forth all information required by Autodesk's Bylaws to Autodesk's General Counsel during the Notice Period (as defined below).

For the purposes described above, the “Notice Period” begins 75 days before the one-year anniversary of the date on which Autodesk first mailed its proxy materials for the previous year's annual meeting of stockholders, and lasts for 30 days. As a result, the Notice Period for the 2016 Annual Meeting of Stockholders will be from February 13, 2016 to March 14, 2016.

If a stockholder who has notified Autodesk of an intention to present a proposal at an annual meeting does not appear to present that proposal, Autodesk need not present the proposal for vote at such meeting.

Q:	How may I obtain a copy of the bylaw provisions regarding stockholder proposals and director nominations?

A: You can obtain a copy of the full text of the bylaw provisions discussed above by writing to the General Counsel of Autodesk or from www.autodesk.com under “Investor Relations-Corporate Governance.” All notices of proposals by stockholders should be sent to Autodesk, Inc., 111 McInnis Parkway, San Rafael, California 94903, Attention: General Counsel.

Additional Information About the Proxy Materials

Q:	What should I do if I receive more than one set of proxy materials?

A: You may receive more than one Proxy Statement, proxy card, voting instruction card or Notice. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each account. If you are a stockholder of record and your shares are registered in more than one name, you may receive more than one proxy card. Please complete, sign, date and return each proxy card or voting instruction card that you receive to ensure that all your shares are voted.

Q:	How may I obtain a separate Notice or a separate set of proxy materials and Fiscal Year 2015 Annual Report?

A: If you share an address with another stockholder, it is possible you will not each receive a separate Notice or a separate copy of the proxy materials and Fiscal Year 2015 Annual Report. If you wish, you may request individual documents by calling (415) 507-6705 or by sending an email to investor.relations@autodesk.com. Stockholders who share an address and receive multiple Notices or multiple copies of our proxy materials and Fiscal Year 2015 Annual Report can request to receive a single copy in the same manner.

2015 Proxy Statement 9

Q:	What is the mailing address for Autodesk’s principal executive offices?

A: Autodesk’s principal executive offices are located at 111 McInnis Parkway, San Rafael, California 94903. Any written requests for additional information, additional copies of the proxy materials and Fiscal Year 2015 Annual Report, notices of stockholder proposals, recommendations for candidates to the Board, communications to the Board, or any other communications should be sent to this address.

Our Internet address is www.autodesk.com. The information posted on our website is not incorporated into this Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on June 10, 2015

The Proxy Statement and Annual Report to Stockholders are available at:

https://materials.proxyvote.com/052769

2015 Proxy Statement 10

PROPOSAL ONE - ELECTION OF DIRECTORS

Nominees

Autodesk's Bylaws currently set the number of directors at ten. Accordingly, upon the recommendation of the Corporate Governance and Nominating Committee, the Board has nominated ten individuals to be elected at the Annual Meeting. All of the nominees are presently directors of Autodesk and have consented to being named in this Proxy Statement and to serving as directors if elected. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the ten nominees named below. Your proxy cannot be voted for more than ten director candidates.

In the event a nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by the Board to fill the vacancy. The term of office of each person elected as a director will continue until the next Annual Meeting of Stockholders or until a successor has been duly elected and qualified.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE NOMINEES LISTED BELOW.

Information and Qualifications

The name, age as of March 31, 2015, certain biographical information about each nominee and the nominees' unique qualifications to serve on the Board are set forth below. There are no family relationships among any of our directors or executive officers.

See “Corporate Governance” and “Executive Compensation—Compensation of Directors” below for additional information regarding the Board, including procedures for nominations of directors.

2015 Proxy Statement 11

Carl Bass
President and Chief Executive Officer, Autodesk, Inc. Age: 57 Director since 2006

Mr. Bass joined Autodesk in September 1993 and has served as President and Chief Executive Officer since May 2006. Mr. Bass served as Interim Chief Financial Officer from August 2014 to November 2014 and August 2008 to April 2009. From June 2004 to April 2006, Mr. Bass served as Chief Operating Officer. From February 2002 to June 2004, Mr. Bass served as Senior Executive Vice President, Design Solutions Group. From August 2001 to February 2002, Mr. Bass served as Executive Vice President, Emerging Business and Chief Strategy Officer. From June 1999 to July 2001, he served as President and Chief Executive Officer of Buzzsaw.com, Inc., a spin-off from Autodesk. Mr. Bass has also held other executive positions within Autodesk. Mr. Bass served on the boards of directors of McAfee, Inc., from January 2008 until it was acquired by Intel Corporation in February 2011, and E2open, Inc. from July 2011 until it was acquired by Insight Venture Partners in April 2014.

Mr. Bass brings to the Board extensive experience in the technology industry and has spent nearly two decades in management roles within Autodesk. As our President and Chief Executive Officer, Mr. Bass possesses a deep knowledge and understanding of Autodesk's business, operations, and employees; the opportunities and risks we face; and management's strategy and plans for accomplishing Autodesk's goals. His service on the boards of directors of McAfee and E2open provided Mr. Bass with a strong understanding of his role as a director.

Pursuant to Mr. Bass' employment agreement, Autodesk has agreed to continue to nominate Mr. Bass to serve as a member of the Board for as long as he is employed by Autodesk.

Crawford W. Beveridge
Non-Executive Chairman of the Board of Directors, Autodesk, Inc. Age: 69 Director since 1993

Mr. Beveridge is the non-executive Chairman of the Board of Directors. From April 2006 until January 2010, Mr. Beveridge served as Executive Vice President and Chairman EMEA, APAC and the Americas of Sun Microsystems, Inc. From March 1985 to December 1990 and from March 2000 to April 2006, Mr. Beveridge held other positions at Sun Microsystems, including Executive Vice President and Chief Human Resources Officer. From January 1991 to March 2000, Mr. Beveridge served as the Chief Executive Officer of Scottish Enterprise. Before joining Sun Microsystems in 1985, he held HR management positions in the United States and Europe with Hewlett-Packard, Digital Equipment Corporation and Analog Devices Inc. Mr. Beveridge has served as a non-executive board member of iomart Group plc since September 2011.

Mr. Beveridge is independent and his three decades of experience in the high technology industry provide him with a deep understanding of Autodesk's technology and business. His management positions with Sun Microsystems have also provided him with critical insight into the operational requirements of a global company and the management and consensus-building skills required to lead our Board as non-executive Chairman. Mr. Beveridge's extensive international experience, gained from his roles as Chief Executive of Europe's largest economic development agency and as a member of the Council of Economic Advisers for Scotland, provides a valuable perspective to our Board.

2015 Proxy Statement 12

J. Hallam Dawson
Director Age: 78 Director since 1988

Mr. Dawson is the founder of IDI Associates, a private investment bank specializing in Latin America, and served as Chairman of its board of directors from September 1986 to December 2012. From 1975 to 1984 he held positions at Crocker National Bank, including serving as president and a member of the board from 1980 to 1984. Prior to joining Crocker, Mr. Dawson was with The First National Bank of Chicago for 14 years. Mr. Dawson has been chairman of Albina Community Bank since October 2013.

Mr. Dawson, our longest serving independent director, brings to our Board over five decades of experience with finance, capital markets and accounting. He has a deep understanding of Autodesk's business and technology. As the former president of one of the country's largest banks, Mr. Dawson has the financial acumen necessary to serve on our Audit Committee. His deep international experience also provides him with an understanding of the challenges facing a global company. Mr. Dawson brings strong consensus-building skills and a functional understanding of the role of the board of directors developed through his service as a director of public and private companies and a charitable organization.

Thomas Georgens
Director Age: 55 Director since 2013

Mr. Georgens has served as the Chief Executive Officer and President of NetApp, Inc., a provider of data management solutions, since August 2009, and as a member of its board of directors since March 2008. Mr. Georgens joined NetApp in October 2005 as Executive Vice President and General Manager of Enterprise Storage Systems. He served as Executive Vice President of Product Operations from January 2007 through February 2008, and as President and Chief Operating Officer from February 2008 to August 2009. From 1996 to 2005, Mr. Georgens served in various roles at LSI Corporation, an electronics design company, and its subsidiaries, including as Chief Executive Officer of Engenio, President of LSI Logic Storage Systems, and Executive Vice President of LSI Logic. Prior to LSI, Mr. Georgens spent 11 years at EMC Corporation, a computer storage and data management company, in a variety of engineering and marketing positions. Mr. Georgens has been a member of the boards of directors of NetApp since March 2008 and Electronics for Imaging since April 2008.

Mr. Georgens is independent and has extensive experience in the technology industry. With over 25 years of experience working with various technology companies, he has a firm understanding of Autodesk's industry, business and technology. Mr. Georgens' experience at NetApp, including his executive and operational roles, and his service on the boards of directors of NetApp and Electronics for Imaging, gives him a clear understanding of his role as a director. Mr. Georgens' years of service as an executive officer at NetApp provide him with the corporate governance knowledge necessary to serve on our Compensation and Human Resources Committee.

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Per-Kristian Halvorsen
Director Age: 63 Director since 2000

Dr. Halvorsen has served as Chief Innovation Officer and Senior Vice President of Intuit Inc. since January 2009. Previously, he served as Intuit's Chief Technology Innovation Officer from 2006 to 2007 and Chief Technology Officer from 2007 to 2008. He was Vice President and Director of the Solutions and Services Research Center at HPLabs from 2000 to 2005. Prior to holding these positions, Dr. Halvorsen was a laboratory director at the Xerox Palo Alto Research Center (Xerox PARC), where he worked for 17 years. Dr. Halvorsen has been a member of the board of directors of Iron Mountain Incorporated since September 2009.

Dr. Halvorsen is independent and has extensive experience in the technology industry. His over two decades of experience working with various technology companies provides him with a firm understanding of Autodesk's industry, business and technology. His service on the boards of directors of Symantec Corporation and Iron Mountain Inc., where he previously served on the nominating and governance committee, gives Dr. Halvorsen a clear understanding of his role as a director and provides him with the corporate governance knowledge necessary to serve as Chair of our Corporate Governance and Nominating Committee.

Mary T. McDowell
Director Age: 50 Director since 2010

Ms. McDowell served as Executive Vice President in charge of Nokia's Mobile Phones unit from July 2010 to July 2012. Previously, Ms. McDowell served as Executive Vice President and Chief Development Officer of Nokia Corporation from January 2008 to July 2010, and as Executive Vice President and General Manager of Enterprise Solutions of Nokia from January 2004 to December 2007. Prior to joining Nokia in 2004, Ms. McDowell spent 17 years in various executive, managerial and other positions at Compaq Computer Corporation and Hewlett-Packard Company, including serving as Senior Vice President, Industry-Standard Servers of Hewlett-Packard. Ms. McDowell has served as a director of UBM plc since August 2014 and Bazaarvoice, Inc. since December 2014. Ms. McDowell previously served as a director of NAVTEQ Corporation from July 2008 until July 2010.

Ms. McDowell is independent and brings to our Board extensive management experience in the technology industry. Her two and a half decades of experience working for global technology companies focused on innovation and collaboration provide her with a firm understanding of Autodesk's core mission, business and technology. Her years of service as an executive officer at Nokia and other technology companies, including Compaq Computer and Hewlett-Packard, provide her with the executive compensation knowledge necessary to serve as Chair of our Compensation and Human Resources Committee.

2015 Proxy Statement 14

Lorrie M. Norrington
Director Age: 55 Director since 2011

Ms. Norrington has over 30 years of operating experience in technology, software, and internet businesses. Ms. Norrington currently serves as an adviser and in an Operating Partner capacity for Lead Edge Capital. Lead Edge is a growth equity firm that partners with world-class entrepreneurs and exceptional technology businesses. Ms. Norrington served as President of eBay Marketplaces from July 2008 to September 2010. Previously, she served in a number of senior management roles at eBay from July 2006 until June 2008. Prior to joining eBay, Ms. Norrington served from June 2005 to July 2006 as President and CEO of Shopping.com, Inc., an online shopping comparison site. Prior to joining Shopping.com, Ms. Norrington served from August 2001 to January 2005, initially as Executive Vice President of small business, and later in the office of the CEO, at Intuit Inc., a business and financial management software company. Prior to joining Intuit, Ms. Norrington served in a variety of executive positions at General Electric Corporation over a twenty-year period, working in a broad range of industries and businesses. Ms. Norrington has served on the boards of directors of DIRECTV since February 2011 and HubSpot since September 2013. Previously, she served on the boards of directors of Lucasfilm, from June 2011 until it was acquired by Disney in December 2012; McAfee, Inc. from December 2009 until it was acquired by Intel in February 2011; and Shopping.com from November 2004 until it was acquired by eBay in August 2005.

Ms. Norrington is independent and has extensive experience in online commerce and valuable management experience in technology and manufacturing industries. Her three decades of building businesses, adapting to and capitalizing on rapid technological advancement provide Ms. Norrington with a unique perspective. As Autodesk evolves the business model and adapts to customer needs and demands, her experience as a chief executive officer provides her with the financial acumen necessary to serve as the Chair of our Audit Committee. Also, she is an accredited fellow of the National Association of Corporate Directors and brings significant governance knowledge to the Board.

Betsy Rafael
Director Age: 53 Director since 2013

Ms. Rafael has over 30 years of executive financial experience in the technology industry. Ms. Rafael served as Principal Accounting Officer of Apple Inc. from January 2008 to October 2012, and as its Vice President and Corporate Controller from August 2007 until October 2012. From April 2002 to September 2006, Ms. Rafael served as Vice President, Corporate Controller and Principal Accounting Officer of Cisco Systems, Inc., and held the position of Vice President, Corporate Finance for Cisco Systems from September 2006 to August 2007. From December 2000 to April 2002, Ms. Rafael was the Executive Vice President, Chief Financial Officer, and Chief Administrative Officer of Aspect Communications, Inc., a provider of customer relationship portals. From April 2000 to November 2000, Ms. Rafael was Senior Vice-President and CFO of Escalate, Inc., an enterprise e-commerce application service provider. From 1994 to 2000, Ms. Rafael held a number of senior positions at Silicon Graphics International Corp. (“SGI”), culminating her career at SGI as Senior Vice President and Chief Financial Officer. Prior to SGI, Ms. Rafael held senior management positions in finance with Sun Microsystems, Inc. and Apple Computers. Ms. Rafael began her career with Arthur Young & Company. Ms. Rafael has served on the board of directors of

2015 Proxy Statement 15

Echelon Corporation since November 2005 and GoDaddy Inc. since May 2014, and previously served on the board of directors of PalmSource, Inc.

Ms. Rafael, the newest member of our Board, is independent and has over 30 years of executive financial experience in the technology industry. Ms. Rafael’s experience at Apple and Cisco, including her finance and executive roles, provides her with a strong understanding of Autodesk's industry, business and international operational challenges. Her experience as a principal accounting officer provides her with the financial acumen necessary to serve on our Audit Committee.

Stacy J. Smith
Director Age: 52 Director since 2011

Mr. Smith has served as the Senior Vice President and Chief Financial Officer of Intel Corporation since January 2010. Mr. Smith joined Intel in 1988; became Vice President of Sales and Marketing in 2002; was appointed Vice President, Finance and Enterprise Services, and Chief Information Officer in May 2004; was appointed Vice President, Assistant Chief Financial Officer in March 2006; and in October 2007 was appointed Vice President, Chief Financial Officer. Mr. Smith has served as a director of Virgin America since February 2014, and previously served as a director of Gevo, Inc. from June 2010 to June 2014.

Mr. Smith is independent and brings over two decades of experience in the technology industry. Mr. Smith's experience at Intel, including his finance and executive roles, and his time spent overseas, provide him with a strong understanding of Autodesk's industry, business and international operational challenges. Mr. Smith's years of service as an executive officer at Intel provide him with the corporate governance knowledge necessary to serve on our Compensation and Human Resources Committee.

Steven M. West
Director Age: 59 Director since 2007

Mr. West is a founder and partner of Emerging Company Partners, LLC, a technology consulting firm formed in January 2004. Mr. West served as Chief Operating Officer of nCUBE Corporation, a provider of on-demand media systems, from December 2001 to July 2003. Prior to joining nCUBE, he was the President and Chief Executive Officer of Entera, Inc. from September 1999 until it was acquired in January 2001. From June 1996 to September 1999, he was President and Chief Executive Officer of Hitachi Data Systems. Prior to that, Mr. West was president of the Infotainment Business Unit at Electronic Data Systems Corporation from November 1984 to June 1996. Mr. West has served as a director of Cisco Systems, Inc. since April 1996.

Mr. West is independent and has extensive experience in the information technology industry. His three decades of experience, which includes founding Emerging Company Partners, provide Mr. West with a firm understanding of Autodesk's industry, business and technology. His past service on the boards of directors of several public and private companies provides Mr. West with a firm understanding of his role as a director. Mr. West’s experience in executive positions and as the chair of the audit committee of Cisco provides him with the financial acumen necessary to serve on our Audit Committee.

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PROPOSAL TWO - RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young LLP as the independent registered public accounting firm to audit the consolidated financial statements of Autodesk for the fiscal year ending January 31, 2016, and recommends that the stockholders vote to ratify that appointment. In the event of a negative vote on this proposal, the Audit Committee will reconsider its selection. Even if the selection of Ernst & Young LLP is ratified, the Audit Committee, in its discretion, may direct the selection of a different independent registered public accounting firm at any time if the Audit Committee determines that such a change would be in the best interests of Autodesk and its stockholders.

Ernst & Young LLP has audited our financial statements annually since the fiscal year ended January 31, 1983.

We expect a representative of Ernst & Young LLP to be present at the Annual Meeting. The representative will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Principal Accounting Fees and Services

The following table presents fees billed for professional audit services and other services rendered to Autodesk by Ernst & Young LLP and its affiliates for the fiscal years ended January 31, 2015, and 2014.

	Fiscal 2015	Fiscal 2014
	(in millions)
Audit Fees (1)	$4.6	$3.2
Audit-Related Fees (2)	—	0.2
Tax Fees (3)	0.4	0.4
All Other Fees (4)	0.3	0.3
Total	$5.3	$4.1
____________________

(1)	Audit Fees consisted of fees billed for professional services rendered for the integrated audit of Autodesk's annual financial statements and management's report on internal controls included in Autodesk's Annual Reports on Form 10-K, for the review of the financial statements included in Autodesk's Quarterly Reports on Form 10-Q, and for other services, including statutory audits and services rendered in connection with SEC filings. For fiscal 2015, Audit Fees also included fees for services related to the audit of Autodesk’s newly acquired subsidiary, Delcam Limited.
(2)	Audit-Related fees consisted of fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. This category includes fees arising from accounting-related consulting services.
(3)	Tax Fees consisted of fees billed for tax compliance, consultation and planning services.
(4)	Other fees consisted of fees for license compliance consultation services.

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Pre-Approval of Audit and Non-Audit Services

All audit and non-audit services provided by Ernst & Young LLP and its affiliates to Autodesk must be pre-approved by the Audit Committee. The Audit Committee is presented with a detailed listing of the individual audit and non-audit services and fees (separately describing audit-related services, tax services and other services) expected to be provided by Ernst & Young LLP and its affiliates during the year. Periodically, the Audit Committee receives an update of all pre-approved audit and non-audit services conducted, and information regarding any new audit and non-audit services to be provided by Ernst & Young LLP and its affiliates. The Audit Committee reviews the update and approves the proposed services if they are deemed acceptable.

To ensure prompt handling of unexpected matters, the Chair of the Audit Committee has authority to amend or modify the list of approved audit and non-audit services and fees so long as such additional or amended services do not affect Ernst & Young LLP's independence under applicable SEC rules. The Chair reports any such action taken at subsequent Audit Committee meetings.

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PROPOSAL THREE - NON-BINDING VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

As required by SEC rules, we are asking our stockholders to vote, on a non-binding advisory basis, to approve the compensation of our named executive officers as described in the “Compensation Discussion and Analysis” beginning on page 39 and the accompanying compensation tables and narrative discussion in this Proxy Statement (a “Say-on-Pay” vote). Stockholders are encouraged to read that information in its entirety to obtain a complete understanding of Autodesk's executive compensation program philosophy, design and linkage to stockholder interests.

Autodesk has designed its compensation programs to reward executives for producing results that are aligned with the interests of stockholders. We emphasize variable “at risk” compensation dependent upon prospective financial, strategic and stock price performance and a retrospective assessment of Autodesk's success to determine pay opportunities. On average, 86% of the named executive officers' fiscal 2015 total compensation was variable in nature and “at risk.” In the case of the CEO, 90% of his fiscal 2015 total compensation was variable and “at risk” with 100% of that amount tied to Autodesk's financial performance.

The compensation programs are a balance of performance-orientation and attraction, retention and motivation. Of the total target compensation for fiscal 2015, long-term incentives constituted 77% of compensation for the CEO and an average of 71% of compensation for all the named executive officers.

Past Say-on-Pay Votes, Stockholder Outreach and Actions Taken

Autodesk and its Compensation and Human Resources Committee (the “Committee”) value the input of our stockholders. In fiscal 2015, 88% of the votes cast on our Say-on-Pay proposal were favorable, which was a 23 percentage point increase over the prior year. In fiscal 2015, we reached out to stockholders representing over 60% of the outstanding Common Stock to better understand their views of Autodesk's executive compensation policies. Based on these communications, we believe the fiscal 2015 increased support was due primarily to the collective changes we made to our executive compensation program over the past few years. These changes resulted in the robust executive compensation policies and practices described below, and the increased alignment between our CEO pay and Autodesk performance. We generally found that our stockholders were supportive of the design changes we have made and provided us helpful input regarding various aspects of our compensation design and disclosure. The Committee carefully considered this feedback as part of its ongoing review of our executive compensation program.

Executive Compensation Policies and Practices

Autodesk’s executive compensation program is designed to attract, motivate, and retain talented executives and to provide a sensible framework that is tied to Company performance and long-term strategic goals as well as individual performance.

Autodesk’s executive compensation objectives are supported by policies and strong governance practices that align executives’ interests with the interests of our stockholders. Over the last few years, the Committee has made a number of changes to enhance our compensation program. Some of the program’s strongest features are summarized below.

●

Emphasis on variable, “at risk” compensation: On average, 86% of the NEOs’ and 90% of the CEO’s fiscal 2015 total compensation was variable, “at risk,” and aligned with Company performance. A significant component of our variable compensation was delivered in equity. In fiscal 2015, 60% of the equity grants for our CEO and 50% of the equity grants for our NEOs was performance based. These grants will vest based on the achievement of financial objectives and our total shareholder return (“TSR”) relative to the S&P Computer Software Select Index over one-, two-, and three-year performance periods.

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●	Long-term performance orientation: On average, 71% of the NEOs’ and 77% of the CEO’s fiscal 2015 total compensation was dependent on Autodesk’s long-term performance.
●	Performance metrics that drive the business model transition: In fiscal 2015, we incorporated billings and subscriptions (or, in the case of the CEO, billings, subscriptions and deferred revenue) into the executive officer cash incentives, and billings, subscriptions and relative TSR into executive officer PSUs. The new metrics were specifically designed to reflect drivers of success in our business model transition.
●	Representative peer group: On an annual basis, we use a peer group that reflects comparable size-relevant companies in industries where we compete for talent.
●	Clawback policy: Our clawback policy allows the Board to recover cash incentive-based compensation if an executive officer has engaged in fraudulent or intentional misconduct and the misconduct caused the material restatement of our financial statements.
●	Significant stock ownership requirements: Executives are subject to mandatory stock ownership guidelines that are monitored on an annual basis.
●	Double-trigger change-in-control arrangements with no excise tax gross-up: Our change-in-control program for executive officers provides payments and benefits only in the event of a qualifying termination of employment following a change in control. Executive officers are not provided with any tax reimbursements or “gross-ups” under this program.
●	Hedging prohibition: Company policy prohibits employees and directors from engaging in hedging transactions involving Autodesk stock.
●	Effective risk management: We employ a strong risk management program with specific responsibilities assigned to management, the Board, and the Board’s committees. Each year, the Committee evaluates Autodesk’s compensation-related risk profile and has concluded that our fiscal 2015 compensation policies and practices did not create risks that were reasonably likely to have a material adverse effect on Autodesk.
●	Option re-pricing prohibition: Autodesk is prohibited from re-pricing any outstanding options to purchase shares of Common Stock without express stockholder approval.
●	No executive benefits and limited perquisites: Generally, executive officers are not provided material benefits or special considerations that are not provided to other employees. However, the Committee can offer executive officers benefits or other perquisites when they are either competitively prudent or in Autodesk’s best interest.
●	Independent compensation committee and consultant: During fiscal 2015, the Committee engaged Exequity LLP to assist with analysis and review of Autodesk’s named executive officer compensation. Exequity also advised the Committee on compensation philosophy, program design, metrics, compensation trends, peer data, and disclosure.

Compensation Guiding Principles

The executive compensation program is designed to attract, motivate, and retain talented executives and provide a sensible framework tied to corporate and individual performance and Autodesk long-term strategic goals. The general compensation objectives are to:

●	Motivate executive officers to achieve business and financial goals;
●	Balance rewards for short- and long-term performance;
●	Align rewards with stockholder value creation; and
●	Recruit and retain the highest caliber of executives through competitive rewards.

Within this framework, the total compensation for each executive officer varies based on multiple dimensions:

●	Autodesk TSR relative to the S&P Computer Software Select Index;
●	Whether Autodesk achieves its short-term and long-term financial and non-financial objectives, including execution on its business model transition;
●	The specific role and responsibility of the officer;

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●	Each individual officer’s skills, competency, contributions and performance; and
●	Internal pay parity considerations.

Executive compensation is variable and balanced between short- and long-term performance, all of which is tied to Autodesk's absolute and relative financial and stock price performance.

The compensation program emphasizes variable compensation with both annual and long-term performance components. In fiscal 2015, 90% of the CEO’s and 86% of the named executive officers’ total compensation was variable in nature and “at risk.” Our cash incentives reward strong annual financial and operational performance, while our equity program rewards strong annual financial and operational performance as well as TSR relative to other software companies over one-, two-, and three-year performance periods.

Vote Recommendation

When casting the 2015 Say-on-Pay vote, we encourage our stockholders to consider our fiscal 2015 stockholder outreach and the collective changes we have made to the executive compensation program over the last few years to more closely align the total direct compensation opportunity of the named executive officers with Autodesk's objectives of driving meaningful annual financial growth and maximizing long-term value. Accordingly, we ask our stockholders to vote “FOR” the advisory, non-binding Say-on-Pay proposal at the Annual Meeting.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADVISORY (NON-BINDING) PROPOSAL APPROVING NAMED EXECUTIVE OFFICER COMPENSATION.

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PROPOSAL FOUR - APPROVAL OF AN AMENDMENT TO THE 2012 EMPLOYEE STOCK PLAN

Background and Purpose

We provide equity compensation to our employees as an incentive to increase long-term stockholder value. Our equity program is broad-based in that all employees, where legally allowed, are eligible to receive stock grants. During fiscal 2015, approximately 39% of our eligible employees received an equity award grant.

The purposes of the 2012 Employee Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to our employees, and to promote the success of our business. We believe that equity awards should be a key part of employee compensation, that equity awards encourage employees to run the business with a focus on drivers of stockholder value, and that equity awards enable us to compete effectively for the best talent in the software industry.

We are asking you to approve the amendment to the 2012 Employee Plan to increase the number of shares reserved for issuance by 12.5 million shares. As further described below, we are seeking your approval so that we can continue to use the 2012 Employee Plan to achieve Autodesk’s employee performance, recruiting and retention goals. The Board adopted, subject to stockholder approval, the amendment to the 2012 Employee Plan on March 12, 2015. In its determination to approve the requested share increase amount, the Board considered: (1) projected future equity needs based on past equity grant practices, (2) compensation consultant advice and (3) our objective to manage our burn rate so that we stay within our Board-established burn rate limit and guidelines published by a major stockholder advisory group. See “Stock Subject to the 2012 Employee Plan” in this proposal for more information relating to the maximum amount of stock subject to the 2012 Employee Plan.

Based on the number of awards granted in each of fiscal 2013, 2014 and 2015, we believe that unless stockholders approve this amendment to the 2012 Employee Plan, shares available to grant will be depleted in the second half of fiscal 2017. If we run out of shares, it will severely diminish the viability of this important employee incentive compensation program. For example, we will no longer be able to use equity awards to attract key talent or reward and retain our critical employees. We are asking stockholders to approve the amendment so that Autodesk can continue to achieve its employee performance, recruiting, retention and incentive goals. We anticipate that if the amendment is approved, we will have sufficient shares to grant equity awards into fiscal 2019, though we may seek additional shares sooner. Since the 2012 Employee Plan was adopted by stockholders in January 2012, Autodesk received stockholder approval to increase the number of shares subject to the plan by 11.35 million shares.

The Importance of the Proposed Increase in Shares for Autodesk, our Employees and Stockholders

We believe that approval of the amendment to the 2012 Employee Plan and the continued ability to grant equity awards are critical to our sustained success. Equity compensation is essential to attracting and retaining talented employees and keeping employees motivated, particularly in the highly competitive technology industry. If the amendment is not approved at the Annual Meeting, it would seriously hamper our ability to attract and retain the talent we need and could have an adverse effect on our performance.

Equity compensation is a key component of employee compensation both at Autodesk and in our competitive labor markets, and we encourage equity ownership. Equity awards give employees the perspective of an owner with a stake in the success of Autodesk. We believe that equity awards motivate high levels of performance and provide an effective means of recognizing, rewarding and encouraging employee contributions to our success.

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Furthermore, we believe that equity awards provide an additional retention tool and align the interests of our employees with those of our stockholders by providing an incentive to increase long-term stockholder value.

The restricted stock units (“RSUs”) and performance stock units (“PSUs”) that Autodesk currently grants under the 2012 Employee Plan generally vest over three years. During fiscal 2013, 2014 and 2015, PSUs made up at least one-half of the equity awards granted to our executives (all employees at or above the vice president level) and are earned only if Autodesk achieves specific levels of operating performance and TSR relative to a software index over one-, two- and three-years. Although Autodesk has the ability to grant stock options to employees under the 2012 Employee Plan, we have not done so since October 2012. The 2012 Employee Plan allows Autodesk the flexibility to adapt its equity compensation program to meet the Company’s needs in the changing business environment in which we operate.

We believe that equity awards are an important competitive tool in the technology industry and are essential to recruiting and retaining highly qualified technical and other key personnel. We believe that we must offer competitive compensation packages in order to attract and retain people who can keep us on a course of continued success. Although higher salaries can compensate to some extent for the lack of PSUs and RSUs, we believe that over time we would be at a competitive disadvantage without the focus on success and power of retention provided by equity compensation that vests over multiple years. In recent years, our ability to offer competitive equity compensation packages was integral to hiring and retaining key performers who have been instrumental in achieving our current success. More broadly, our employee base is motivated to achieve results that drive stockholder value. We believe our equity compensation program has been critical in attracting and retaining a highly effective work force.

Significant Historical Award Information

Broad-Based Granting

Subject to local law restrictions in certain countries, all of our employees are eligible to receive equity award grants, as determined by the Board or a committee of the Board (the “Administrator”). At present, approximately 8,696 employees worldwide are eligible to receive equity incentive award grants and approximately 58% of our eligible employees worldwide hold equity incentive award grants.

Outstanding Awards and Share Pool Under All Equity Incentive Plans

The 2012 Employee Plan is the only active employee equity incentive plan under which we grant incentive equity awards, though we do grant equity awards to our non-employee directors under the 2012 Outside Directors' Stock Plan. On March 12, 2015, the Board reduced the number of shares reserved for issuance under 2012 Outside Directors' Stock Plan by 850,000 shares. Below is information regarding outstanding awards and the available share pool under the 2012 Employee Plan, the 2012 Outside Directors' Stock Plan, and all equity incentive plans (including non-employee director and terminated stock plans) in the aggregate.

(in millions, except otherwise noted)	Stock options outstanding as of January 31, 2015(1)	Weighted average exercise price for outstanding stock options as of January 31, 2015 ($)	Weighted average contractual life for outstanding stock options as of January 31, 2015 (in years)	Unreleased restricted stock units and performance stock units (at target) as of January 31, 2015	Available for grant as of January 31, 2015(2)(3)(4)
2012 Employee Plan	0.1	36.80	7.0	7.7	12.3
2012 Directors Plan(4)	—	—	—	0.1	1.2
All equity incentive plans (including non- employee director and terminated stock plans)	2.7	34.46	4.2	7.8	13.5

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____________________

(1)	The Company did not have any Stock Appreciation Rights outstanding as of January 31, 2015.
(2)	Under the 2012 Employee Plan, stock-based awards are granted from a pool of available shares, with stock options counting as 1 share and full value awards (e.g., RSUs and PSUs) counting as 1.79 shares.
(3)	The 2012 Outside Directors' Stock Plan is the only active non-employee director equity plan, but non-employee director stock options remain outstanding from a predecessor plan. Under the 2012 Outside Directors' Stock Plan, stock-based awards are granted from a pool of available shares, with stock options counting as 1 share and full value awards (e.g., RSUs) counting as 2.11 shares.
(4)	On March 12, 2015, the Board reduced the number of shares reserved for issuance under 2012 Outside Directors' Stock Plan by 850,000 shares. Amounts shown as available for grant as of January 31, 2015 reflect the March 12, 2015 reduction in shares.

Alignment of Named Executive Officer Interests with Stockholder Interests

Equity awards represented approximately 71% of the total compensation of our NEOs in fiscal 2015. Our NEOs received 7% of the shares subject to awards granted during fiscal 2015. In addition, the number of equity awards granted to each of our NEOs during fiscal 2016 is set forth in “Fiscal 2016 Equity Awards: New PSU Plan” below under “Compensation Discussion and Analysis.” No decisions have been made with respect to equity grants to any of our employees or NEOs for any future years, although all are eligible for grants.

Dilution and Stock Repurchase Program

Dilution

Autodesk recognizes the dilutive impact of our equity plans on our stockholders and continuously strives to balance this concern with the competition for talent. In its determination to approve the amendment to the 2012 Employee Plan, our Compensation Committee reviewed analyses, which included an analysis of burn rate, outstanding awards and awards available for grant. If Proposal Four is approved by our stockholders, our equity overhang (based on the outstanding equity awards, shares available for grant under our active employee equity incentive plans, and the total weighted-average number of shares outstanding (“WSO”) for the period ended January 31, 2015) will increase by 4.8%. The Board believes the potential dilution to stockholders is reasonable and sustainable relative to peer and market practices. Potential dilution to stockholders is measured by the two metrics: gross burn rate and equity overhang.

Gross Burn Rate

Gross burn rate is calculated by dividing the total number of shares subject to equity awards granted during the fiscal year by the WSO. This formula adjusts for the fungible nature of our full value shares (where each RSU or PSU granted is counted as 1.79 shares). The gross burn rate measure indicates the rate at which Autodesk is creating potential future stockholder dilution. The following table shows our gross burn rate during our last three fiscal years.

Period Ended	Total Options Granted (in millions)	Restricted Stock Units Granted (in millions) (1)	Total Performance Stock Units Granted at Target (in millions) (1)	Autodesk Gross Burn Rate
Fiscal Year Ended January 31, 2015	—	4	0.5	3.5%
Fiscal Year Ended January 31, 2014	—	3.5	0.5	3.3%
Fiscal Year Ended January 31, 2013	0.1	3.4	0.5	3.2%

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____________________

(1)	Actual number of RSUs and PSUs granted during the fiscal year, not taking into account the 1.79 fungible share counting formula.

Equity Overhang

The Board and executive officers have worked to maintain a reasonable equity overhang amount. The impact of (a) outstanding employee equity awards, plus shares available for grant under our active employee equity incentive plans, as a percentage of (b) outstanding employee equity awards, plus shares available for grant under our active employee equity incentive plans, plus the Company’s WSO during the period, which we refer to as “overhang,” provides a measure of future dilutive impact. The following table shows information regarding our overhang during our last three fiscal years.

Period Ended	Total Options Issued and Outstanding (in millions)	Total Restricted Stock and Restricted Stock Units Issued and Unreleased (in millions)	Total Performance Stock Units (at Target) Issued and Unreleased (in millions)	Shares Available for Grant (in millions)	Autodesk Overhang
Fiscal Year Ended January 31, 2015	2.7	6.8	0.9	12.3	9.1%
Fiscal Year Ended January 31, 2014	5.9	5.6	0.8	19.4	12.4%
Fiscal Year Ended January 31, 2013	18.6	4.4	0.5	11.6	13.4%

If Proposal Four is approved by our stockholders, our equity overhang (based on the outstanding equity awards, shares available for grant under our active employee equity incentive plans, and WSO for the period ended January 31, 2015) will increase by 4.8%.

Stock Repurchase Program

We maintain a policy of repurchasing stock to offset dilution from the issuance of stock under our employee stock plans and to reduce shares over time as facts and circumstances warrant. We repurchased approximately 6.9 million shares in fiscal 2015, 10.5 million shares in fiscal 2014 and 12.5 million shares in fiscal 2013. As of January 31, 2015, 14.8 million shares of Common Stock remained available for repurchase under the Board-authorized stock repurchase program.

Equity Compensation Governance Practices

The Board maintains certain policies relating to our equity compensation program. Most of these policies are not expressly part of the 2012 Employee Plan. However, they are important to understanding Autodesk’s use of equity compensation as part of our employees’ total compensation package.

Limitations on Annual Equity Grants

Our Board is committed to maintaining a reasonable annual equity grant rate. The Board maintains an annual equity award percentage limitation policy, which limits the number of shares underlying equity awards that we can grant under our equity compensation plans. This policy provides that the aggregate number of shares underlying equity awards granted pursuant to the 2012 Employee Plan on a gross burn rate basis will not exceed 4%. Awards issued in connection with business combinations, to newly appointed senior executive officers, and to non-employee directors are not included in calculating whether the 4% gross burn rate limitation has been reached, which is why the gross burn rate figures shown above are different from this limitation. In addition to these exclusions, each RSU and PSU granted is counted as 1.79 shares toward the limitation. Gross burn calculations are based on gross awards and are not net of cancellations.

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Director and Executive Equity Holding Program

We encourage our directors and executive officers to be Autodesk stockholders through participation in our equity plans and mandatory stock holding requirements. The requirement for stock holdings provides that executive officers must attain an investment position in Autodesk stock equal to a fixed number of shares that varies based on the individual’s scope of responsibilities, and directors must attain an investment position in Autodesk stock of at least 10,000 shares. The Board reviews progress against these guidelines and requirements annually and updates them as appropriate. As of March 31, 2015, all of our directors and executive officers complied with the applicable stock holding requirements. See “Executive Compensation-Compensation Discussion and Analysis” below for additional information regarding Autodesk’s stock ownership guidelines.

No In-the-Money Stock Options

Stock options may not be granted with an exercise or base price less than the fair market value, generally the closing price, of our Common Stock on the date of grant.

Prohibition Against Stock Option Repricings

By prohibiting the repricing of stock options under all of Autodesk’s equity plans, including the 2012 Employee Plan, the Board has eliminated the possibility of achieving gain from stock options unless all stockholders can benefit from the effect of an increase in stock price.

Section 162(m) Qualification

The 2012 Employee Plan is designed to allow Autodesk to grant awards that may be intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code (the “Code”), including equity awards and incentive cash bonuses. When making decisions about the amount and form of compensation paid, we consider all elements of the cost to us of providing such compensation, including the potential impact of Section 162(m). The Compensation Committee may, in its judgment, authorize awards under the 2012 Employee Plan that do not comply with an exemption from the deductibility limit under Section 162(m) when it believes such payments are appropriate to attract and retain talent.

Independent Administration

The Compensation Committee, which consists of only non-employee directors, administers the 2012 Employee Plan.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE AMENDMENT TO THE 2012 EMPLOYEE PLAN.

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Description of the 2012 Employee Plan

The following paragraphs summarize the principal features of the 2012 Employee Plan. This summary does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the 2012 Employee Plan, including the proposed amendment, which is attached hereto as Appendix A. The proposed amendment seeks to increase the number of shares of Common Stock available for issuance under the 2012 Employee Plan. Capitalized terms that are not defined in this summary have the meanings set forth in the 2012 Employee Plan.

Awards

The 2012 Employee Plan permits the grant of incentive stock options, nonqualified stock options, restricted stock, and RSUs (each individually, an “Award”), with time-based and/or performance based vesting.

Stock Subject to the 2012 Employee Plan

We are asking stockholders to approve the amendment to the 2012 Employee Plan to increase the number of shares reserved for issuance under the 2012 Employee Plan by 12.5 million. If stockholders approve the increase, the maximum aggregate number of shares of Common Stock which may be issued under the 2012 Employee Plan will be 39.05 million shares, plus that number of shares that are subject to equity awards granted under all of our expired or terminated employee equity compensation plans that were outstanding as of January 6, 2012, the effective date of the 2012 Employee Plan, and thereafter terminate, expire, lapse or are forfeited for any reason, not to exceed 6.0 million shares. The maximum aggregate total of shares of Common Stock which may be issued under the amended 2012 Employee Plan may not exceed 45.05 million shares.

Each share subject to an incentive stock option or nonqualified stock option counts against the shares authorized for issuance under the 2012 Employee Plan as one share, and each share subject to an Award of restricted stock, RSUs or PSUs counts against the shares authorized for issuance under the 2012 Employee Plan as 1.79 shares. If an Award expires or becomes unexercisable for any reason, the unpurchased or forfeited shares that were subject to the Award may be returned to the 2012 Employee Plan (unless the 2012 Employee Plan has terminated) and may become available for future grant. Each share that is subject to an Award of stock options granted under the 2012 Employee Plan that is forfeited to or repurchased by Autodesk shall count as having returned one share to the total number of shares available for future grant or sale under the 2012 Employee Plan. Each share that is subject to an Award of restricted stock, RSUs or PSUs granted under the 2012 Employee Plan that is forfeited to or repurchased by Autodesk will count as having returned 1.79 shares to the total number of shares available for future grant or sale under the 2012 Employee Plan.

Administration

The 2012 Employee Plan may be administered by the Board or a committee of the Board (the “Administrator”). Subject to the provisions of the 2012 Employee Plan, the Administrator has the authority to: (1) construe and interpret the 2012 Employee Plan and Awards granted under the plan and apply its provisions, (2) prescribe, amend or rescind rules and regulations relating to the plan, (3) select the persons to whom Awards are to be granted, (4) determine the number of shares to be made subject to each Award, (5) determine whether and to what extent Awards are to be granted, (6) determine the terms, conditions and restrictions applicable to Awards generally and to each individual Award (including the provisions of the Award agreement to be entered into between Autodesk and the participant), (7) modify or amend any outstanding Award subject to applicable legal restrictions (except that repricing of a stock option without stockholder approval is prohibited), (8) authorize any person to execute, on our behalf, any instrument required to effect the grant of an Award, (9) approve forms of Award agreement for use under the plan, (10) allow participants to satisfy withholding tax obligations by, among other things, electing to have Autodesk withhold from the shares to be issued upon exercise or vesting of an Award that number of shares having a fair market value equal to the minimum amount required to be withheld, (11) determine the fair market value of our Common Stock, (12) approve the forms of agreement for use under the plan, and (13) subject to certain limitations, take any other actions

2015 Proxy Statement 27

deemed necessary or advisable for the administration of the plan. All decisions, interpretations and other actions of the Administrator will be final and binding on all holders of Awards and on all persons deriving their rights therefrom. The Board has currently delegated to the Compensation Committee authority to grant equity awards to all employees including executive officers of Autodesk.

Eligibility to Receive Awards

The 2012 Employee Plan provides that stock options, restricted stock, RSUs and PSUs may be granted only to our employees.

Term

The 2012 Employee Plan will expire on June 30, 2022.

No Repricing

The 2012 Employee Plan prohibits repricing of stock options, including by way of an exchange for Awards with a lower exercise price, a different type of Award, cash, or a combination thereof, without stockholder approval.

Terms and Conditions of Stock Options

Each stock option granted under the 2012 Employee Plan is evidenced by a written or electronic stock option agreement between the optionee and Autodesk and is subject to the following terms and conditions:

●

Section 162(m) Share Limit for Stock Options. So that it is possible for stock options to qualify as “performance-based compensation” under Section 162(m) of the Code, no participant may be granted stock options to purchase more than 1,500,000 shares in any fiscal year, except that stock options to purchase up to 3,000,000 shares may be granted in a participant’s first fiscal year of service.

●

Exercise Price. The Administrator sets the exercise price of the shares subject to each stock option, provided that the exercise price cannot be less than 100% of the fair market value of our Common Stock on the stock option grant date. In addition, the exercise price of an incentive stock option must be at least 110% of fair market value if, on the grant date, the participant owns stock possessing more than 10% of the total combined voting power of all classes of stock of Autodesk or any of its subsidiaries (a “10% Stockholder”).

●

Form of Consideration. The means of payment for shares issued upon exercise of a stock option is specified in each stock option agreement. Payment generally may be made by cash, check, other shares of Autodesk’s Common Stock owned by the optionee, delivery of a properly executed notice with such other documentation as the Administrator and broker may require and the sale proceeds required to pay the exercise price, or by a combination of the foregoing.

●

Exercise of the Stock Option. Each stock option agreement will specify the term of the stock option and the date the stock option is to become exercisable. No stock option granted under the 2012 Employee Plan may be exercised more than ten (10) years after the date of grant. Incentive stock options granted to a 10% Stockholder will have a term of no more than five (5) years from the date of grant.

●

Termination of Employment. If an optionee’s employment terminates for any reason (other than death or permanent disability), all vested stock options held by such optionee under the 2012 Employee Plan expire upon the earlier of (i) such period of time as is set forth in the applicable stock option agreement(s), which Autodesk currently sets at between three and twelve months, or (ii) the expiration date of the stock options.

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●

Permanent Disability. If an optionee is unable to continue employment as a result of permanent and total disability (as defined in the Code), all vested stock options held by such optionee under the 2012 Employee Plan expire upon the earlier of (i) twelve months after the date of termination of the optionee’s employment, or (ii) the expiration date(s) of the stock options.

●

Death. If an optionee dies while employed by us, all stock options held by such optionee under the 2012 Employee Plan expire upon the earlier of (i) twelve months after the optionee’s death, or (ii) the expiration date(s) of the stock options. The executor or other legal representative of the optionee may exercise all or part of the optionee’s stock options at any time before such expiration.

●

ISO Limitation. If the aggregate fair market value of all shares subject to an optionee’s incentive stock options that are exercisable for the first time during any calendar year exceeds $100,000, the excess stock options will be treated as nonqualified stock options.

Term and Conditions of Restricted Stock. Each Award of restricted stock granted under the 2012 Employee Plan is evidenced by a written or electronic restricted stock agreement between the participant and Autodesk and is subject to the following terms and conditions:

●

Section 162(m) Share Limit for Restricted Stock. So that it is possible for Awards of restricted stock to qualify as “performance-based compensation” under Section 162(m) of the Code, no participant may be granted more than 750,000 shares of restricted stock (and/or RSUs) in any fiscal year, except that up to 1,500,000 shares of restricted stock (and/or RSUs) may be granted in a participant’s first fiscal year of service.

●

Vesting and Other Restrictions. In determining whether to make an Award of restricted stock, and/or the appropriate vesting schedule for any such Award, the Administrator may impose any conditions to vesting it deems appropriate. However, if the Administrator desires that the Award qualify as “performance-based compensation” under Section 162(m) of the Code, any restrictions will be based on a specified list of performance goals (see “Performance Goals” below for more information). The performance goals may be applied on a company-wide, business unit, industry group or individual basis, as deemed appropriate in light of the participant’s specific responsibilities. Such performance goals may also be applied to Awards that are not intended to comply with Section 162(m) of the Code.

●

Stockholder Rights. A holder of restricted stock will have the full voting rights of a holder of Common Stock, unless determined otherwise by the Administrator. A holder of restricted stock also generally will be entitled to receive all dividends and other distributions paid with respect to shares of Common Stock unless otherwise provided in the Award agreement. Such dividends and distributions generally will be subject to the same vesting criteria as the shares of restricted stock upon which the dividends or distributions are paid.

Performance Goals

The Administrator, in its discretion, may make performance goals applicable to a participant with respect to an Award. As provided under the 2012 Employee Plan, at the Administrator’s discretion, performance goals with respect to awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code may be based on one or more of the following business criteria:

●	Earnings per share
●	Net income
●	Operating margins
●	Revenue
●	Total stockholder return
●	Recurring revenue (including annualized)

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●	Bookings
●	Billings
●	Number of customers
●	Objective customer indicators
●	Expenses
●	Cost reduction goals
●	Economic value added
●	Cash flow (including operating cash flow or free cash flow)
●	Cash flow per share
●	Sales or revenue targets, including product or product family targets

Any criteria used may be measured, as applicable (1) on a pro forma basis (as defined in the 2012 Employee Plan), (2) in absolute terms, (3) in relative terms (including, but not limited to, the passage of time and/or against another company or companies or financial metrics), (4) on a per-share and/or share per capita basis, (5) against the performance of Autodesk as a whole or particular segments, business units, industry groups or products of Autodesk, and/or (6) on a pre-tax or after-tax basis.

By granting Awards that vest upon achievement of business objectives, the Administrator may be able to preserve Autodesk’s deduction for certain compensation in excess of $1,000,000. Section 162(m) of the Code limits Autodesk’s ability to deduct annual compensation paid to our Chief Executive Officer and other “covered employees” as determined under Section 162(m) of the Code and applicable guidance to $1,000,000 per individual. However, Autodesk can preserve the deductibility of certain compensation in excess of $1,000,000 if the conditions of Section 162(m) of the Code are met. These conditions include stockholder approval of the 2012 Employee Plan, setting limits on the number of Awards that any individual may receive, and for Awards other than stock options, establishing performance criteria that must be met before the Award actually will vest or be paid. The performance goals listed above, as well as the per person limits on shares covered by Awards, may permit the Administrator to grant Awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m) of the Code, thereby permitting Autodesk to receive a federal income tax deduction in connection with such Awards. The Administrator has the ability to grant awards that do not satisfy the conditions of Section 162(m) and may do so when, in its judgment, it is appropriate to attract and retain talent.

Leave of Absence

In the event that an employee goes on a leave of absence approved by the Administrator, Award vesting will continue during such leave, except as required by law or as otherwise determined by the Administrator.

Non-Transferability of Awards

Unless otherwise determined by the Administrator, an Award granted under the 2012 Employee Plan may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution, and during the lifetime of the recipient, an Award may be exercised, only by the recipient. If the Administrator makes an Award transferable, that Award will contain such additional terms and conditions as the Administrator deems appropriate. No Award may be transferred for value.

Adjustments Upon Changes in Capitalization

In the event our capital stock is changed by reason of any stock split, reverse stock split, stock dividend, combination or reclassification of our Common Stock or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by us, appropriate proportional adjustments will be made in the number of shares subject to the 2012 Employee Plan, the individual fiscal year limits applicable to Awards, the number of shares of stock subject to any Award outstanding under the 2012 Employee Plan, and the exercise price of any such outstanding option. Any such adjustment will be made by the Administrator, whose determination will be conclusive.

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Dissolution or Liquidation

In the event of a proposed dissolution or liquidation of Autodesk, the Administrator is required to provide notice to each participant as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may permit a participant to exercise his or her Award until ten (10) days prior to such transaction. In addition, the Administrator may provide that any Company repurchase option or forfeiture rights applicable to any Award will lapse in full, and that any Award vesting will fully accelerate, if the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent they have not been previously exercised, all outstanding Awards will terminate immediately prior to the consummation of such proposed dissolution or liquidation.

Change of Control

In the event of a change of control, the successor corporation (or its parent or subsidiary) is required to assume or substitute each outstanding Award. If the successor corporation refuses to assume the Awards or to substitute equivalent Awards, such stock options, restricted stock and RSUs, will become 100% vested, all restrictions on restricted stock will lapse, and all performance goals or other vesting criteria with respect to Awards with performance-based vesting will be deemed achieved at 100% target levels and all other terms and conditions met. In such event, the Administrator is required to provide notice to each participant that each stock option subject to exercise is fully exercisable for fifteen days from the date of such notice and will terminate upon expiration of such period.

Amendment, Suspensions and Termination of the 2012 Employee Plan

Autodesk’s Board may at any time amend, alter, suspend or terminate the 2012 Employee Plan. However, to the extent necessary and desirable to comply with any Applicable Law, Autodesk will obtain stockholder approval of any amendment in such a manner and to such a degree as required. In addition, as noted above under the section entitled “No Repricing,” stock options may not be repriced without stockholder approval.

New Plan Benefits

The number of future Awards (if any) that an employee may receive under the 2012 Employee Plan is in the discretion of the Administrator and therefore cannot be determined in advance. The number of equity awards granted to each of our NEOs during the last fiscal year is set forth below under “Grants of Plan-Based Awards in Fiscal 2015.” In addition, the number of equity awards granted to each of our NEOs during fiscal 2016 is set forth in “Fiscal 2016 Equity Awards: New PSU Plan” below under “Compensation Discussion and Analysis.” The number of equity awards granted in the future may be different from the numbers granted in fiscal 2015 and fiscal 2016. Non-employee directors are not eligible to participate in the 2012 Employee Plan. During fiscal 2015, non-NEO employees as a group were granted 4.2 million shares subject to RSUs and PSUs (at target). The closing price for shares of Common Stock on January 30, 2015 was $54.01.

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Options Granted to Certain Persons

The aggregate number of shares of Common Stock subject to options granted to our NEOs and the other individuals and groups indicated under the 2012 Employee Plan since its inception through January 31, 2015 is reflected in the table below:

Name and Position	Stock Options Granted
Carl Bass
President and Chief Executive Officer	—
R. Scott Herren,
Senior Vice President and Chief Financial Officer	—
Jan Becker
Senior Vice President, Human Resources and Corporate Real Estate	—
Steven M. Blum
Senior Vice President, Worldwide Sales and Services	—
Pascal W. Di Fronzo
Senior Vice President, General Counsel and Secretary	—
Mark J. Hawkins,
Former Chief Financial Officer	—
Current Named Executive Officer Group (including named executive officers list above)	—
Non- Executive Director Group	—
Current and Former Employee Group other than Current Named Executive Officer Group	140,700

Our executive officers have an interest in Proposal Four because they are eligible to receive Awards under the 2012 Employee Plan.

Equity Compensation Plan Information

The following table summarizes the number of outstanding options granted to employees and directors, as well as the number of securities remaining available for future issuance under our equity compensation plans, as of January 31, 2015:

	(a)	(b)	(c)
Number of securities remaining
available for future issuance
	Number of securities	Weighted-average	under equity compensation
	to be issued upon	exercise price of	plans (excluding securities
	exercise of	outstanding	reflected in column (a)) (in
Plan category	outstanding options	options	millions)
Equity compensation plans approved by security
holders	10.5	34.46	55.0	(1)(2)
Total	10.5		55.0
____________________
(1)	Included in this amount are 40.7 million securities available for future issuance under Autodesk’s ESP Plan.
(2)	Amounts do not reflect the March 12, 2015 reduction of 850,000 shares available for grant under the 2012 Outside Directors Stock Plan.

Federal Tax Aspects

The following paragraphs summarize the material U.S. federal income tax consequences associated with Awards granted under the 2012 Employee Plan. The summary is based on existing U.S. laws and regulations, and there can be no assurance that those laws and regulations will not change in the future. The summary does not purport to be complete and does not discuss the tax consequences upon a participant’s death, or the provisions of the income tax laws of any municipality, state or foreign country in which the participant may reside. As a result, tax consequences for any particular participant may vary based on individual circumstances.

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Nonqualified Stock Options

No taxable income is recognized when a nonqualified stock option is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares of Common Stock on the exercise date over the exercise price. Any additional gain or loss recognized upon later disposition of the shares of Common Stock will be taxed as capital gain or loss.

Incentive Stock Options

No taxable income is recognized when an incentive stock option is granted or exercised (except for purposes of the alternative minimum tax, in which case taxation is the same as for nonqualified stock options). If the participant exercises the option and then later sells or otherwise disposes of the shares of Common Stock more than two years after the grant date and more than one year after the exercise date, the difference between the sale price and the exercise price will be taxed as capital gain or loss. If the participant exercises the option and then later sells or otherwise disposes of the shares of Common Stock before the end of the two- or one-year holding periods described above, he or she generally will have ordinary income at the time of the sale equal to the fair market value of the shares of Common Stock on the exercise date (or the sale price, if less) minus the exercise price of the option. Any additional gain or loss will be taxed as capital gain or loss.

Restricted Stock and Restricted Stock Units

A participant generally will not have taxable income upon grant of restricted stock or RSUs. Instead, generally the participant will recognize ordinary income at the time of vesting equal to the fair market value of the shares on that date or the cash received, minus any amount paid. For restricted stock only, a participant instead may elect to be taxed at the time of grant.

Section 409A

Section 409A of the Code provides certain requirements for non-qualified deferred compensation arrangements with respect to an individual’s deferral and distribution elections and permissible distribution events. Awards granted under the 2012 Employee Plan with a deferral feature will be subject to the requirements of Section 409A of the Code. If an award is subject to and fails to satisfy the requirements of Section 409A of the Code, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be before the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% tax on compensation recognized as ordinary income, as well as interest on such deferred compensation.

Tax Effect for Autodesk

Autodesk generally will be entitled to a tax deduction in connection with an award under the 2012 Employee Plan in an amount equal to the ordinary income realized by a participant at the time the participant recognizes such income (for example, the exercise of a nonqualified stock option). As discussed above, special rules limit the deductibility of compensation paid to our Chief Executive Officer and other “covered employees” as determined under Section 162(m) of the Code and applicable guidance. However, the 2012 Employee Plan has been designed to permit, but not require, the Administrator to equity awards that qualify as “performance-based compensation” under Section 162(m) of the Code, thereby permitting Autodesk to receive a federal income tax deduction in connection with such awards. Time-based RSUs do not vest based on the attainment of performance goals, so our federal income tax deduction with respect to grants of RSUs to “covered employees” will be limited.

For more information about equity compensation plans approved by our stockholders, please see “Executive Compensation-Equity Compensation Plan Information.”

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CORPORATE GOVERNANCE

Autodesk is committed to the highest standards of corporate ethics and diligent compliance with financial accounting and reporting rules. Our Board provides independent leadership in the exercise of its responsibilities. Our executive officers oversee a strong system of internal controls and compliance with corporate policies and applicable laws and regulations. Our employees operate in a climate of responsibility, candor and integrity.

Corporate Governance Guidelines; Code of Business Conduct and Ethics

We believe the highest standards of corporate governance and business conduct are essential to running our business efficiently, serving our stockholders well, and maintaining our integrity in the marketplace. Over the years, we have devoted substantial attention to the subject of corporate governance and have developed Corporate Governance Guidelines (the “Guidelines”). The Guidelines set forth the principles that guide our Board's exercise of its responsibility to oversee corporate governance, maintain its independence, evaluate its own performance and the performance of our executive officers, and set corporate strategy.

The Board first adopted the Guidelines in December 1995 and has refined them periodically since. For example, in March 2007, the Board amended the Guidelines to provide for majority voting in director elections, except for contested elections. The 2007 amendments also required each director to submit a resignation that will take effect if such director fails to receive a majority vote in any subsequent election and the Board accepts the resignation. In March 2009, the Board amended the Guidelines to provide for a non-executive Chairman of the Board. In March 2010, the Board amended the Guidelines to, among other things, clearly outline the Board's responsibility for overseeing Autodesk's risk management. In December 2011, the Board amended the Guidelines to address changes in a director's occupation, among other things. The Guidelines are available on our website at www.autodesk.com under “Investor Relations-Corporate Governance.”

In addition, we have adopted a Code of Business Conduct for directors and employees, and a Code of Ethics for Senior Executive and Financial Officers, including our principal executive officer, principal financial officer, principal accounting officer, all senior vice presidents, and all individuals reporting to our principal financial officer, to ensure that our business is conducted in a consistently legal and ethical manner. Our current Code of Business Conduct and Code of Ethics for Senior Executive and Financial Officers are available on our website at www.autodesk.com under “Investor Relations-Corporate Governance.” We will post on this section of our website any amendment to our Code of Business Conduct or Code of Ethics for Senior Executive and Financial Officers, as well as any waivers of these Codes that are required to be disclosed by the rules of the SEC or The NASDAQ Global Select Market (“NASDAQ”).

Stock Ownership Guidelines

The Board believes directors and executive officers should have a meaningful financial stake in the Company in order to further align their interests with the Company’s stockholders. To that end, the Board has adopted mandatory ownership guidelines for the directors and executive officers. The stock ownership guidelines provide that, within a four-year period, executive officers must attain an investment position in Autodesk stock equal to a fixed number of shares, depending on the individual’s scope of responsibilities, and directors must attain an investment position in Autodesk stock of at least 10,000 shares. The Board reviews progress against these guidelines and requirements annually and updates them as appropriate. See “Executive Compensation—Compensation Discussion and Analysis” on page 39 for additional information regarding Autodesk's stock ownership guidelines.

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Independence of the Board

As required by applicable NASDAQ listing standards, a majority of the members of our Board qualify as “independent.” The Board has determined that, with the exception of Carl Bass, our President and Chief Executive Officer, all of its members are “independent directors” as that term is defined by applicable NASDAQ listing standards. That definition includes a series of objective tests, including that the director is not an employee of the company and has not engaged in various types of business dealings with the company. In addition, as further required by applicable NASDAQ listing standards, the Board has made a subjective determination as to each independent director that no relationships exist that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making its independence determinations, the Board considered that Messrs. Smith and Georgens are executive officers at entities that have arms-length, ordinary course commercial relationships with Autodesk and that amounts paid or received by those entities for products or services in fiscal 2015 were not material. The Board determined that the foregoing relationships would not interfere with the exercise of independent judgment by Messrs. Smith and Georgens in carrying out their responsibilities as directors.

The independent directors meet regularly in executive session, without executive officers present, as part of the quarterly meeting procedure.

Board Meetings and Board Committees

The Board held a total of four meetings (including regularly scheduled and special meetings) during fiscal 2015. Each director attended at least 75% of the total number of meetings of the Board and committees of which he or she is a member during fiscal 2015. The Board currently has three standing committees: an Audit Committee, a Compensation and Human Resources Committee, and a Corporate Governance and Nominating Committee. Each committee has adopted a written charter approved by the Board. All three charters are available on Autodesk's website at www.autodesk.com under “Investor Relations-Corporate Governance.”

Audit Committee

The Audit Committee, which has been established in accordance with Section 3(a)(58)(A) of the Exchange Act, currently consists of Lorrie M. Norrington (Chair), J. Hallam Dawson, Betsy Rafael and Steven M. West, each of whom is “independent” as such term is defined for audit committee members by applicable NASDAQ listing standards. The Board has determined that each member of the Audit Committee is an “audit committee financial expert” as defined in the rules of the SEC.

The Audit Committee held 13 meetings during fiscal 2015.

See “Report of the Audit Committee of the Board of Directors” on page 72 for more information regarding the functions of the Audit Committee.

Compensation and Human Resources Committee

The Compensation and Human Resources Committee currently consists of Mary T. McDowell (Chair), Thomas Georgens and Stacy J. Smith, each of whom qualifies as independent for compensation committee purposes under applicable NASDAQ listing standards, the requirements of Section 162(m) of the Code, and SEC Rule 16b-3.

The Compensation and Human Resources Committee reviews compensation and benefits for our executive officers and has authority to grant stock options, RSUs and PSUs to executive officers and non-executive employees under our stock plans. As non-employee directors, the members of the Compensation and Human Resources Committee are not eligible to participate in

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Autodesk’s discretionary employee stock programs. RSUs are granted automatically to non-employee directors under the non-discretionary 2012 Outside Directors' Stock Plan.

See “Executive Compensation-Compensation Discussion and Analysis” on page 39 for a description of Autodesk's processes and procedures for determining executive compensation. The Compensation and Human Resources Committee may form and delegate authority to subcommittees when appropriate.

The Compensation and Human Resources Committee held seven meetings during fiscal 2015.

The “Report of the Compensation Committee” is included in this Proxy Statement on page 56.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee currently consists of Per-Kristian Halvorsen (Chair) and Crawford W. Beveridge, each of whom qualifies as an independent director under applicable NASDAQ listing standards.

The Corporate Governance and Nominating Committee is responsible for developing general criteria regarding the qualifications and selection of members of the Board, and for recommending candidates for election to the Board. The Corporate Governance and Nominating Committee also is responsible for developing overall governance guidelines, overseeing the performance of the Board, and reviewing and making recommendations regarding director composition and the mandates of Board committees. The Corporate Governance and Nominating Committee will consider recommendations of candidates for the Board submitted by Autodesk stockholders. For more information, see “Corporate Governance-Nominating Process for Recommending Candidates for Election to the Board” on page 37.

The Corporate Governance and Nominating Committee held four meetings during fiscal 2015.

Board Leadership Structure

Our Corporate Governance Guidelines direct the Board to fill the Chairman of the Board and Chief Executive Officer positions after considering a number of factors, including the current size of our business, composition of the Board, current candidates for such positions, and our succession planning goals. Currently, we separate the positions of Chief Executive Officer and non-executive Chairman of the Board. Since March 2009, Mr. Beveridge, who previously served as our Lead Director, has served as our non-executive Chairman. Our Corporate Governance Guidelines also provide that, in the event the Chairman of the Board is not an independent director, the Board must elect a “Lead Independent Director.” The responsibilities of the Chairman of the Board or the Lead Independent Director include setting the agenda for each meeting of the Board, in consultation with the Chief Executive Officer; presiding at executive sessions; and facilitating communication with the Board, executive officers and stockholders.

Separating the positions of Chief Executive Officer and Chairman of the Board allows our President and Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman of the Board to lead the Board in its fundamental role of providing independent advice to, and oversight of, management. The Board believes that having an independent director serve as Chairman is the appropriate leadership structure for Autodesk at this time and demonstrates our commitment to good corporate governance.

In addition, as described above, our Board has three standing committees, consisting entirely of independent directors. The Board delegates substantial responsibility to these committees, which report their activities and actions back to the full Board. We believe having independent committees with independent chairpersons is an important aspect of the leadership structure of our Board.

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Risk Oversight

Our Board, as a whole and through its committees, is responsible for the oversight of risk management. Our executive officers are responsible for the day-to-day management of the material risks Autodesk faces. In its oversight role, our Board must satisfy itself that the risk management processes designed and implemented by our executive officers are adequate and functioning as designed. The involvement of the full Board in setting our business strategy at least annually is a key part of its oversight of risk management, its consideration of our executive officers' appetite for risk, and its determination of what constitutes an appropriate level of risk. The full Board receives updates from our executive officers and outside advisers regarding certain risks Autodesk faces, including litigation, corporate governance best practices and various operating risks.

In addition, each Board committee oversees certain aspects of risk management. For example, our Audit Committee is responsible for overseeing the management of risks associated with Autodesk's financial reporting, accounting and auditing matters; our Compensation and Human Resources Committee oversees our executive officer succession planning and risks associated with our compensation policies and programs; and our Corporate Governance and Nominating Committee oversees the management of risks associated with director independence, conflicts of interest, composition and organization of our Board, and director succession planning. Board committees report their findings to the full Board.

Senior executive officers attend all meetings of the Board and its standing committees and are available to address any questions or concerns raised by the Board regarding risk management and any other matters. Annually, the Board holds strategic planning sessions with senior executive officers to discuss strategies, key challenges, and risks and opportunities for Autodesk.

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation and Human Resources Committee are Mary T. McDowell, Thomas Georgens and Stacy J. Smith. No director who served as a member of the Compensation and Human Resources Committee during fiscal 2015 is or was formerly an officer or employee of Autodesk or any of its subsidiaries. No interlocking relationship exists between any director who served as a member of the Compensation and Human Resources Committee during fiscal 2015 and the compensation committee of any other company, nor has any such interlocking relationship existed in the past.

Nominating Process for Recommending Candidates for Election to the Board

The Corporate Governance and Nominating Committee is responsible for, among other things, determining the criteria for membership on the Board and recommending candidates for election to the Board. It is the policy of the Corporate Governance and Nominating Committee to consider recommendations for candidates to the Board from stockholders. Stockholder recommendations for candidates to the Board must be directed in writing to Autodesk, Inc., 111 McInnis Parkway, San Rafael, California 94903, Attention: General Counsel, and must include the candidate's name, home and business contact information, detailed biographical data and qualifications; information regarding any relationships between the candidate and Autodesk within the last three years; and evidence that the nominating person owns Autodesk stock.

The Corporate Governance and Nominating Committee’s criteria and process for evaluating and identifying the candidates that it selects, or recommends to the full Board for selection, as director nominees are as follows:

●	The Corporate Governance and Nominating Committee regularly reviews the current composition and size of the Board.
●	The Corporate Governance and Nominating Committee oversees an annual evaluation of the performance of the Board as a whole and evaluates the performance of individual members of the Board eligible for re-election at the annual meeting of stockholders.
●	In its evaluation of director candidates, including the members of the Board eligible for re-election, the Corporate Governance and Nominating Committee seeks to achieve a balance of knowledge, experience and capability on the Board.

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The Corporate Governance and Nominating Committee considers: (1) the current size and composition of the Board and the needs of the Board and its committees; (2) such factors as character, judgment, diversity, age, expertise, business experience, length of service, independence, and other commitments; (3) relationships between directors and Autodesk's customers and suppliers; and (4) such other factors as the Committee may consider appropriate.
●	While the Corporate Governance and Nominating Committee has not established specific minimum qualifications for director candidates, the Corporate Governance and Nominating Committee believes that candidates and nominees must reflect a Board that comprises directors who (1) are predominantly independent; (2) have high integrity; (3) have broad, business-related knowledge and experience at the policy-making level in business or technology, including their understanding of the software industry and Autodesk's business in particular; (4) have qualifications that will increase overall Board effectiveness; (5) have varied and divergent experiences, viewpoints and backgrounds; and (6) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to audit committee members.
●	With regard to candidates who are properly recommended by stockholders or by other means, the Corporate Governance and Nominating Committee will review the qualifications of any such candidate, which review may, in the Corporate Governance and Nominating Committee’s discretion, include interviewing references, direct interviews with the candidate, or other actions the Corporate Governance and Nominating Committee deems necessary or proper.
●	The Corporate Governance and Nominating Committee has the authority to retain and terminate any third-party search firm to identify director candidates, and has the authority to approve the fees and retention terms of such search firm.
●	The Corporate Governance and Nominating Committee will apply these same principles when evaluating Board candidates who may be elected initially by the full Board to fill vacancies or to add additional directors prior to the annual meeting of stockholders at which directors are elected.
●	After completing its review and evaluation of director candidates, the Corporate Governance and Nominating Committee selects, or recommends to the full Board for selection, the director nominees.

The Corporate Governance and Nominating Committee does not have a formal written policy with regard to the consideration of diversity in identifying director nominees. However, as discussed above, diversity is one of the numerous criteria the Corporate Governance and Nominating Committee reviews before recommending a candidate.

Attendance at Annual Stockholders Meetings by Directors

Autodesk does not have a formal policy regarding attendance by members of the Board at the Annual Meeting of Stockholders. Directors are encouraged, but not required, to attend. All of our directors then serving attended the 2014 Annual Meeting of Stockholders.

Contacting the Board

Communications from stockholders to the non-employee directors should be addressed to the non-executive Chairman as follows: Autodesk, Inc., c/o General Counsel, 111 McInnis Parkway, San Rafael, California 94903, Attention: Non-Executive Chairman.

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Throughout this proxy statement, the individuals included in the Summary Compensation Table on page 56 are referred to as our “named executive officers” or “NEOs”. For fiscal 2015, our NEOs were:

●	Carl Bass, Chief Executive Officer and President;
●	R. Scott Herren, Senior Vice President and Chief Financial Officer;
●	Jan Becker, Senior Vice President, Human Resources and Corporate Real Estate;
●	Steven M. Blum, Senior Vice President, Worldwide Sales and Services; and
●	Pascal W. Di Fronzo, Senior Vice President, General Counsel and Secretary.

Mark Hawkins, our former Chief Financial Officer who resigned from the Company effective July 31, 2014, also is a NEO. Following Mr. Hawkins’ resignation, Mr. Bass assumed the position of interim Chief Financial Officer until Mr. Herren joined the Company as Chief Financial Officer on November 1, 2014.

The information in this discussion provides perspective and narrative analysis relating to, and should be read along with, the executive compensation tables beginning on page 56.

Executive Summary

Fiscal 2015 Business Summary

The software industry is undergoing a transition from the personal computer to cloud, social, and mobile computing. In fiscal 2015 our executive officers continued to successfully implement the strategic transition of our business model announced the year prior. Autodesk accelerated its move to the cloud and expanded its flexible product license offerings. Autodesk introduced Desktop Subscription (formerly known as rental) for a broader range of our product portfolio, expanded our new token-based (consumption-based) licensing program to more enterprise customers, and continued to expand our industry leading cloud based offerings. These offerings are designed to give our customers even more value and flexibility to use our products, and also to attract new types of customers, such as project-based users and small businesses that have more variable needs. Further, to support our transition, Autodesk announced that it is discontinuing licensing upgrades after fiscal 2015 and, on February 4, 2015, Autodesk also announced that new commercial seats of most standalone software products will be available only by desktop subscription beginning February 1, 2016. Collectively, these measures helped increase many of our performance metrics including billings, deferred revenue, and subscriptions, which will result in more predictable and ratable revenue over time.

By design, implementing the business model transition resulted in an increase in deferred revenue that otherwise would have been recognized in fiscal 2015; this had a negative impact on both operating margin and earnings per share in fiscal 2015. Despite these impacts and the ongoing work of transitioning our business model, Autodesk delivered solid financial results relative to initial targets. The following summarizes the relevant performance factors considered by the Compensation and Human Resources Committee (the “Committee”) in reaching its decisions regarding pay for the NEOs for fiscal 2015.

●	The stock price was $54.01 per share on January 31, 2015, compared to $51.25 per share on January 31, 2014. Our Total Stockholder Return (“TSR”) for the year was 5%, and our 5-year compounded annual stock price growth was 17.8%.
●	Billings increased 18.1% in fiscal 2015, compared to the prior year.
●	Subscriptions were 2.23 million at the end of fiscal 2015, an increase of 21%, compared to 1.8 million at the end of fiscal 2014.
●	Total deferred revenue was a record $1.16 billion at the end of the fiscal 2015, an increase of 28%, compared to $900.6 million at the end of fiscal 2014.
●	Revenue was $2.5 billion, an increase of 10%, compared to $2.3 billion in fiscal 2014.
●	Cash flow from operating activities was $708.1 million, an increase of 26%, compared to $563.5 million in fiscal 2014.
●	GAAP operating margin was 5%, compared to 13% fiscal 2014.
●	Non-GAAP operating margin was 15%, compared to 22% in fiscal 2014.*

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●	GAAP diluted earnings per share was $0.35, compared to $1.00 in fiscal 2014.
●	Non-GAAP diluted earnings per share was $1.17, compared to $1.68 in fiscal 2014.*

* A reconciliation of GAAP to non-GAAP financial measures and other related information is available on pages 50 and 51 of Autodesk’s Annual Report on Form 10-K for the fiscal year ended January 31, 2015.

Say-on-Pay Results and Stockholder Outreach

Autodesk and the Committee value the input of our stockholders. In 2014, 88% of the votes cast on our Say-on-Pay proposal were favorable, which was a 23 percentage point increase over the prior year. In fiscal 2015, Autodesk reached out to stockholders, representing over 60% of the outstanding Common Stock. Based on these discussions, the Committee believes the increased support was due primarily to the collective changes it made to Autodesk’s executive compensation program over the past few years, and the increased alignment between our CEO pay and Autodesk performance. The Committee generally found that our stockholders were supportive of the design changes that we have made and provided us helpful input regarding various aspects of our compensation design and disclosure. The Committee carefully considered this feedback as part of its ongoing review of our executive compensation program.

Executive Compensation Policies and Practices

Autodesk’s executive compensation program is designed to attract, motivate, and retain talented executives and to provide a sensible framework that is tied to Company performance and long-term strategic goals as well as individual performance. The general compensation objectives are to:

●	Motivate executive officers to achieve business and financial goals;
●	Balance rewards for short- and long-term performance;
●	Align rewards with stockholder value creation; and
●	Recruit and retain the highest caliber of executives through competitive rewards.

Autodesk’s executive compensation objectives are supported by policies and strong governance practices that align executives’ interests with the interests of our stockholders. Over the last few years, the Committee has made a number of changes to enhance our compensation program. Some of the program’s strongest features are summarized below.

●

Emphasis on variable, “at risk” compensation: On average, 86% of the NEOs’ and 90% of the CEO’s fiscal 2015 total compensation was variable, “at risk,” and aligned with Company performance. A significant component of our variable compensation was delivered in equity. In fiscal 2015, 60% of the equity grants for our CEO and 50% of the equity grants for our NEOs was performance based. These grants will vest based on the achievement of financial objectives and our TSR relative to the S&P Computer Software Select Index (“Relative TSR”) over one-, two-, and three-year performance periods.

●	Long-term performance orientation: On average, 71% of the NEOs’ and 77% of the CEO’s fiscal 2015 total compensation was dependent on Autodesk’s long-term performance.
●

Performance metrics that drive the business model transition: In fiscal 2015, we incorporated billings and subscriptions (or, in the case of the CEO, billings, subscriptions and deferred revenue) into the executive officer cash incentives, and billings, subscriptions and Relative TSR into executive officer Performance stock units (“PSUs”). The new metrics were specifically design to reflect drivers of success in our business model transition.

●	Representative peer group: On an annual basis, we use a peer group that reflects comparable size-relevant companies in industries where we compete for talent.
●

Clawback policy: Our clawback policy allows the Board to recover cash incentive-based compensation if an executive officer has engaged in fraudulent or intentional misconduct and the misconduct caused the material restatement of our financial statements.

●	Significant stock ownership requirements: Executives are subject to mandatory stock ownership guidelines that are monitored on an annual basis.
●

Double-trigger change in control arrangements with no excise tax gross-up: Our change in control program for executive officers provides payments and benefits only in the event of a qualifying termination of employment following a change in control. Executive officers are not provided with any tax reimbursements or “gross-ups” under this program.

●	Hedging prohibition: Company policy prohibits employees and directors from engaging in hedging transactions involving Autodesk stock.

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●

Effective risk management: We employ a strong risk management program with specific responsibilities assigned to management, the Board, and the Board’s committees. Each year, the Committee evaluates Autodesk’s compensation-related risk profile and has concluded that our fiscal 2015 compensation policies and practices did not create risks that were reasonably likely to have a material adverse effect on Autodesk.

●	Option re-pricing prohibition: Autodesk is prohibited from re-pricing any outstanding options to purchase shares of Common Stock without express stockholder approval.
●

No executive benefits and limited perquisites: Generally, executive officers are not provided material benefits or special considerations that are not provided to other employees. However, the Committee can offer executive officers benefits or other perquisites when they are either competitively prudent or in Autodesk’s best interest.

●

Independent compensation committee and consultant: During fiscal 2015, the Committee engaged Exequity LLP to assist with analysis and review of Autodesk’s NEO compensation. Exequity also advised the Committee on compensation philosophy, program design, metrics, compensation trends, peer data, and disclosure.

Alignment of Executive Compensation and Corporate Performance

Each March, the Committee makes compensation decisions for the NEOs based on Autodesk’s performance and each executive’s individual performance for the just-completed fiscal year. Specifically, as described in more detail below, the Committee sets base salaries for the fiscal year in progress and compares performance targets established in prior years with actual performance to fix the appropriate annual bonus awards and vesting of PSUs. To evaluate the alignment of pay and performance, it is necessary to compare the compensation decisions made in one year with the performance of the prior fiscal year, as illustrated by the following table:

Fiscal Year	Performance Period	Timing of Related Committee Decisions
Fiscal 2015	February 1, 2014, to January 31, 2015	March 2015
Fiscal 2014	February 1, 2013, to January 31, 2014	March 2014

Because of this decision-making cycle, the Summary Compensation Table does not truly represent our pay-for-performance linkage. For example, in March 2015, the Committee made decisions about long-term incentive compensation awards for the CEO based on both Autodesk’s and his individual performance during the period from February 1, 2014, through January 31, 2015 (fiscal 2015). Since these decisions were made during fiscal 2016, the amounts awarded will begin to appear in next year’s Summary Compensation Table; in accordance with Securities and Exchange Commission disclosure rules, they do not appear in the fiscal 2015 Summary Compensation Table in this Proxy Statement; they will begin to appear in next year’s Summary Compensation Table.

To illustrate the correlation between the Committee’s pay decisions and Autodesk performance, the chart and table below display the multi-year relationship between the CEO’s total compensation, the Company’s TSR, and the percentage of achievement against annual incentive compensation targets.

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(1)	TSR shown in boxes is calculated by comparing year-over-year changes in the closing price of Autodesk’s Common Stock at each fiscal year-end. The green line reflects Autodesk’s total shareholder return, measured from the beginning of Fiscal 2011 through the end of each fiscal year in the chart.
(2)	Percentage of achievement against annual incentive compensation targets is based on billings, subscriptions and deferred revenue for fiscal 2015, revenue, non-GAAP operating margin and earnings per share for fiscal 2014, and revenue and non-GAAP operating margin for prior fiscal years.

CEO total compensation comprises the following elements for the respective periods:

(in thousands)	Fiscal 2011	Fiscal 2012	Fiscal 2013	Fiscal 2014	Fiscal 2015
Salary	$921	$945	$991	$1,028	$1,060
Bonus and Non-Equity Incentive Compensation	$1,429	$1,301	$1,142	$400	$1,448
Options (3)	$4,387	—	—	—	—
RSUs (4)	$8,762	$3,013	$3,447	$2,987	$3,248
PSUs (5)	—	$7,030	$5,432	$4,559	$5,150
Other	$6	$4	$4	$3	$6
CEO Total Compensation	$15,505	$12,293	$11,016	$8,977	$10,912

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(3)	Option amounts are attributed to the fiscal year prior to the fiscal year in which the awards are approved. For example, the fiscal 2011 option amount of $4.387 million reported in this table represents options granted in fiscal 2012 because that option award was based on fiscal 2011 performance. Option amounts reported represent the grant date fair value, calculated using the Black-Scholes- Merton option pricing model.
(4)	Restricted stock unit (“RSU”) amounts are attributed to the fiscal year prior to the fiscal year in which the awards are approved. For example, the fiscal 2015 RSU amount of $3.248 million reported in this table represents 54,000 RSUs granted in fiscal 2016 because that RSU grant was based on fiscal 2015 performance. RSU amounts reported represent the grant date fair value using the stock price on the date of grant.
(5)	PSU amounts are attributed to the fiscal year prior to the fiscal year in which the awards were approved. For example, the fiscal 2015 PSU amount of $5.150 million reported in this table represents the value of 81,000 target PSUs approved in fiscal 2016 relating to specific billings, subscription and Relative TSR objectives, with an assumed value per share of $63.58 based on the Monte Carlo simulation valuation model.

Fiscal 2015 Executive Compensation Decisions

Below is a description of the compensation decisions made for the NEOs based on results for the just-completed fiscal year.

Base Salary

March 2014: The base salaries for all the NEOs were increased by approximately 3% to 4%. The Committee made these increases to recognize the performance of the NEOs, to remain competitive, and to maintain the desired balance in their compensation mix between cash and equity.

Annual Cash Incentive Awards

March 2015: Consistent with strong fiscal 2015 financial results relative to initial expectations, the Committee determined that, based on the overachievement of billings and subscriptions (or, in the case of the CEO, billings, subscriptions and deferred revenue) objectives, the annual cash incentive awards for our NEOs were paid out at 108.4% of their target opportunity and our CEO was paid out at 108.7% of his target award opportunity (for more discussion of cash awards, see “Annual Short Term Incentive Compensation” below).

Equity Awards

In determining the size of equity awards, the Committee considered the Company’s performance; market data for each executive; the individual skills, experience, and performance of each executive; and the optimal mix of cash and equity compensation to ensure that equity awards would motivate the creation of long-term value while satisfying the Committee’s retention objectives.

March 2014: The Committee approved equity awards for NEOs in the form of PSUs and RSUs. Our CEO received 60% of his shares in PSUs and 40% in RSUs; the other NEOs received 50% of their shares in PSUs and 50% in RSUs. The vesting of the PSUs is contingent upon progress toward predetermined performance targets and Autodesk’s TSR relative to an index of software companies over one-, two-, and three-year performance periods. For fiscal 2015, the performance measures were billings and subscriptions.

Compensation Guiding Principles

The Committee believes that Autodesk’s executive compensation program should be designed to attract, motivate, and retain talented executives and should provide a sensible framework that is tied to stockholder returns, Company performance, long-term strategic corporate goals, and individual performance. The general compensation objectives are to:

●	Motivate executive officers to achieve business and financial goals;
●	Balance rewards for short- and long-term performance;
●	Align rewards with stockholder value creation; and
●	Recruit and retain the highest caliber of executives through competitive rewards.

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Within this framework, the total compensation for each executive officer varies based on multiple dimensions:

●	Autodesk TSR relative to the S&P Computer Software Select Index;
●	Whether Autodesk achieves its short-term and long-term financial and non-financial objectives, including execution on its business model transition;
●	The specific role and responsibility of the officer;
●	Each individual officer’s skills, competency, contributions and performance; and
●	Internal pay parity considerations.

Our compensation program emphasizes variable compensation with both annual and long-term performance components. In fiscal 2015, 90% of the CEO’s and 86% of the NEOs’ total compensation was variable in nature and “at risk.” Our cash incentives reward strong annual financial and operational performance, while our equity program rewards strong annual financial and operational performance as well as TSR relative to other software companies over one-, two, and three-year performance periods.

The two charts below demonstrate the pay mix between base salary, earned short-term incentives, and targeted long-term equity compensation for the CEO and the other NEOs.

The Compensation-Setting Process

The Committee reviews and approves all components of each executive officer’s compensation.

CEO Pay Decisions

Throughout the year the Committee and the other independent members of the Board, including the Chairman, observe the performance of, and provide feedback to the CEO at regularly scheduled meetings and through informal discussions. Annually, the Committee meets and discusses with the other independent members of the Board the performance of the CEO during the year in light of corporate goals and objectives. The Committee takes this assessment into account, along with competitive compensation data and internal pay parity considerations, when recommending the CEO’s base salary, target annual incentive awards, and equity awards. The Committee formulates a recommendation on CEO compensation in consultation with its independent consultant, consults with the other independent directors, and then approves the CEO compensation.

Executive Officer Pay Decisions

The CEO makes recommendations to the Committee regarding the base salary, annual cash incentive awards, and equity awards for each executive officer other than himself. These recommendations are based on the CEO’s assessment of each executive officer’s performance during the year, competitive compensation data, and internal pay parity considerations. The CEO reports on the performance of the executive officers and their business units during the year in light of corporate goals and objectives. The CEO bases his evaluation on his knowledge of each executive officer’s performance and from others with knowledge of their performance, including feedback provided by the executive officers and their direct reports. The Human Resources Group assists the CEO in developing each executive officer’s performance review and providing market compensation data for each role. In executing the responsibilities set forth in its charter, the Committee relies on a number of resources to provide input to the decision-making process.

Independent consultant. The Committee retained Exequity LLP as its compensation adviser for fiscal 2015. Exequity provided advice and recommendations on many issues: total compensation philosophy; program design, including program

2015 Proxy Statement 44

goals, components, and metrics; compensation trends in the high technology sector and general market for senior executives; and the compensation of the CEO and the other executive officers. The Committee has considered the independence of Exequity in light of NASDAQ's listing standards for compensation committee independence and the rules of the Securities and Exchange Commission. The Committee requested and received a written confirmation from Exequity addressing the independence of the firm and its senior advisers working with the Committee. The Committee discussed these considerations and concluded that the work performed by Exequity did not raise any conflict of interest.

Management. The Committee also consults with management and Autodesk’s Human Resources Group regarding executive and non-executive employee compensation plans, including administration of Autodesk’s equity incentive plans.

Competitive Compensation Positioning

To ensure our executive compensation practices are competitive and consistent with the Committee’s guiding principles, Exequity and management provide the Committee with compensation data for each executive role. This data is drawn from a group of companies in relevant industries that compete with Autodesk for executive talent (the “compensation peer group”). The Committee uses this data, as well as information about broader technology industry compensation practices, when deliberating on the compensation of the executive officers.

The compensation peer group is selected based upon multiple criteria, including industry positioning, competition for talent, company size, financial results and geographic footprint. The Committee reviews the compensation peer group each year to ensure that the comparisons remain meaningful and relevant.

For fiscal 2015 compensation, the compensation peer group included the following companies:

Company	Reported Fiscal Year	Revenue ($'s in Billions)	Net Income Or Loss ($'s in Billions)	Market Capitalization as of 1/31/2015 ($'s in billions)
Adobe Systems, Inc.	28-Nov-14	4.15	0.27	34.89
Akamai Technologies, Inc.	31-Dec-14	1.96	0.33	10.37
CA, Inc.	31-Mar-14	4.52	0.91	13.28
Citrix Systems, Inc.	31-Dec-14	3.14	0.25	9.53
Electronic Arts, Inc.	31-Mar-14	3.58	0.01	17.01
Intuit Inc.	31-Jul-14	4.51	0.91	24.39
Juniper Networks, Inc.	31-Dec-14	4.63	-0.33	9.46
MICROS Systems, Inc.	30-Jun-14	1.41	0.18	N/A*
National Instruments Corporation	31-Dec-14	1.24	0.13	3.85
Nuance Communications, Inc.	30-Sep-14	1.92	-0.15	4.47
PTC Inc.	30-Sep-14	1.36	0.16	3.84
Red Hat, Inc.	28-Feb-15	1.79	0.18	11.7
salesforce.com, inc.	31-Jan-15	5.37	-0.26	36.73
Synopsys, Inc.	31-Oct-14	2.06	0.26	6.60
Autodesk, Inc.	31-Jan-15	2.51	0.08	12.26
Autodesk Percentile Ranking		50%	29%	62%
Maximum		5.37	0.91	36.73
Minimum		1.24	-0.33	3.84

* MICROS was acquired in September 2014

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In September 2014, the Committee reviewed the compensation peer group that would be used for fiscal 2016 compensation decision making. The Committee determined that the current compensation peer group was still appropriate and did not make any changes. Due to the acquisition of MICROS Systems, Inc. by Oracle Corporation, the pay disclosures for MICROS will no longer be publicly available, and MICROS will be removed from the peer group for purposes of future pay studies.

When determining the base salary, incentive targets, equity grants and target total direct compensation opportunity for each of our NEOs, the Committee references the median data from our compensation peer group for each component and in the aggregate. In practice, actual compensation awards may be above or below the median levels, depending on Autodesk’s financial and operational performance and each executive officer’s experience, skills and performance. The Committee believes that referencing the total compensation packages of the companies in the compensation peer group keeps Autodesk’s compensation competitive and within market norms, while also providing flexibility for variances in compensation where appropriate, based on each executive officer’s leadership, contributions and particular skills or expertise.

Principal Elements of the Executive Compensation Program

The principal elements of Autodesk’s executive compensation program are described below.

Source	Purpose	Features
Performance-based pay
Short-term incentive opportunities	Motivate achievement of specific growth and profitability objectives and maintain a high level of team and individual performance	Variable compensation: payments based upon achievement of objectives relating to annual billings, subscriptions (and, for the CEO deferred revenue)

Performance Stock Unit awards (“PSUs”)	Align compensation with key drivers of the business and stockholder returns Encourage focus on near-term and long-term strategic objectives

Initial target award determined by competitive market practices, corporate and individual performance in prior fiscal year, and internal parity considerations

Vesting over three years after achieving billings and subscriptions performance levels, adjusted based upon Autodesk TSR relative to the S&P Computer Software Select Index over one-, two- and three year performance periods

Restricted stock unit awards (“RSUs”)	Encourage focus on long-term stockholder value creation Further align the interests of executive officers and stockholders	Award amount determined by competitive market practices, corporate and individual performance in fiscal year, and internal parity considerations

Fixed Compensation
Base salary	Forms basis for competitive compensation package and rewards individual performance and experience	Base salary level reflects competitive market conditions, individual performance, and internal parity considerations

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Base Salary

Base salary is used to provide the executive officers with a fixed amount of annual cash compensation. The Committee views base salary as a reliable source of income for the executive officers and an important recruiting and retention tool. The Committee sets base salaries at a competitive level that recognizes the scope, responsibility, and skills required of each position, as well as market conditions and internal pay equity.

In March 2014, the Committee considered an analysis of the base salary for each role, the CEO’s assessment of each executive officer’s experience, skills and performance level, and Autodesk’s performance. For the CEO, the Committee consulted the full Board to conduct a similar assessment of his experience, skills and performance. Based on those factors, the executive officers’ base salaries were increased by approximately 3% to 4% for fiscal 2015.

Annual Short-Term Incentive Compensation

At the beginning of each fiscal year, the Committee establishes target award opportunities, payout metrics and performance targets for the annual cash incentive plans. These plans are intended to motivate and reward participants for achieving company-wide annual financial and non-financial objectives as well as individual objectives.

Target Award Opportunities

The Committee sets the target annual cash incentive award opportunity for each eligible executive officer based on competitive assessments, the executive’s particular role, and internal parity considerations. Based on the Committee’s review of these factors, the Committee set the fiscal 2015 cash incentive target for each of the NEOs at the same percentage as it was in fiscal 2014. These target opportunities are expressed as a percentage of the executive officer’s annualized base salary, and range from 50% for Mr. Blum (who also is eligible for commission payments) to 125% for Mr. Bass. An executive officer may receive an actual award that is greater or less than the target award opportunity, depending upon Autodesk’s performance.

Executive Incentive Plan

In fiscal 2015, bonus awards for each of our NEOs were funded under the Autodesk, Inc. Executive Incentive Plan (“Fiscal 2015 EIP”). Cash bonuses under this plan are generally intended to qualify as tax deductible “performance-based compensation” to the extent allowed under Section 162(m) of the Internal Revenue Code. At the beginning of the fiscal year, the Committee established funding performance thresholds, which, if achieved, would establish maximum Fiscal 2015 EIP funding at 190% of target. For fiscal 2015, the Committee selected revenue, cash flow from operating activities, and absolute TSR as the funding performance metrics. Autodesk’s fiscal 2015 revenue of $2.5 billion, cash flow from operating activities of $708 million, and TSR of 9.9% (based on a 31-day average stock price at the beginning and at the end of fiscal 2015) exceeded the funding thresholds, resulting in the maximum bonus award funding for each executive. The Committee then exercised its negative discretion to reduce the actual bonus awards for each of the participants based on pre-established performance measures (as described below).

Company Performance Measures and Performance

At the beginning of fiscal 2015, the Committee approved Fiscal 2015 EIP performance measures to align our NEOs’ bonus opportunities with the Company’s strategic priorities of increasing subscriptions, billings and deferred revenue. In its exercise of negative discretion, the Committee considered the performance attainment versus specific targets to determine payouts. For the CEO, the Committee assessed the financial and operational performance of the Company based 56% on billings, 24% on subscriptions, and 20% on deferred revenue against targets set at the beginning of the fiscal year; award could be from 0% to 150% of target, depending on achieved performance level. This yielded a bonus payout of 108.7% of target, as shown below:

	Weighting	Actual	Target	Payout Multiplier
Billings	56%	18.1% growth	8.6% growth	108.7%
Subscriptions	24%	2.23 million	2.08 million	107.5%
Deferred Revenue	20%	$1.16 billion	$1.05 billion	110.1%
Total	100%			108.7%

2015 Proxy Statement 47

For the other NEOs, the Committee assessed the performance of the Company based 70% on billings and 30% on subscriptions against targets set at the beginning of the fiscal year; award could be from 0% to 150% of target award, depending on achieved performance level. This yielded a bonus payout of 108.4% of target, as shown below:

	Weighting	Actual	Target	Payout Multiplier
Billings	70%	18.1% growth	8.6% growth	108.7%
Subscriptions	30%	2.23 million	2.08 million	107.5%
Total	100%			108.4%

Based on the foregoing, in March 2015 the Committee approved short-term incentive awards for the NEOs as follows:

		Short-Term
		Incentive Target		Short-Term Incentive
	Short-Term	as a Percentage of	Short-Term	Payout as a
	Incentive Target	Base Salary	Incentive Payout	Percentage of Target
Carl Bass	$1,332,500	125%	$1,448,428	108.7%
R. Scott Herren (1)	$107,753	75%	$116,805	108.4%
Jan Becker	$318,750	75%	$345,525	108.4%
Steve M. Blum (2)	$230,000	50%	$249,320	108.4%
Pascal W. Di Fronzo	$345,000	75%	$373,980	108.4%

(1)	Prorated for a partial year.
(2)	The amounts disclosed for Mr. Blum do not include commissions for fiscal 2015 paid under his Sales Compensation Plan. See the discussion below for details on his sales commission-based awards and total short-term cash incentive.

Sales Compensation Plan for Mr. Blum

In addition to receiving the short-term incentive award described above, Mr. Blum was eligible to receive sales commissions. For fiscal 2015, Mr. Blum’s sales commission target was set at 50% of his base salary and was tied directly to his performance against pre-established gross billings targets. Given uncertainty relating to the early stages of Autodesk’s business model transition and the market environment that Autodesk was expected to face in fiscal 2015, at the time the Committee adopted the target levels for this objective, the Committee believed that the target levels for this objective could reasonably be achieved through diligent efforts.

For fiscal 2015, Autodesk’s actual gross billings were well above the target level set for Mr. Blum. While the Committee deemed actual gross billings attainment versus target as exceptional, the Committee determined that the sales commission formula would generate a commission payout that would exceed the desired maximum total annual incentive opportunity. In order to ensure a total annual incentive value that fairly rewarded Mr. Blum for the exceptional results in fiscal 2015, the Committee exercised its discretion to reduce the sales commission payout to $575,000. This represented 250.0% of Mr. Blum’s target level and 45% of his overall cash compensation for the fiscal year.

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The total sales commissions and short-term incentives paid to Mr. Blum for fiscal 2015 were as follows:

		Short-Term		Short-Term
		Incentive Target as a		Incentive Payout as
	Short-Term	Percentage of Base	Short-Term	a Percentage of
	Incentive Target	Salary	Incentive Payout	Target

Sales Commission	$230,000	50%	$575,000	250.0%

Short-Term Incentive	$230,000	50%	$249,320	108.4%

Total	$460,000	100%	$824,320

Long-Term Incentive Compensation

Autodesk uses long-term incentive compensation in the form of equity awards to align executives’ pay opportunities with stockholder value creation, and to motivate and reward executive officers for effectively executing longer-term strategic and operational objectives.

March 2014 Equity Awards

During fiscal 2015, the Committee approved equity awards in the form of PSUs and RSUs for the NEOs. The Committee elected to use a mix of PSUs and RSUs to complement the performance aspects of PSUs with the long-term retention component of RSUs. In fiscal 2015, our CEO received 60% of his awards in PSUs and 40% in RSUs, while the other NEOs received 50% of their awards in PSUs and 50% in RSUs.

In arriving at the total number of PSUs and RSUs to award to an executive officer, the Committee considered Autodesk’s performance in fiscal 2014; competitive market data for the executive’s position; the historical grants to, and outstanding equity held by, the executive; and the individual performance of the executive. In particular, the Committee noted the successful commencement of Autodesk’s business model transition and the 32% growth in Autodesk’s stock price during fiscal 2014.

As a result of this analysis, the following equity awards were approved for NEOs in March 2014:

	Target Number of Shares Subject to	Number of Shares Subject to RSU
	PSU Award (#)	Award (#)

Carl Bass	90,000	60,000
Jan Becker	15,000	15,000
Steve M. Blum	15,000	15,000
Pascal W. Di Fronzo	15,000	15,000

PSU Awards

The current PSU design was adopted following extensive stockholder outreach and incorporates a number of features stockholders identified as being most important, namely, multiple performance metrics, TSR relative to peers, and a multi-year measurement period.

2015 Proxy Statement 49

The PSU awards provide for a minimum, target and maximum number of shares to be earned based upon progress toward predetermined performance criteria. For fiscal 2015 awards, PSU vesting will be contingent upon achievement of performance goals adopted by the Committee (“Performance Results”) and Autodesk’s TSR compared against the S&P Computer Software Select Index (“Relative TSR”) over one-, two- and three-year performance periods. In fiscal 2015, we measured Performance Results based on annual billings and subscriptions. The use of billings and subscriptions goals motivates management to drive Autodesk’s ongoing business model transition and this, combined with Relative TSR, aligns these awards with the long-term interests of our stockholders.

The PSUs are split into three traunches:

●	Up to one third of the PSUs may vest following year one, depending upon the achievement of Performance Results for year one as well as 1-year Relative TSR (covering year one).
●	Up to one third of the PSUs may vest following year two, depending upon the achievement of Performance Results for year two as well as 2-year Relative TSR (covering years one and two).
●	Up to one third of the PSUs may vest following year three, depending upon the achievement of Performance Results for year three as well as 3-year Relative TSR (covering years one, two and three).

Performance Results for the relevant performance period could result in PSU attainment of 0% to 150% of target. Once the Performance Results percentage is established, it is multiplied by a percentage ranging from 80% to 120%, depending on Autodesk’s Relative TSR for the period. The combined impact of these performance criteria is that PSUs could be earned from 0% to 180% of target. The chart below illustrates the attainment mechanics for the PSUs approved in fiscal 2015.

An executive who has received PSU grants in three successive years will have a portion of the total PSU shares vesting in that third year be based on the combination of 3-year, 2-year and 1-year relative TSR (see “Vesting of PSUs” below for an illustration of this cumulative effect of multiple PSU grants)

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RSU Awards

The time-based RSU awards granted to the NEOs in fiscal 2015 vest in three equal annual installments from the date of grant. RSUs help us retain executives in a competitive environment and provide further incentive to focus on longer-term stockholder value creation.

Vesting of PSUs

In March 2015, the Committee reviewed and certified the attainment levels for performance measures for the first traunch of PSUs awarded in March 2014 and for the second traunch of PSUs awarded in March 2013. For both awards, the Committee measured fiscal 2015 billings and subscriptions performance, as follows:

				Payout
	Weighting	Actual	Target	Multiplier
Billings	70%	18.1% growth	8.6% growth	108.7%
Subscriptions	30%	2.23 million	2.08 million	107.5%
Total	100%			108.4%

Autodesk TSR relative to the S&P Computer Software Select Index:

●	For the March 2013 awards, the Committee measured Relative TSR for fiscal 2014 through fiscal 2015.
●	For the March 2014 awards, the Committee measured Relative TSR for fiscal 2015.

	Autodesk TSR (based on a 31-
	day average stock price at the	Percentile Rank vs. S&P
	beginning of the period and the	Computer Software Select
Award	end of fiscal 2015)	Index	Multiplier

March 2013 Award	48.48%	57th	105%
(Fiscal 2014 –Fiscal 2015
Performance)

March 2014 Award	9.85%	57th	105%
(Fiscal 2015 Performance)

The combination of billings, subscriptions, and Relative TSR results yielded the following PSU attainments:

March 2013 2nd Traunch Fiscal 2014 Award	:	Fiscal 2015 Billings and Subscriptions Goal Attainment 108.4%	X	Fiscal 2014 - Fiscal 2015 Relative TSR 105%	=	Percent of PSU Target Award 113.82%

March 2014 1st Traunch Fiscal 2015 Award	:		X	Fiscal 2015 Relative TSR 105%	=	Percent of PSU Target Award 113.82%

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Based on this performance, the PSU awards were earned as follows:

	March 2013 Award		March 2014 Award
	2nd Traunch		1st Traunch

	Target Number of	Actual Number of	Target Number	Actual Number of
	PSUs	PSUs Earned	of PSUs	PSUs Earned
Carl Bass	78,080	88,870	30,000	34,146
Jan Becker	4,290	4,882	5,100	5,804
Steve M. Blum	4,125	4,695	5,100	5,804
Pascal W. Di Fronzo	4,290	4,882	5,100	5,804

March 2015 Equity Awards

In March 2015, the Committee approved a mix of PSUs and RSUs for our NEOs. The fiscal 2016 PSU awards are structured in the same manner and with the same performance measures as the fiscal 2015 PSU awards.

In arriving at the total number of PSUs and RSUs to award to an executive officer, the Committee considered Autodesk’s performance in fiscal 2015; competitive market data for the executive’s position; the historical grants to, and outstanding equity held by, the executive; the individual performance of the executive; and internal pay parity considerations. In particular, the Committee noted the progress of Autodesk’s business model transition, an 18.1% increase in billings, a 21.1% increase in subscriptions, and the 5.4% TSR. Our CEO received 60% of his award in PSUs and 40% in RSUs, while the other NEOs received 50% of their awards in PSUs and 50% in RSUs.

The following equity awards were approved for the NEOs in March 2015:

	Target Number of Shares Subject to	Number of Shares Subject to RSU
	PSU Award (#)	Award (#)

Carl Bass	81,000	54,000
R. Scott Herren(1)	36,000	N / A
Jan Becker	13,500	13,500
Steve M. Blum	18,500	18,500
Pascal W. Di Fronzo	13,500	13,500

(1) Mr. Herren received 36,000 RSUs upon joining the Company in November 2014 and 36,000 PSUs in March 2015 in accordance with the terms of his offer letter.

Executive Benefits

Welfare and Other Employee Benefits

Autodesk has established a tax-qualified Section 401(k) retirement plan for all employees who satisfy certain eligibility requirements, including requirements relating to age and length of service. The plan is intended to qualify under Section 401(a) of the Code so that contributions by employees, and income earned on plan contributions, generally are not taxable to employees until withdrawn.

Other benefits provided to the executive officers are the same as those provided to all of Autodesk’s full-time employees. These include medical, dental, and vision benefits, health and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance, and basic life insurance coverage. Autodesk also makes contributions to health savings plans on behalf of any employee who is a participant in a plan with a high deductible feature.

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Perquisites and Other Personal Benefits

Autodesk does not, as a general practice, provide material benefits or special considerations to the executive officers that it does not provide to other employees. However, from time to time, when deemed appropriate by the Committee, certain executive officers receive perquisites and other personal benefits that are competitively prudent or otherwise in Autodesk’s best interest. In fiscal 2015, we provided Mr. Herren with certain living expenses due to the distance (at the time we hired him) between his home and the Company’s headquarters. The amount of those reimbursements was based on actual costs incurred by Mr. Herren, and was consistent with market practice when hiring senior executives in this situation. Please see “Executive Compensation-Summary Compensation Table and Narrative Disclosure,” on page 56 for the aggregate amount of such perquisites.

Employment Agreement, Offer Letter and Post-Employment Compensation

Employment Agreement with the CEO

The terms and conditions of Mr. Bass’ employment are set forth in an employment agreement. This agreement provides general protection for Mr. Bass in the event of termination without cause or resignation for good reason and has been a valuable tool to retain his services and defines the respective rights of the Company and Mr. Bass. The protections afforded to him in the event of a change of control provide Autodesk with an increased level of confidence that he will remain with Autodesk up to and for some period of time after a change of control. This continuity in the event of a change in control may ultimately enhance stockholder value, and discourages benefits simply for consummating a change in control. Details of the agreement with Mr. Bass can be found beginning on page 63.

Offer Letter with the CFO

Mr. Herren was appointed Senior Vice President and Chief Financial Officer effective November 1, 2014. The terms and conditions of his employment are set forth in a written offer letter. Based on a recommendation from management and in consultation with Exequity, the following offer was reviewed and approved by the Committee:

●	Annual base salary of $570,000.
●	Eligibility to participate in the Autodesk Executive Incentive Plan, with his target set at 75% of his base salary.
●	Signing bonus of $150,000. The bonus is subject to repayment if Mr. Herren resigns at any time within one year following the commencement of his employment.
●	36,000 RSUs and 36,000 PSUs. The PSUs were granted in March 2015, when performance objectives were established for fiscal 2016.
●	Relocation assistance, including commuting benefits for 18 months, a relocation allowance, and home sale and purchase assistance.

The Committee believes that Mr. Herren’s compensation package was necessary to recruit him because it offset compensation he forfeited upon leaving his prior employer.

Change in Control Program

To ensure the continued service of key executive officers in the event of a potential change-in-control of Autodesk, the Board has adopted the Autodesk, Inc. Executive Change in Control Program. Each of the NEOs, among other employees, is a participant in the program. The payments and benefits available under this program are designed to encourage the continued services of the NEOs in the event of a potential change-in-control of Autodesk and to allow for a smooth leadership transition thereafter. Further, these arrangements are intended to provide incentives to the NEOs to execute the wishes of the Board, even if the Board takes an action that may result in the elimination of a NEO’s position.

The Executive Change in Control Program provides continuity in the event of a change-in-control transaction, which is designed to further enhance stockholder value. Payment and benefits under the Executive Change in Control Program are provided only in the event of a qualifying termination of employment following a change-in-control (“double trigger”). Autodesk does not offer tax reimbursement or “gross-up” payments under the Executive Change in Control Program.

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The material terms and conditions of the Executive Change in Control Program, as well as an estimate of the potential payments and benefits payable in the event of a termination of employment in connection with a change-in-control of Autodesk, are set forth in “Change-in-Control Arrangements and Employment Agreements” below.

Other Compensation Policies

Mandatory Stock Ownership Guidelines

The Board believes that stock ownership by the executive officers is important to tie the risks and rewards inherent in stock ownership to the executive officers; and has adopted mandatory guidelines for stock ownership by executive officers. During fiscal 2015, these mandatory ownership guidelines required all executive officers to hold a fixed number of shares of Autodesk’s Common Stock at the appropriate executive officer level. This is intended to create clear guidelines that tie a portion of the executive officer’s net worth to the performance of Autodesk’s stock price. The current stock ownership guidelines are as follows:

	CEO	Executive Vice President	Senior Vice President

Minimum Number of Shares to be Owned	100,000	30,000	15,000

Executive officers have four years from the later of either (i) December 2013 or (ii) their hire or promotion to a new, higher-level position, to satisfy the required level of stock ownership. For purposes of satisfying the required stock ownership level, both vested and unvested shares of restricted stock and shares of Common Stock subject to outstanding RSU and PSU awards are counted as owned.

As of the end of fiscal 2015, each of the NEOs satisfied the mandatory stock ownership guidelines.

Clawback Policy

Executive officer cash incentive-based compensation may be recovered at the discretion of the Board if an executive officer has engaged in fraudulent or other intentional misconduct and the misconduct caused a material restatement of our financial statements.

Derivatives Trading and Anti-Hedging Policy

Executive officers, members of the Board, and all other employees are prohibited from investing in derivative securities related to Autodesk’s Common Stock and engaging in short sales or other short-position transactions in shares of Autodesk’s Common Stock. This policy does not restrict ownership of company-granted awards, such as options to purchase shares of Common Stock or PSU or RSU awards, which have been granted by the Committee. Autodesk’s insider trading policy prohibits the trading of derivatives or the hedging of Autodesk’s common equity securities by all employees, including the executive officers, and members of the Board.

Equity Award Grant Policy

All equity awards granted to the executive officers are approved by the Committee. Approval of the equity awards for the executive officers occurs at the Committee’s regularly scheduled quarterly meetings. In addition, a grant was made in November 2014 to Mr. Herren as part of his “new hire” compensation package.

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Regulatory Considerations and Practices

Autodesk continuously reviews and evaluates the impact of the tax laws and accounting practices and related interpretations on the executive compensation program. For example, the Committee considers Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”), which results in recognition of compensation expense for share-based payment awards, and Section 409A of the Code, which affects deferred compensation arrangements, as it evaluates, structures, and implements changes to the program.

Deductibility Limitation

Section 162(m) of the Code generally limits to $1 million the amount of compensation that a company may deduct for federal income tax purposes in any taxable year with respect to the CEO and each of the next three most highly-compensated executive officers (excluding the chief financial officer). Generally, remuneration in excess of $1 million may be deducted only if it is “performance-based compensation” within the meaning of the Code or satisfies the conditions of another exemption from the deduction limit. The compensation income realized upon the exercise of options to purchase shares of Common Stock granted under a stockholder-approved employee stock plan generally will be deductible so long as the options are granted by a committee whose members are non-employee directors and certain other conditions are satisfied.

The Autodesk Executive Incentive Plan and the 2012 Employee Stock Plan are structured with the intention that awards granted under these plans could qualify for tax deductibility. However, to maintain flexibility and promote simplicity in the administration of these arrangements, we may award other compensation under these plans, such as annual incentive cash payments and PSU and RSU awards, that are not designed to qualify for tax deductibility under the Code.

Further, while mindful that the ability to fully deduct compensation paid to senior executives has benefits, the Committee believes that Autodesk should not be constrained by the requirements of Section 162(m) where those requirements would impair flexibility in compensating the executive officers in a manner that can best promote Autodesk’s objectives, which aligns the executive officers' interests with the stockholders' interests. Therefore, Autodesk has not adopted a policy that requires all compensation to be deductible. The Committee intends to continue to compensate the executive officers in a manner consistent with Autodesk’s best interests and the best interests of the stockholders.

Taxation of Deferred Compensation

Section 409A of the Code imposes significant additional taxes in the event an executive officer, director, or service provider receives “deferred compensation” that does not satisfy the restrictive conditions of the provision. Section 409A applies to a wide range of compensation arrangements, including traditional nonqualified deferred compensation plans, certain equity awards, and severance arrangements. To assist employees with avoiding additional taxes under Section 409A, Autodesk has structured equity awards in a manner intended to comply with the applicable Section 409A conditions.

Taxation of “Golden Parachute” Payments

Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if, in connection with a change in control, they receive payments or benefits that exceed certain prescribed limits. In addition, the relevant company or a successor may forfeit a deduction on the amounts subject to this additional tax. Autodesk did not provide any executive officer with a “gross-up” or other reimbursement payment for any tax liability the executive might owe as a result of the application of Sections 280G or 4999 during fiscal 2015. In addition, Autodesk has not agreed and is not otherwise obligated to provide any NEO with such a “gross-up” or other reimbursement or to otherwise address the application of Sections 280G or 4999 in connection with payments or benefits arising from a change in control.

Accounting for Stock-Based Compensation

Autodesk follows ASC Topic 718 for stock-based compensation awards. ASC Topic 718 requires Autodesk to measure the compensation expense for all share-based payment awards made to employees (including executive officers) and members of the Board, including options to purchase shares of Common Stock, based on the grant date “fair value” of these awards. Fair value is calculated for accounting purposes and reported in the compensation tables below, even though the executive officers and directors may never realize any value from their awards. ASC Topic 718 also requires Autodesk to recognize the

2015 Proxy Statement 55

compensation cost of these share-based payment awards in the income statements over the period that an employee or director is required to render service in exchange for the stock option or other award.

Report of the Compensation Committee

The Compensation and Human Resources Committee of the Board of Directors, which is composed solely of independent members of the Board of Directors, assists the Board in fulfilling its responsibilities regarding compensation matters and, pursuant to its Charter, is responsible for determining the compensation of Autodesk’s executive officers. The Compensation and Human Resources Committee has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement as required by Item 402(b) of Regulation S-K with Autodesk’s management team. Based on this review and discussion, the Compensation and Human Resources Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION AND HUMAN RESOURCES COMMITTEE OF THE BOARD OF DIRECTORS

Mary T. McDowell, Chair
Thomas Georgens
Stacy J. Smith

Summary Compensation Table and Narrative Disclosure

This narrative discussion, as well as the table and footnotes below, summarizes our named executive officers’ compensation for fiscal 2015, 2014 and 2013. The named executive officers are Carl Bass (President and Chief Executive Officer), R. Scott Herren (Senior Vice President and Chief Financial Officer), the next three most highly compensated individuals who were serving as executive officers of Autodesk on January 31, 2015, the last day of our most recent fiscal year, and Mark J. Hawkins, our former Chief Financial Officer. For information on our compensation objectives, see the discussion under the heading “Compensation Discussion and Analysis.”

Salary

Named executive officers are paid a cash-based salary. We did not provide equity or other non-cash items to our named executive officers as salary compensation during fiscal 2015, 2014 and 2013.

Bonus

This column represents payments made to our named executive officers for amounts that relate to: Autodesk and individual performance under the Autodesk, Inc. Incentive Performance Plan for fiscal 2013; signing bonuses, as in the case of Mr. Herren, who received a sign-on bonus paid in two equal $75,000 installments, one of which was paid in fiscal 2015; and other miscellaneous amounts, such as payments made in recognition of years of service as part of an Autodesk company-wide program.

Stock Awards

Amounts shown in this column do not reflect compensation actually received by our named executive officers. Instead, the amounts reported represent the aggregate grant date fair values of performance-based restricted stock unit (“PSU”) awards and restricted stock unit (“RSU”) awards, as determined pursuant to ASC Topic 718. The assumptions used in the valuation of these awards are set forth in Note 1, “Business and Summary of Significant Accounting Policies” in the Notes to Consolidated Financial Statements in our fiscal 2015 Annual Report on Form 10-K filed on March 18, 2015.

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Equity and Non-Equity Incentive Plan Compensation

Non-equity incentive plan compensation represents amounts earned for services performed during the relevant fiscal year pursuant to our short-term cash incentive plan (EIP) for all executive officers shown. The amounts shown in the Non-Equity Incentive Plan Compensation column below reflect the total cash amounts awarded. Cash amounts awarded under the EIP are payable in the first quarter of the following fiscal year.

All Other Compensation

This column represents all other compensation for the relevant fiscal year not reported in the previous columns, such as payment of relocation and temporary housing expenses, reimbursement of certain tax expenses, Autodesk’s matching contributions to pre-tax savings plans, insurance premiums, personal gifts and related tax gross ups. Generally, unless the items included in this category exceed the greater of $25,000 or 10% of the total amount of perquisites received by a given named executive officer, individual perquisites are not separately identified and quantified.

The Summary Compensation Table below presents information concerning the total compensation of our named executive officers for fiscal 2015, 2014 and 2013. Mr. Herren was not an employee in fiscal 2013 or 2014, so his compensation information is not presented for those periods.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(d)	Stock Awards ($) (e)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Carl Bass,	2015	1,060,323	—	8,526,158	1,448,428	5,544	11,040,453
President, Chief Executive Officer, and Former Interim	2014	1,027,654	—	6,866,867	399,769	3,000	8,297,290
Chief Financial Officer	2013	991,000	1,142,213	7,269,000	—	4,196	9,406,409
R. Scott Herren,	2015	142,500	75,000	2,079,720	116,805	22,570	2,436,595
Senior Vice President and
Chief Financial Officer (a)
Jan Becker,	2015	422,792	—	1,225,915	345,525	5,737	1,999,969
Senior Vice President,	2014	410,057	—	723,936	191,423	4,120	1,329,536
Human Resources and Corporate Real Estate	2013	395,557	275,289	913,000	—	4,095	1,587,941
Steven M. Blum,	2015	460,000	—	1,217,421	824,320	57,573	2,559,314
Senior Vice President,	2014	443,700	—	696,093	336,564	20,022	1,496,379
Worldwide Sales and Services (b)	2013	428,269	157,860	1,186,900	233,873	16,438	2,023,340
Pascal W. Di Fronzo,	2015	457,162	—	1,225,915	373,980	5,418	2,062,475
Senior Vice President,	2014	441,019	—	723,936	205,862	3,511	1,374,328
General Counsel and Secretary	2013	424,961	294,206	913,000	—	4,106	1,636,273
Mark J. Hawkins,	2015	304,146	—	1,662,868	—	50,678	2,017,692
Former Chief Financial Officer (c)	2014	595,884	—	1,058,061	278,519	14,621	1,947,085
	2013	571,076	394,583	1,186,900	—	51,553	2,204,112

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____________________

(a)	Mr. Herren became Senior Vice President and Chief Financial Officer on November 1, 2014. His salary and annual incentive compensation are pro-rated for a partial year of service. Mr. Herren’s new hire grants include RSUs valued at $2,079,720. Mr. Herren’s fiscal 2015 bonus consists of a $75,000 installment of a $150,000 sign-on bonus. Mr. Herren's other compensation includes reimbursement of relocation expenses, amounting to $12,838 plus a tax gross-up of $6,482.
(b)	Mr. Blum’s Non-Equity Incentive Plan Compensation consists of amounts earned as sales commissions during fiscal 2015. Commissions and sales bonuses are paid quarterly for the previous quarter’s commissions and bonus earned.

Fiscal 2015
Sales commissions	$575,000
Short-term cash incentive plan (EIP)	249,320
Total	$824,320

Mr. Blum’s fiscal 2015 other compensation includes authorized spouse travel and gifts in connection with a business trip, tax gross-ups of $22,044 for certain perquisites, the 401(k) plan match, and standard health benefits.
(c)	Mr. Hawkins resigned as Chief Financial Officer effective July 31, 2014; his resignation made him ineligible to receive compensation under our fiscal 2015 EIP. Mr. Hawkins’ fiscal 2015 other compensation includes authorized spouse travel and gifts in connection with a business trip, tax gross-ups of $21,083 for certain perquisites, the 401(k) plan match, and standard health benefits.
(d)	Fiscal 2013 bonuses primarily relate to amounts paid under the Autodesk, Inc. Incentive Performance Plan in recognition of Autodesk's performance under the metrics approved for that Plan. In addition, in fiscal 2013, Ms. Becker, Mr. Blum and Mr. Di Fronzo received anniversary bonuses in recognition of their years of service.
(e)	Amounts consist of the aggregate grant date value for PSU and RSU awards computed in accordance with FASB ASC Topic 718, based on target levels of achievement (the probable outcome at grant) in the case of PSUs. The assumptions used in the valuation of these awards are set forth in Note 1, “Business and Summary of Significant Accounting Policies,” in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K filed on March 18, 2015. The maximum value of PSU awards is capped at 180% of target. The maximum values for PSU awards granted in fiscal 2015 are as follows: Mr. Bass: $9,970,845; Ms. Becker: $862,588; Mr. Blum: $847,298; Mr. Di Fronzo: $862,588; and Mr. Hawkins: $1,201,081. Mr. Hawkins forfeited his PSU and RSU awards when he separated from the Company. Actual PSU awards earned in fiscal 2015 by the other named executive officers are shown in “Long-Term Incentive Compensation" in the “Compensation Discussion and Analysis.”

Grants of Plan-Based Awards in Fiscal 2015

Grants of plan-based awards reflect grants made to our named executive officers under our non-equity incentive plans and equity compensation plans during fiscal 2015.

The following table includes potential threshold, target and maximum amounts payable under our short-term cash incentive plan (EIP) for performance during fiscal 2015, and do not constitute compensation on top of the amounts included in the Summary Compensation Table. However, these amounts do not reflect amounts actually earned for fiscal 2015. The following table also includes amounts relating to PSUs and RSUs issued under our 2012 Employee Plan. See “Change in Control Arrangements and Employment Agreements” below for a further description of certain terms relating to these awards. See “Annual Incentive Award Decisions” and “Long-Term Incentive Compensation” in the “Compensation Discussion and Analysis” beginning on page 39 for actual amounts earned in fiscal 2015 by the named executive officers and further discussion of the role of plan-based and other awards in our overall executive compensation program.

2015 Proxy Statement 58

The following table presents information concerning grants of plan-based awards to each of the named executive officers during fiscal 2015:

								All Other Stock Awards: Number of Shares of Stock (#)(d)	Grant Date Fair Value of Stock Awards ($) (e)
		Estimated Future Payouts Under Non- Equity Incentive Plan Awards (b)			Estimated Future Payouts Under Equity Incentive Plan Awards (c)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target (#)	Maximum (#)
Carl Bass	3/25/2014	—	—	—	—	—	—	60,000	2,986,800
	3/25/2014	—	—	—	—	41,580	74,844	—	2,140,538
	3/25/2014	—	—	—	—	36,500	65,700	—	1,879,020
	3/25/2014	—	—	—	—	30,000	54,000	—	1,519,800
		—	1,332,500	2,531,750	—	—	—	—	—
R. Scott	11/3/2014	—	—	—	—	—	—	36,000	2,079,720
Herren		—	107,753	204,731	—	—	—	—	—
Jan	3/25/2014	—	—	—	—	—	—	15,000	746,700
Becker	3/25/2014	—	—	—	—	4,290	7,722	—	220,849
	3/25/2014	—	—	—	—	5,100	9,180	—	258,366
		—	318,750	605,625	—	—	—	—	—
Steve M.	3/25/2014	—	—	—	—	—	—	15,000	746,700
Blum	3/25/2014	—	—	—	—	4,125	7,425	—	212,355
	3/25/2014	—	—	—	—	5,100	9,180	—	258,366
		—	460,000	N/A	—	—	—	—	—
Pascal W.	3/25/2014	—	—	—	—	—	—	15,000	746,700
Di Fronzo	3/25/2014	—	—	—	—	4,290	7,722	—	220,849
	3/25/2014	—	—	—	—	5,100	9,180	—	258,366
		—	345,000	655,500	—	—	—	—	—
Mark J.	3/25/2014	—	—	—	—	—	—	20,000	995,600
Hawkins (a)	3/25/2014	—	—	—	—	6,270	11,286	—	322,780
	3/25/2014	—	—	—	—	6,800	12,240	—	344,488
		—	465,000	883,500	—	—	—	—	—
____________________

(a)	Mr. Hawkins forfeited his fiscal 2015 EIP, RSU and PSU awards upon his resignation from the Company on July 31, 2014.
(b)	Reflects target and maximum dollar amounts payable under the EIP for performance during fiscal 2015, as described in “Compensation Discussion and Analysis—Elements of Executive Compensation Programs.” “Threshold” refers to the minimum amount payable for a certain level of performance; “Target” refers to the amount payable if specified performance targets are reached; and “Maximum” refers to the maximum payout possible. Mr. Herren's amounts are pro-rated for a partial year of service. Mr. Blum’s amount in the “Target” column includes a fiscal 2015 target short-term cash incentive award of $230,000 and target sales commissions of $230,000. Mr. Blum’s maximum short-term cash incentive plan award is the same as the maximum for other named executive officers, but sales commissions do not have a preset maximum limit.
(c)	Represents shares of our Common Stock subject to each of the PSU awards granted to the named executive officers in fiscal 2015 under our 2012 Employee Plan. These columns show the awards that were possible at the threshold, target and maximum levels of performance. Shares were to be earned based upon annual billings and subscriptions goals for fiscal 2015 adopted by the Compensation Committee (the “Annual Financial Results”), as well as TSR compared against the S&P Computer Software Select Index (“Relative TSR”). In each case, Annual Financial Results for the relevant performance period could result in PSU attainment, subject to the Relative TSR modifier, of 0%-150% of target. Once that Annual Financial Results percentage is established, it is multiplied by a percentage ranging from 80%-120%, depending on Autodesk's Relative TSR performance for the period. Ultimately, PSUs could be earned from 0%-180% of target. Actual PSU awards earned in fiscal 2015 by the named executive officers under this program are shown in “Long-Term Incentive Compensation” in the “Compensation Discussion and Analysis.”
(d)	RSUs vest in three equal annual installments beginning on the first anniversary of the date of grant.
(e)	Reflects the grant date fair value of each equity award. The assumptions used in the valuation of these awards are set forth in Note 1, “Business and Summary of Significant Accounting Policies,” in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K filed on March 18, 2015. These amounts do not correspond to the actual value that will be realized by the named executive officers upon the vesting of RSUs or the sale of the Common Stock underlying such awards.

2015 Proxy Statement 59

Outstanding Equity Awards at Fiscal 2015 Year End

The following table presents information concerning outstanding unexercised options and unvested RSU awards for each named executive officer as of January 31, 2015. This table includes options and RSUs granted under the 2012 Employee Plan, the 2008 Employee Stock Plan and the 2006 Employee Stock Plan. Unless otherwise indicated, all options granted to named executive officers vest at the rate of 25% per year over the first four years of the option term and all RSU awards vest in three equal annual installments beginning on the first anniversary of the date of grant. Mr. Hawkins forfeited his unvested awards upon his resignation from the Company on July 31, 2014. Accordingly, Mr. Hawkins does not hold any outstanding option or stock awards as of January 31, 2015.

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)		Market Value of Shares of Stock That Have Not Vested ($) (a)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested ($)
Carl Bass	3/24/2011	225,000	75,000	43.81	3/24/2021	—		—	—	—
	3/8/2012	—	—	—	—	25,136	(b)	1,357,595	—	—
	3/8/2012	—	—	—	—	27,225		1,470,422	—	—
	3/21/2013	—	—	—	—	47,326	(c)	2,556,077	—	—
	3/21/2013	—	—	—	—	41,544	(d)	2,243,791	—	—
	3/21/2013	—	—	—	—	55,440		2,994,314	—	—
	3/25/2014	—	—	—	—	34,146	(e)	1,844,225	—	—
	3/25/2014	—	—	—	—	60,000		3,240,600	—	—
R. Scott
Herren	11/3/2014	—	—	—	—	36,000		1,944,360	—	—
Jan
Becker	3/24/2011	—	6,875	43.81	3/24/2021	—		—	—	—
	3/8/2012	—	—	—	—	3,808	(b)	205,670	—	—
	3/8/2012	—	—	—	—	4,125		222,791	—	—
	3/21/2013	—	—	—	—	4,882	(c)	263,677	—	—
	3/21/2013	—	—	—	—	8,580		463,406	—	—
	3/25/2014	—	—	—	—	5,804	(e)	313,474	—	—
	3/25/2014	—	—	—	—	15,000		810,150	—	—
Steve M.
Blum	3/24/2011	37,500	12,500	43.81	3/24/2021	—		—	—	—
	3/8/2012	—	—	—	—	4,950	(b)	267,350	—	—
	3/8/2012	—	—	—	—	5,362		289,602	—	—
	3/21/2013	—	—	—	—	4,695	(c)	253,577	—	—
	3/21/2013	—	—	—	—	8,250		445,583	—	—
	3/25/2014	—	—	—	—	5,804	(e)	313,474	—	—
	3/25/2014	—	—	—	—	15,000		810,150	—	—
Pascal W.
Di Fronzo
	3/24/2011	—	6,875	43.81	3/24/2021	—		—	—
	3/8/2012	—	—	—	—	3,808	(b)	205,670	—	—
	3/8/2012	—	—	—	—	4,125		222,791	—	—
	3/21/2013	—	—	—	—	4,882	(c)	263,677	—	—
	3/21/2013	—	—	—	—	8,580		463,406	—	—
	3/25/2014	—	—	—	—	5,804	(e)	313,474	—	—
	3/25/2014	—	—	—	—	15,000		810,150	—	—

2015 Proxy Statement 60

____________________

(a)	Market value of RSUs that have not vested is computed by multiplying (i) $54.01, the closing price on the NASDAQ of Autodesk Common Stock on January 30, 2015, the last trading day of fiscal 2015, by (ii) the number of shares of stock underlying RSU awards.
(b)	Awards relate to PSU awards granted on March 8, 2012 under the 2012 Plan, that were subject to achievement of annual revenue and non-GAAP operating margin goals for fiscal 2013 adopted by the Compensation Committee, and vests in thirds over a period of three years from grant date.
(c)	Awards relate to the second year traunch of PSU awards granted on March 21, 2013 under the 2012 Plan. These PSUs were subject to achievement of annual net billings and total subscriptions for fiscal 2015 adopted by the Compensation Committee, as well as TSR compared against the S&P Computer Software Select Index. The second year traunch of these PSUs were earned as of January 31, 2015 and subject to vest on March 23, 2015.
(d)	Award relates to the third year traunch of PSU awards granted on March 8, 2012, but amended on March 21, 2013 under the 2012 Plan. These PSUs were subject to achievement of annual net billings and total subscriptions for fiscal 2015 adopted by the Compensation Committee, as well as TSR compared against the S&P Computer Software Select Index. The third year traunch of these PSUs were earned as of January 31, 2015 and subject to vest on March 23, 2015.
(e)	Awards relate to the first year traunch of PSU awards granted on March 25, 2014 under the 2012 Plan. These PSUs were subject to achievement of annual net billings and total subscriptions for fiscal 2015 adopted by the Compensation Committee, as well as TSR compared against the S&P Computer Software Select Index. The first year traunch of these PSUs were earned as of January 31, 2015 and subject to vest on March 23, 2015.

Option Exercises and Stock Vested at Fiscal 2015 Year End

The following table presents certain information concerning the vesting of stock awards held by each of the named executive officers during fiscal 2015.

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired on	Value Realized on	Shares Acquired on	Value Realized on
Named Executive Officer	Exercise (#)	Exercise ($) (a)	Vesting (#)	Vesting ($) (a)
Carl Bass	97,500	1,901,128	199,126	10,492,211
R. Scott Herren	—	—	—	—
Jan Becker	21,875	306,137	19,798	1,052,313
Steve M. Blum	15,000	307,650	25,610	1,365,097
Pascal W. Di Fronzo	21,875	306,328	19,798	1,052,313
Mark J. Hawkins	25,625	355,182	37,829	2,014,113
____________________

(a)	For options exercised, reflects the number of shares acquired upon exercise multiplied by the difference between the closing market price of our Common Stock as reported on the NASDAQ on the date of exercise and the exercise price of the underlying stock option. For RSUs vested, reflects the number of shares acquired on vesting multiplied by the closing market price of our Common Stock as reported on the NASDAQ on the vesting date.

Nonqualified Deferred Compensation for Fiscal 2015

Under our Nonqualified Deferred Compensation Plan, certain United States-based officers (including named executive officers) may defer compensation earned such as salary or awards under the short-term cash incentive plan (EIP). Deferral elections are made by eligible executive officers each year during an “open enrollment” period for amounts to be earned in the following year. Autodesk does not make any contribution for executive officers under the Nonqualified Deferred Compensation Plan. Prior to April 2013, we maintained our Autodesk, Inc. Equity Incentive Deferral Plan, which permitted certain executive officers to defer up to 50% of their EIP award.

2015 Proxy Statement 61

The following table presents information regarding non-qualified deferred compensation activity for each listed officer during fiscal 2015:

	Executive
	Contributions	Aggregate
	(Distributions)	Earnings/	Aggregate
	in Fiscal	(Losses) in	Balance at
Named Executive Officer	Year ($)	Fiscal Year ($) (a)	Fiscal Year End ($)
Carl Bass	—	—	—
R. Scott Herren	—	—	—
Jan Becker	(323,958)	25,216	591,709
Steve M. Blum	68,621	39,496	629,544
Pascal W. Di Fronzo	—	14,997	171,284
Mark J. Hawkins	—	8,855	130,059
____________________

(a)	None of the earnings or losses in this column are reflected in the Summary Compensation Table because they are not considered preferential or above market.

Change-in-Control Arrangements and Employment Agreements

In an effort to ensure the continued service of our key executive officers in the event of a change-in-control, each of our current executive officers, among other employees, participate in an amended and restated Executive Change in Control Program (the “Program”) that was approved by the Board in March 2006 and amended most recently in September 2013. Mr. Bass has a change-in-control provision in his employment agreement, as noted below.

Executive Change in Control Program

Under the terms of the Program, if, within sixty days prior or twelve months following a “change in control,” an executive officer who participates in the Program is terminated without “cause,” or voluntarily terminates his or her employment for “good reason” (as those terms are defined in the Program), the executive officer will receive (among other benefits), following execution of a release and non-solicit agreement:

●	An amount equal to one and one-half times the sum of the executive officer’s annual base compensation and average annual bonus, plus the executive officer’s pro-rata bonus, provided the Company bonus targets are satisfied, payable in a lump sum;
●	Acceleration of all of the executive officer’s outstanding incentive equity awards, including stock options and RSUs; and
●	Reimbursement of the total applicable premium cost for medical and dental coverage for the executive officer and his or her eligible spouse and dependents until the earlier of 18 months from the date of termination or when the executive officer becomes covered under another employer’s employee benefit plans.
●	An executive officer who is terminated for any other reason will receive severance or other benefits only to the extent the executive would be entitled to receive them under our then-existing benefit plans and policies. If the benefits provided under the Program constitute parachute payments under Section 280G of the Code and are subject to the excise tax imposed by Section 4999 of the Code, then such benefits will be (1) delivered in full, or (2) delivered to such lesser extent that would result in no portion of the benefits being subject to the excise tax, whichever results in the executive officer receiving the greatest amount of benefits.

2015 Proxy Statement 62

As defined in the Program, a “change in control” occurs if any person acquires 50% or more of the total voting power represented by voting securities, if Autodesk sells all or substantially all its assets, if Autodesk merges or consolidates with another corporation, or if the composition of the Board changes substantially.

Employment Agreement with Carl Bass

In March 2013, Autodesk entered into an amended and restated employment agreement with Carl Bass that provides for, among other things, certain payments and benefits to be provided to Mr. Bass in the event his employment is terminated without “cause” or he resigns for “good reason,” including in connection with a “change of control” or following the completion of a Board-requested executive “transition period,” as each such term is defined in Mr. Bass's employment agreement.

In the event Mr. Bass's employment is terminated by Autodesk without cause or if Mr. Bass resigns for good reason, and such termination is not in connection with a change of control, Mr. Bass will receive (i) payment of 200% of his then current base salary for 12 months; (ii) payout of his pro-rata bonus for the fiscal year in which termination occurs, provided Autodesk bonus targets are satisfied, to be paid in one lump sum on or before March 15th of the succeeding fiscal year; (iii) fully accelerated vesting of all of his then-outstanding, unvested equity awards (other than any awards that vest in whole or in part based on performance); (iv) with respect to his then outstanding unvested equity awards that vest in whole or in part based on performance, those awards will vest, as if he had remained continuously employed by Autodesk through the end of the 12-month performance period in which his employment is terminated, based on the extent, if any, that the underlying performance criteria for those awards are satisfied for that performance period; (v) a period of not less than 12 months to exercise any vested stock options that were granted to Mr. Bass on or after February 2, 2009 (provided that such options shall expire, if earlier, on the date when they would have expired if his employment had not terminated); and (vi) reimbursement for premiums paid for continued health benefits for Mr. Bass and his eligible dependents until the earlier of 12 months following termination or the date Mr. Bass becomes covered under similar health plans. In addition, Mr. Bass is subject to non-solicitation and non-competition covenants for 12 months following a termination that gives rise to the severance benefits discussed above.

If, in connection with a change of control, Mr. Bass's employment is terminated by Autodesk without cause or if Mr. Bass resigns for good reason, Mr. Bass will receive (i) a lump sum payment in an amount equal to 200% of his then current annual base salary and average annual bonus; (ii) payout of his pro-rata bonus for the fiscal year of Autodesk in which termination occurs provided Autodesk bonus targets are satisfied, to be paid in one lump sum on or before March 15th of the succeeding fiscal year; (iii) fully accelerated vesting of all of his then outstanding unvested equity awards, including awards that would otherwise vest only upon satisfaction of performance criteria; (iv) a period of not less than twelve (12) months to exercise any vested stock options that were granted to Mr. Bass by Autodesk on or after February 2, 2009 (provided that such options shall expire, if earlier, on the date when they would have expired if his employment had not terminated); and (v) reimbursement for premiums paid for continued health benefits for Mr. Bass and his eligible dependents until the earlier of 18 months following termination or the date Mr. Bass becomes covered under similar health plans.

Potential Payments Upon Termination or Change in Control

The tables below list the estimated amount of compensation payable to each of the named executive officers in the event of voluntary termination, involuntary not-for-cause termination, for cause termination, termination following a change in control, and termination in the event of disability or death of the executive. The amounts shown for all named executive officers assume that such termination was effective as of January 31, 2015, and include all components of compensation, benefits and perquisites payable under the Executive Change in Control Program effective during the 2015 fiscal year or, in the case of Mr. Bass, pursuant to his employment agreement, discussed above. Estimated amounts for share-based compensation are based on the closing price of our Common Stock on the NASDAQ on Friday, January 30, 2015, which was $54.01 per share. The actual amounts for all named executive officers to be paid out can only be determined at the time of such executive’s separation. Mr. Hawkins resigned from Autodesk effective July 31, 2014 and was not eligible for compensation in connection with the termination of his employment.

2015 Proxy Statement 63

Carl Bass

Executive Benefits and Payments	Voluntary Termination on 1/31/2015 ($)	Involuntary Not For Cause or Voluntary for Good Reason (Except Change in Control) Termination on 1/31/2015 ($)	For Cause Termination on 1/31/2015 ($)	Involuntary Not for Cause or Voluntary For Good Reason (Change in Control) Termination on 1/31/2015 ($)	Disability on 1/31/2015 ($)	Death on 1/31/2015 ($)
Compensation:
Base Salary (1)	—	2,132,000	—	2,132,000	—	—
Short-Term Cash Incentive
Plan (EIP) (2)	—	1,448,428	—	3,343,082	1,448,428	—
Equity Awards (3)	—	16,471,648	—	21,264,496	—	—
Benefits and perquisites:
Health Insurance (4)	—	24,475	—	36,713	24,475	—
Disability Income (5)	—	—	—	—	2,021,923	—
Accidental Death or
Dismemberment (6)	—	—	—	—	1,066,000	1,066,000
Life Insurance (7)	—	—	—	—	—	2,000,000
Accrued Vacation Pay (8)	—	—	—	—	—	—
Total Executive Benefits and Payments Upon Separation	—	20,076,551	—	26,776,291	4,560,826	3,066,000

R. Scott Herren

Executive Benefits and Payments	Voluntary Termination on 1/31/2015 ($)	Involuntary Not For Cause or Voluntary for Good Reason (Except Change in Control) Termination on	For Cause Termination on 1/31/2015 ($)	Involuntary Not for Cause or Voluntary For Good Reason (Change in Control) Termination on	Disability on 1/31/2015 ($)	Death on 1/31/2015 ($)
Compensation:
Base Salary (1)	—	—	—	215,507	—	—
Short-Term Cash Incentive
Plan (EIP) (2)	—	—	—	278,435	—	—
Equity Awards (3)	—	—	—	1,944,360	—	—
Benefits and perquisites:
Health Insurance (4)	—	—	—	31,030	20,686	—
Disability Income (5)	—	—	—	—	2,493,918	—
Accidental Death or
Dismemberment (6)	—	—	—	—	1,710,000	1,710,000
Life Insurance (7)	—	—	—	—	—	1,710,000
Total Executive Benefits and Payments Upon Separation	—	—	—	2,469,332	4,224,604	3,420,000

2015 Proxy Statement 64

Jan Becker

Executive Benefits and Payments	Voluntary Termination on 1/31/2015 ($)	Involuntary Not For Cause or Voluntary for Good Reason (Except Change in Control) Termination on 1/31/2015 ($)	For Cause Termination on 1/31/2015 ($)	Involuntary Not for Cause or Voluntary For Good Reason (Change in Control) Termination on 1/31/2015 ($)	Disability on 1/31/2015 ($)	Death on 1/31/2015 ($)
Compensation:
Base Salary (1)	—	—	—	637,500	—	—
Short-Term Cash Incentive
Plan (EIP) (2)	—	—	—	741,381	—	—
Equity Awards (3)	—	—	—	3,062,819	—	—
Benefits and perquisites:
Health Insurance (4)	—	—	—	31,030	20,686	—
Disability Income (5)	—	—	—	—	1,157,357	—
Accidental Death or
Dismemberment (6)	—	—	—	—	425,000	425,000
Life Insurance (7)	—	—	—	—	—	850,000
Total Executive Benefits and Payments Upon Separation	—	—	—	4,472,730	1,603,043	1,275,000

Steven M. Blum

Executive Benefits and Payments	Voluntary Termination on 1/31/2015 ($)	Involuntary Not For Cause or Voluntary for Good Reason (Except Change in Control) Termination on	For Cause Termination on 1/31/2015 ($)	Involuntary Not for Cause or Voluntary For Good Reason (Change in Control) Termination on	Disability on 1/31/2015 ($)	Death on 1/31/2015 ($)
Compensation:
Base Salary (1)	—	—	—	690,000	—	—
Short-Term Cash
Incentive Plan (EIP) (2)	—	—	—	1,334,845	—	—
Sales Commissions and
Bonus (9)	—	—	—	862,500	—	—
Equity Awards (3)	—	—	—	3,218,168	—	—
Benefits and perquisites:
Health Insurance (4)	—	—	—	36,713	24,475	—
Disability Income (5)	—	—	—	—	2,870,084	—
Accidental Death or
Dismemberment (6)	—	—	—	—	2,000,000	2,000,000
Life Insurance (7)	—	—	—	—	—	2,000,000
Total Executive Benefits and Payments Upon Separation	—	—	—	6,142,226	4,894,559	4,000,000

2015 Proxy Statement 65

Pascal W. Di Fronzo

Executive Benefits and Payments	Voluntary Termination on 1/31/2015 ($)	Involuntary Not For Cause or Voluntary for Good Reason (Except Change in Control) Termination on	For Cause Termination on 1/31/2015 ($)	Involuntary Not for Cause or Voluntary For Good Reason (Change in Control) Termination on	Disability on 1/31/2015 ($)	Death on 1/31/2015 ($)
Compensation:
Base Salary (1)	—	—	—	690,000	—	—
Short-Term Cash
Incentive Plan (EIP) (2)	—	—	—	799,014	—	—
Equity Awards (3)	—	—	—	3,062,819	—	—
Benefits and perquisites:
Health Insurance (4)	—	—	—	36,079	24,053	—
Disability Income (5)	—	—	—	—	2,870,084	—
Accidental Death or
Dismemberment (6)	—	—	—	—	2,000,000	2,000,000
Life Insurance (7)	—	—	—	—	—	460,000
Total Executive Benefits and
Payments Upon Separation	—	—	—	4,587,912	4,894,137	2,460,000
____________________
(1)	Base Salary: For Mr. Bass, the amounts shown would be paid in accordance with his employment agreement that was in effect as of January 31, 2015. For the other named executive officers, the amounts shown would be paid in accordance with the Executive Change in Control Program effective during the 2015 fiscal year.
(2)	Short-Term Cash Incentive Plan (EIP): For Mr. Bass, the amounts shown would be paid in accordance with his employment agreement that was in effect as of January 31, 2015. For the other named executive officers, the amounts shown would be paid in accordance with the Executive Change in Control Program effective during the 2015 fiscal year. These amounts are based on the cash value of the short-term cash incentive plan.
(3)	Equity Awards: For Mr. Bass, the amounts shown reflect the value of unvested equity awards accelerated in accordance with his employment agreement that was in effect as of January 31, 2015. For the other named executive officers, the amounts shown reflect the value of unvested equity awards accelerated in accordance with the Executive Change in Control Program effective during the 2015 fiscal year. Reported values are based on (i) the excess of the closing price of our Common Stock on January 30, 2015 ($54.01 per share), over the exercise price with respect to unvested stock options, and (ii) the closing price of our Common Stock on January 30, 2015 ($54.01 per share) in the case of RSUs and PSUs.
(4)	Health Insurance: For Mr. Bass, in accordance with his employment agreement that was in effect as of January 31, 2015, these amounts represent the cost of continuing coverage for Mr. Bass and his dependents. The amount shown in the Involuntary Not for Cause or Voluntary for Good Reason (Except Change in Control) Termination column reflects twelve months of coverage after separation. The amounts in the Involuntary Not for Cause or Voluntary for Good Reason (Change in Control) Termination column reflect eighteen months of coverage after separation. For the other named executive officers, these amounts represent the cost of continuing coverage for medical and dental benefits for each executive and his or her dependents (i) in the case of the Disability column, for twelve months in accordance with Autodesk's benefits program, and (ii) in the case of the Involuntary Not for Cause or Voluntary for Good Reason (Change in Control) Termination column, for eighteen months after separation in accordance with the Executive Change in Control Program effective during the 2015 fiscal year.
(5)	Disability Income: Reflects the estimated present value of all future payments to each executive under his or her elected disability program, which represent 100% of base salary for the first 90 days, and then 66- 2/3% of salary thereafter, with a maximum of $20,000 per month, until the age of 65. These payments would be made by the insurance provider, not by Autodesk.
(6)	Accidental Death or Dismemberment: Reflects the lump-sum amount payable to each executive or his or her beneficiaries by Autodesk’s insurance provider in the event of the executive’s accidental death. There is also a prorated lump sum payment for dismemberment. The amount shown as payable upon dismemberment is based upon the payout for the most severe dismemberment under the plan.
(7)	Life Insurance: Reflects the lump-sum amount payable to beneficiaries by Autodesk’s insurance provider in the event of the executive’s death.

2015 Proxy Statement 66

(8)	Accrued Vacation Pay: At January 31, 2015, Mr. Bass had no accrued vacation.
(9)	Sales Commissions and Bonus: For Mr. Blum, amounts reflect the fiscal 2015 sales commissions and bonuses earned.

Compensation of Directors

During fiscal 2015, our non-employee directors were eligible to receive the annual compensation set forth below:

Member of the Board of Directors	$75,000 and 8,300 RSUs
Non-executive Chairman of the Board	an additional	$65,000
Chair of the Audit Committee	an additional	$25,000
Chair of the Compensation and Human Resources Committee	an additional	$20,000
Chair of the Corporate Governance and Nominating Committee	an additional	$10,000

The annual compensation cycle for non-employee directors begins on the date of the annual stockholders' meeting and ends on the date of the next annual stockholders meeting (“Directors' Compensation Cycle”). Director compensation in the tables below represents the portion of annual compensation with respect to service during Autodesk's fiscal 2015.

No later than December 31 of the year prior to a director's re-election to the Board, the director can elect to receive up to 100% of his or her annual fees in the form of RSUs issued at a rate of $1.20 worth of stock for each $1.00 of cash compensation foregone. The RSUs are issued at the beginning of the Directors' Compensation Cycle on the date of the annual meeting of stockholders and will vest on the date of the annual meeting of stockholders in the following year, provided that the recipient is a director on such date. For the period from June 13, 2013 through June 10, 2014, all of our non-employee directors, except Mr. Beveridge, Mr. Georgens, Ms. Rafael and Mr. West, elected to convert 100% of the cash portion of their annual fees to RSUs. Mr. Beveridge, Mr. Georgens, Ms. Rafael and Mr. West did not elect to receive any portion of their annual fees in the form of RSUs and instead received 100% cash. For the period from June 10, 2014 through June 10, 2015, all of our non-employee directors, except Mr. Beveridge, Mr. Georgens, Ms. Rafael and Mr. West, elected to convert 100% of the cash portion of their annual fees to RSUs. Mr. Beveridge, Mr. Georgens, Ms. Rafael and Mr. West did not elect to receive any portion of their annual fees in the form of RSUs and instead received 100% cash. If elected, cash compensation is accrued monthly and paid quarterly, in arrears.

During fiscal 2015, Autodesk's 2012 Outside Directors' Stock Plan provided for the automatic grant of RSUs to our non-employee directors. Upon being elected or appointed to our Board, each non-employee director would be provided an initial grant of 12,400 RSUs (“Initial RSUs”), with subsequent annual grants of 8,300 RSUs (“Subsequent Annual RSUs”). The Initial RSUs vest over a three-year period; Subsequent Annual RSUs vest over a one-year period.

On March 12, 2015, the Board amended the 2012 Outside Directors' Stock Plan to change Initial RSUs and Subsequent Annual RSUs from fixed numbers of shares (12,400 and 8,300, respectively) to fixed dollar values of shares ($450,000 and $250,000, respectively) based on the closing stock price on the date of grant. As a result, the directors will receive Subsequent Annual RSUs with a grant date value of $250,000 on the date of the Annual Meeting.

2015 Proxy Statement 67

The table below presents information concerning the compensation paid by us to each of our non-employee directors for fiscal 2015. Mr. Bass, who was an Autodesk employee during fiscal 2015, did not receive additional compensation for his service as a director.

Director	Fees Earned or Paid in Cash ($) (a)	Stock Awards ($) (b)	Total ($)
Crawford W. Beveridge	140,000	448,864	588,864
J. Hallam Dawson	75,000	463,850	538,850
Thomas Georgens	75,000	448,864	523,864
Per-Kristian Halvorsen	85,000	465,842	550,842
Mary T. McDowell	95,000	467,846	562,846
Lorrie M. Norrington	100,000	468,830	568,830
Betsy Rafael	75,000	448,864	523,864
Stacy J. Smith	75,000	463,850	538,850
Steven M. West	75,000	448,864	523,864

(a)	Fees Earned or Paid in Cash reflects the dollar amounts of fees earned. As noted above, during fiscal 2015, directors could elect to receive up to 100% of their compensation in the form of RSUs in lieu of cash. The following table represents actual cash received by the directors in fiscal 2015 based on their elections. See footnote (b) for more information regarding the RSUs granted in lieu of cash.

Director	Fees Actually Paid in Cash ($)
Crawford W. Beveridge	140,000
J. Hallam Dawson	—
Thomas Georgens	75,000
Per-Kristian Halvorsen	—
Mary T. McDowell	—
Lorrie M. Norrington	—
Betsy Rafael	75,000
Stacy J. Smith	—
Steven M. West	75,000

(b)	The Stock Awards column reflects (i) the grant date fair value of the Initial RSUs and Subsequent Annual RSUs and (ii) the pro-rata grant date fair value of 20% of the stock awards the directors earned during fiscal 2015 in lieu of cash. The 20% represents the premium of $1.20 worth of stock for each $1.00 of cash compensation foregone. The assumptions used in the valuation of these awards are set forth in Note 1, “Business and Summary of Significant Accounting Policies” in the Notes to Consolidated Financial Statements in our fiscal 2015 Annual Report on Form 10-K filed on March 18, 2015. These amounts do not correspond to the actual value that will be realized by the directors upon the vesting of RSUs or the sale of the Common Stock underlying such awards.

2015 Proxy Statement 68

The following table shows the total amounts and fair values, as well as the 20% premium, of RSUs granted on June 13, 2013, in lieu of cash foregone for the June 13, 2013, through June 10, 2014, Directors' Compensation Cycle:

	Restricted Stock Unit
Director	Total Number of Shares (#)	Number of Shares Representing the 20% Premium (#)	Grant Date Fair Value of Stock Awards ($)	Grant Date Fair Value of the 20% Premium of the Stock Awards ($)
Crawford W. Beveridge	—	—	—	—
J. Hallam Dawson	2,508	418	89,987	14,998
Thomas Georgens	—	—	—	—
Per-Kristian Halvorsen	2,842	473	101,971	16,971
Mary T. McDowell	3,177	529	113,991	18,981
Lorrie M. Norrington	3,344	557	119,983	19,985
Betsy Rafael	—	—	—	—
Stacy J. Smith	2,508	418	89,987	14,998
Steven M. West	—	—	—	—

The following table shows the total amounts and fair values, as well as the 20% premium, of RSUs granted on June 10, 2014, in lieu of cash foregone for the June 10, 2014, through June 10, 2015, Directors' Compensation Cycle:

	Restricted Stock Unit
Director	Total Number of Shares (#)	Number of Shares Representing the 20% Premium (#)	Grant Date Fair Value of Stock Awards ($)	Grant Date Fair Value of the 20% Premium of the Stock Awards ($)
Crawford W. Beveridge	—	—	—	—
J. Hallam Dawson	1,664	277	89,989	14,980
Thomas Georgens	—	—	—	—
Per-Kristian Halvorsen	1,886	314	101,995	16,981
Mary T. McDowell	2,107	351	113,947	18,982
Lorrie M. Norrington	2,218	369	119,949	19,956
Betsy Rafael	—	—	—	—
Stacy J. Smith	1,664	277	89,989	14,980
Steven M. West	—	—	—	—

The following table shows the total amounts and fair values of Subsequent Annual RSUs and Initial RSUs granted during fiscal 2015.

	Restricted Stock Unit
Director	Grant Date	Number of Shares (#)	Grant Date Fair Value of Stock Awards ($)
Crawford W. Beveridge	6/10/2014	8,300	448,864
J. Hallam Dawson	6/10/2014	8,300	448,864
Thomas Georgens	6/10/2014	8,300	448,864
Per-Kristian Halvorsen	6/10/2014	8,300	448,864
Mary T. McDowell	6/10/2014	8,300	448,864
Lorrie M. Norrington	6/10/2014	8,300	448,864
Betsy Rafael	6/10/2014	8,300	448,864
Stacy J. Smith	6/10/2014	8,300	448,864
Steven M. West	6/10/2014	8,300	448,864

2015 Proxy Statement 69

The aggregate number of each director's stock options and RSUs outstanding at January 31, 2015, was:

Directors	Aggregate Number of Shares Underlying Outstanding Stock Options Outstanding	Aggregate Number of Shares Underlying Outstanding Restricted Stock Units
Crawford W. Beveridge	45,000	8,300
J. Hallam Dawson	40,000	9,964
Thomas Georgens	—	8,300
Per-Kristian Halvorsen	40,000	10,186
Mary T. McDowell	45,000	10,407
Lorrie M. Norrington	50,000	10,518
Betsy Rafael	—	8,300
Stacy J. Smith	50,000	9,964
Steven M. West	—	8,300

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the beneficial ownership of Autodesk’s Common Stock as of March 31, 2015, for each person or entity who is known by Autodesk to own beneficially more than 5% of the outstanding shares of Autodesk Common Stock, each of Autodesk’s directors (including the nominees for directors), each of the named executive officers, and all directors and executive officers as a group.

5% Stockholders, Directors and Officers (1)	Common Stock Beneficially Owned (2)	Percentage Beneficially Owned (3)
Principal Stockholders:
The Vanguard Group, Inc. (4)	17,169,012	7.5%
Soroban Capital GP LLC (5)	16,167,814	7.1%
Clearbridge Investments, LLC (6)	14,577,116	6.4%
Lone Pine Capital LLC (7)	14,463,336	6.3%
BlackRock, Inc. (8)	13,673,395	6.0%
Non-Employee Directors:
Crawford W. Beveridge (9)	73,773	*
J. Hallam Dawson (10)	83,936	*
Tom Georgens	8,308	*
Per-Kristian Halvorsen (11)	57,052	*
Mary T. McDowell (12)	67,533	*
Lorrie M. Norrington (13)	61,378	*
Betsy Rafael	—	*
Stacy J. Smith (14)	71,864	*
Steven M. West	24,905	*
Named Executive Officers:
Carl Bass (15)	584,799	*
R. Scott Herren (16)	—	*
Steven M. Blum (17)	103,374	*
Pascal W. Di Fronzo (18)	35,390	*
Jan Becker	55,167	*
Mark J. Hawkins	—	*
All directors and executive officers as a group (14 individuals) (19)	1,227,479	*
____________________

2015 Proxy Statement 70

* Represents less than one percent (1%) of the outstanding Common Stock.

(1)	Unless otherwise indicated in their respective footnote, the address for each listed person is c/o Autodesk, Inc., 111 McInnis Parkway, San Rafael, California 94903.
(2)	The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3, beneficial ownership includes any shares the individual or entity has the right to acquire within 60 days of March 31, 2015, through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person or entity has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.
(3)	The total number of shares of Common Stock outstanding as of March 31, 2015, was 229,123,864.
(4)	As of December 31, 2014, the reporting date of The Vanguard Group, Inc.’s most recent filing with the SEC pursuant to Section 13(g) of the Exchange Act filed on February 9, 2015, The Vanguard Group, Inc. was deemed to have sole voting power with respect to 394,091 shares, sole dispositive power with respect to 16,797,836 shares, shared voting power with respect to 0 shares, and shared dispositive power with respect to 371,176 shares. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.
(5)	As of December 31, 2014, the reporting date of Soroban Capital GP LLC's most recent filing with the SEC pursuant to Section 13(g) of the Exchange Act filed on February 17, 2015, Soroban Capital GP LLC, Soroban Capital Partners LP, Soroban Capital Partners GP LLC and Eric W. Mandelblatt were deemed to have shared voting and dispositive power with respect to 16,167,814 shares, of which Soroban Master Fund LP held shared voting and dispositive power with respect to 12,513,527 shares. None of those parties held sole voting and dispositive power with respect to the shares. The address of Soroban Capital GP LLC, Soroban Capital Partners GP LP, Soroban Capital Partners GP LLC and Eric W. Mandelblatt is 444 Madison Avenue, 21st Floor, New York, NY 10022. The address of Soroban Master Fund, LP is 45 Market Street, Camana Bay, Grand Cayman KY1-1103, Cayman Islands.
(6)	As of December 31, 2014, the reporting date of Clearbridge Investments, LLC's most recent filing with the SEC pursuant to Section 13(g) of the Exchange Act filed on February 17, 2015, Clearbridge Investments, LLC was deemed to have sole voting power with respect to 14,198,592 shares, sole dispositive power with respect to 14,577,116 shares, and shared voting and shared dispositive power with respect to 0 shares. The address of Clearbridge Investments, LLC is 620 8th Avenue, New York, NY 10018.
(7)	As of December 31, 2014, the reporting date of Lone Pine Capital LLC's most recent filing with the SEC pursuant to Section 13(g) of the Exchange Act filed on February 17, 2015, Lone Pine Capital LLC held shares between Stephen F. Mandel, Jr., which were deemed to have sole voting and dispositive power with respect to 0 shares, and shared voting and dispositive power with respect to 14,463,336 shares. The address of Lone Pine Capital LLC and Stephen F Mandel, Jr. is Two Greenwich Plaza, Greenwich, CT 06830.
(8)	As of December 31, 2014, the reporting date of BlackRock, Inc.’s most recent filing with the SEC pursuant to Section 13(g) of the Exchange Act filed on January 12, 2015, BlackRock, Inc. was deemed to have sole voting power with respect to 11,711,892 shares, sole dispositve power with respect to 13,661,720 shares, and shared voting and dispositive power with respect to 11,675 shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10022.
(9)	Includes 40,000 shares subject to options exercisable within 60 days of March 31, 2015.
(10)	Includes 40,000 shares subject to options exercisable within 60 days of March 31, 2015.
(11)	Includes 35,000 shares subject to options exercisable within 60 days of March 31, 2015.
(12)	Includes 45,000 shares subject to options exercisable within 60 days of March 31, 2015.
(13)	Includes 50,000 shares subject to options exercisable within 60 days of March 31, 2015.
(14)	Includes 50,000 shares subject to options exercisable within 60 days of March 31, 2015.
(15)	Includes 300,000 shares subject to options exercisable within 60 days of March 31, 2015. Includes 90,057 shares held by an irrevocable trust, as to which Mr. Bass holds sole voting rights, but no dispositive rights, as special voting trustee. Mr. Bass disclaims beneficial ownership of the shares held in trust except to the extent of his pecuniary interest.
(16)	Upon commencement of his employment on November 3, 2014, Mr. Herren was granted 36,000 RSUs, none of which vest within 60 days of March 31, 2015.
(17)	Includes 50,000 shares subject to options exercisable within 60 days of March 31, 2015.
(18)	Includes 6,875 shares subject to options exercisable within 60 days of March 31, 2015.
(19)	Includes 616,875 shares subject to options exercisable, and RSUs that vest, within 60 days of March 31, 2015.

2015 Proxy Statement 71

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review, Approval or Ratification of Related Person Transactions

Autodesk's Related Party Transactions Policy states that all transactions between or among Autodesk and its wholly-owned subsidiaries and any Related Party, as defined in the Policy, requires the prior written approval of the Chief Financial Officer. Non-routine transactions with vendors and suppliers to Autodesk and its wholly-owned subsidiaries require the prior written approval of the Corporate Controller. In addition, in accordance with our Code of Business Conduct and the charter for the Audit Committee, our Audit Committee reviews and approves in advance any proposed “related person” transactions. Any related person transaction will be disclosed in an SEC filing as required by the rules of the SEC. For purposes of these procedures, “related person” and “transaction” have the meanings contained in Item 404 of Regulation S-K.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC and the NASDAQ. Such executive officers, directors and stockholders also are required by SEC rules to furnish us with copies of all Section 16(a) forms that they file.

Based solely on our review of the copies of such reports furnished to us and written representations that no other reports were required to be filed during fiscal 2015, we are not aware of any late Section 16(a) filings.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee is a committee of the Board consisting solely of independent directors as required by the listing standards of the NASDAQ and rules of the SEC. The Audit Committee operates under a written charter approved by the Board, which is available on Autodesk's website at www.autodesk.com under “Investor Relations—Corporate Governance.” The composition of the Audit Committee, the attributes of its members and the responsibilities of the Audit Committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The Audit Committee reviews and assesses the adequacy of its charter and the Audit Committee’s performance on an annual basis.

As described more fully in its charter, the Audit Committee’s role includes the oversight of our financial, accounting and reporting processes; our system of internal accounting and financial controls; and oversight of the management of risks associated with the Company’s financial reporting, accounting and auditing matters. The Audit Committee oversees the appointment, compensation, engagement, retention, termination and services of our independent registered public accounting firm, Ernst & Young LLP, including conducting a review of its independence; reviewing and approving the planned scope of our annual audit; overseeing Ernst & Young LLP’s audit work; reviewing and pre-approving any audit and permissible non-audit services and fees that may be performed by Ernst & Young LLP; reviewing with management and Ernst & Young LLP compliance by Autodesk with establishing and maintaining an adequate system of internal financial and disclosure controls; reviewing our critical accounting policies and the application of accounting principles; monitoring the rotation of partners of Ernst & Young LLP on our audit engagement team as required by regulation; reviewing the Company’s treasury policies and tax positions; and overseeing the performance of our internal audit function. The Audit Committee establishes and oversees compliance by Autodesk with the procedures for handling complaints regarding accounting, internal accounting controls, or auditing matters, including procedures for confidential, anonymous submission of concerns by employees regarding accounting and auditing matters. The Audit Committee’s role also includes meeting to review our annual audited financial statements and quarterly financial statements with management and Ernst & Young LLP. The Audit Committee held 13 meetings during fiscal 2015. Management is responsible for the quarterly and annual financial statements and the reporting process, including the systems of internal controls. Ernst & Young LLP is responsible for expressing an opinion on the

2015 Proxy Statement 72

conformity of our audited financial statements with generally accepted accounting principles. Within this context, the Audit Committee reviewed and discussed the audited financial statements for fiscal 2015 with management and Ernst & Young LLP.

The Audit Committee has received the written disclosures and letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, has discussed with Ernst & Young LLP the independence of that firm, and has considered whether the provision of non-audit services was compatible with maintaining the independence of that firm. In addition, the Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16, “Communications with Audit Committees.” The Audit Committee also discussed with management and with Ernst & Young LLP the evaluation of Autodesk’s internal controls and the effectiveness of Autodesk’s internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002.

The Audit Committee discussed with Autodesk’s internal and independent auditors the overall scope and plans for their respective audits. In addition, the Audit Committee met with the internal and the independent auditors, with and without management present, on a regular basis in fiscal 2015 and discussed the results of their examinations and the overall quality of Autodesk’s financial reporting.

On the basis of these reviews and discussions, the Audit Committee recommended to the Board (and the Board has approved) that Autodesk’s audited financial statements be included in Autodesk’s Annual Report on Form 10-K for the fiscal year ended January 31, 2015, for filing with the SEC.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Lorrie M. Norrington (Chair)
J. Hallam Dawson
Steven M. West
Betsy Rafael

OTHER MATTERS

The Board does not know of any other matters to be presented at the Annual Meeting. If any other matters are properly presented at the Annual Meeting, shares of Common Stock represented by proxy will be voted in accordance with the discretion of the proxy holders.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. Autodesk urges you to vote at your earliest convenience.

THE BOARD OF DIRECTORS
April 28, 2015
San Rafael, California

2015 Proxy Statement 73

Appendix A

AUTODESK, INC.

2012 EMPLOYEE STOCK PLAN

(AS AMENDED AND RESTATED EFFECTIVE

AS OF JUNE 10, 2015)*1

1. Purposes of the Plan. The purposes of this 2012 Employee Stock Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to Employees, and to promote the success of the Company’s business.

2. Definitions. As used herein, the following definitions shall apply:

(a)	“Administrator” means the Board or any of its Committees as shall be administering the Plan, in accordance with Section 4 of the Plan.
(b)	“Applicable Laws” means the requirements relating to the administration of equity compensation plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Shares are listed or quoted and the applicable laws of any other country or jurisdiction where Awards are granted under the Plan.
(c)	“Award” means, individually or collectively, a grant under the Plan of Incentive Stock Options, Nonqualified Stock Options, Restricted Stock or Restricted Stock Units.
(d)	“Award Agreement” means the written or electronic agreement setting forth the terms and conditions applicable to each Award granted under the Plan.
(e)	“Board” means the Board of Directors of the Company.
(f)	“Change of Control” means the occurrence of any of the following events, in one or a series of related transactions:
(i) any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act, other than the Company, a subsidiary of the Company or a Company employee benefit plan, including any trustee of such plan acting as trustee, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors; or
(ii) a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or
(iii) the sale or disposition by the Company of all or substantially all the Company’s assets; or
(iv) a change in the composition of the Board, as a result of which fewer than a majority of the Directors are Incumbent Directors. “Incumbent Directors” shall mean Directors who either (A) are Directors as of the date this Plan is approved by the Board, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Directors and whose election or nomination was not in connection with any transaction described in (i) or (ii) above or in connection with an actual or threatened proxy contest relating to the election of directors of the Company.
(g)	“Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.
____________________
1 * The Plan was originally adopted by the Board on November 7, 2011 and approved by the stockholders on January 6, 2012. The Plan was amended and restated via Board approval on November 15, 2013, and was approved by the stockholders on January 14, 2014, to become effective on January 14, 2014. The Plan was further amended and restated via Board approval on March 12, 2015, and was approved by the stockholders on June 10, 2015, to become effective on June 10, 2015.

2015 Proxy Statement Appendix A

(h)	“Committee” means a Committee appointed by the Board in accordance with Section 4 of the Plan.
(i)	“Common Stock” means the Common Stock of the Company.
(j)	“Company” means Autodesk, Inc., a Delaware corporation, or any successor thereto.
(k)	“Date of Grant” means, with respect to an Award, the date that the Award is granted and its exercise price is set (if applicable), consistent with Applicable Laws and applicable financial accounting rules.
(l)	“Director” means a member of the Board.
(m)	“Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.
(n)	“Earnings Per Share” means, as to any Performance Period, fully diluted earnings per share of the Company, a business unit or an industry group, as defined by generally accepted accounting principles.
(o)	“Effective Date” means January 6, 2012.
(p)	“Employee” means any person employed by the Company or any Parent or Subsidiary of the Company. An Employee shall not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, any Subsidiary, or any successor. For purposes of Incentive Stock Options, no such leave may exceed ninety days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then three (3) months following the 91st day of such leave any Incentive Stock Option held by the Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonstatutory Stock Option.
(q)	“Exchange Act” means the Securities Exchange Act of 1934, as amended. Reference to a specific section of the Exchange Act or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.
(r)	“Fair Market Value” means, as of any date, the value of Common Stock determined as follows:
(i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market of the National Association of Securities Dealers, Inc. Automated Quotation (“Nasdaq”) System, the Fair Market Value of a Share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such system or exchange (or the exchange with the greatest volume of trading in Common Stock) on the day of determination; or
(ii) In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Administrator.
(iii) If Fair Market Value is to be determined as of a date which is not a date on which the Common Stock is traded, then the Fair Market Value on such date shall be the Fair Market Value on the next subsequent trading date.
(s)	“Fiscal Year” means a fiscal year of the Company.
(t)	“Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.
(u)	“Net Income” means, as to any Performance Period, net income for the Performance Period of the Company, a business unit or an industry group, as defined by generally accepted accounting principles.
(v)	“Nonqualified Stock Option” means an Option not intended to qualify as an Incentive Stock Option.
(w)	“Notice of Grant” means a written or electronic notice evidencing certain terms and conditions of an individual Award. The Notice of Grant is part of the Award Agreement.
(x)	“Operating Margins” means the ratio of Operating Income to Revenue.
(y)	“Operating Income” means income from operations of the Company, a business unit or an industry group, as defined by generally accepted accounting principles.
(z)	“Option” means an Incentive Stock Option or Nonqualified Stock Option granted pursuant to the Plan.
(aa)	“Parent” means a “parent corporation”, whether now or hereafter existing, as defined in Section 424(e) of the Code.
(bb)	“Participant” means the holder of an outstanding Award granted under the Plan.
(cc)

“Performance Goals” means the goal(s) (or combined goal(s)) determined by the Administrator (in its discretion) to be applicable to a Participant with respect to Awards of Restricted Stock or Restricted Stock Units. Such Performance Goals may be made applicable to Awards which are intended to comply with Section 162(m) of the Code, as well as Awards which not intended to comply with Section 162(m) of the Code. As determined by the Administrator, the Performance

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Goals applicable to an Award may provide for a targeted level or levels of achievement using one or more of the following measures: (a) Revenue, (b) Earnings Per Share, (c) Net Income, (d) Operating Margins, (e) Total Stockholder Return, (f) recurring revenue (including annualized), (g) bookings, (h) billings, (i) number of customers, (j) objective customer indicators, (k) expenses, (l) cost reduction goals, (m) economic value added, (n) cash flow (including operating cash flow or free cash flow), (o) cash flow per share, and (p) sales or revenue targets, including product or product family targets. The Performance Goals may differ from Participant to Participant and from Award to Award. Any criteria used may be measured, as applicable, (i) on Pro Forma numbers, (ii) in absolute terms, (iii) in relative terms (including, but not limited, the passage of time and/or against other companies or financial metrics), (iv) on a per share and/or share per capita basis, (v) against the performance of the Company as a whole or against particular segments, business units, industry groups or products of the Company and/or (vi) on a pre-tax or after-tax basis. Prior to the date on which such Performance Goals are determined, the Administrator shall stipulate whether any element(s) (for example, but not by way of limitation, the effect of mergers or acquisitions) shall be included in or excluded from the calculation of any Performance Goal with respect to any Participants (notwithstanding any other provision of the Plan, whether or not such determinations result in any Performance Goal being measured on a basis other than generally accepted accounting principles). Such stipulation may also be made after the date such Performance Goals are determined to the extent that such stipulation would not violate Section 162(m) of the Code.

(dd)	“Performance Period” means any Fiscal Year or such longer period as determined by the Administrator in its sole discretion.
(ee)

“Period of Restriction” means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. As provided in Section 9, such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator, in its discretion.

(ff)	“Plan” means this 2012 Employee Stock Plan, as set forth in this instrument and as hereafter amended from time to time.
(gg)

“Pro Forma” means calculation of a Performance Goal in a manner that excludes certain non-recurring, unusual or non-cash expenses or credits, such as restructuring expenses, extraordinary tax events, expenses or credits related to equity compensation or the like, acquisition related expenses and charges, extraordinary items, income or loss from discontinued operations, and/or gains or losses from early extinguishment of debt instead of conforming to generally accepted accounting principles.

(hh)	“Restricted Stock” means an Award granted to a Participant pursuant to Section 9.
(ii)	(ii) “Restricted Stock Unit” means an Award granted to a Participant pursuant to Section 10.
(jj)	“Revenue” means net sales for the Performance Period of the Company, a business unit or an industry group, as defined by generally accepted accounting principles.
(kk)	“Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.
(ll)	“Section 16(b)” means Section 16(b) of the Securities Exchange Act of 1934, as amended.
(mm)	“Share” means a share of the Common Stock, as adjusted in accordance with Section 13 of the Plan.
(nn)	“Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.
(oo)	“Total Stockholder Return” means the total return (change in share price plus reinvestment of any dividends) of a share of the Company’s common stock.

3. Stock Subject to the Plan.

(a)	Subject to the provisions of Section 13 of the Plan, the maximum aggregate number of Shares which may be issued under the Plan is equal to 30,550,000 Shares plus that number of Shares remaining for issuance under the 2008 Employee Stock Plan as of January 6, 2012, not to exceed 8,500,000 Shares, plus that number of Shares that are subject to equity awards granted under the 2008 Employee Stock Plan, the 2008 Employee Stock Plan (as amended and restated), the 2006 Employee Stock Plan and the 1996 Stock Plan (collectively, the “Prior Plans”) which are outstanding as of January 6, 2012, not to exceed 6,000,000 Shares, and thereafter terminate, expire, lapse or are forfeited for any reason and which following the termination, expiration, lapse or forfeiture of such awards do not again become available for issuance under the Prior Plans, with the maximum aggregate total of Shares which may be issued under the Plan not to exceed 45,050,000 Shares.

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(b)	The Shares may be authorized, but unissued, or reacquired Common Stock. Subject to Section 3(c) hereof, if an Award expires or becomes unexercisable without having been exercised in full, or with respect to Restricted Stock or Restricted Stock Units, is forfeited to or repurchased by the Company, the unpurchased Shares (or for Awards other than Options, the forfeited or repurchased Shares) which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). Shares that have actually been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan; provided, however, that if unvested Shares of Restricted Stock or Restricted Stock Units are repurchased by the Company or are forfeited to the Company, such Shares will become available for future grant under the Plan. Shares used to pay the tax and exercise price of an Award will not become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan. Notwithstanding the foregoing and, subject to adjustment provided in Section 13, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options shall equal the aggregate Share number stated in Section 3(a), plus, to the extent allowable under Section 422 of the Code, any Shares that become available for issuance under the Plan under this Section 3(b).
(c)	Notwithstanding anything to the contrary, each Share subject to an Incentive Stock Option or Nonqualified Stock Option shall be counted against the Shares authorized for issuance under the Plan as one Share. Each Share subject to an Award of Restricted Stock or Restricted Stock Units shall be counted against the Shares authorized for issuance under the Plan as 1.79 Shares. Each Share which is subject to an Award of Restricted Stock or Restricted Stock Units granted under the Plan which is forfeited to or repurchased by the Company pursuant to Section 3(b) hereof shall count as having returned 1.79 Shares to the total of number of Shares which are available for future grant or sale under the Plan.

4. Administration of the Plan.

(a)	Procedure.
	(i)	Multiple Administrative Bodies. The Plan may be administered by the Board or different Committees with respect to different groups of Employees.
	(ii)	Section 162(m). To the extent that the Administrator determines it to be desirable to qualify Awards granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan shall be administered by a Committee of two or more “outside directors” within the meaning of Section 162(m) of the Code.
	(iii)	Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder shall be structured to satisfy the requirements for exemption under Rule 16b-3.
	(iv)	Other Administration. Other than as provided above, the Plan shall be administered by (A) the Board or (B) a Committee, which committee shall be constituted to satisfy Applicable Laws.
(b)

Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator shall have the authority, in its discretion:

	(i)	to determine the Fair Market Value of the Common Stock, in accordance with Section 2(r) of the Plan;
	(ii)	to select the Employees to whom Awards may be granted hereunder;
	(iii)	to determine whether and to what extent Awards are granted hereunder;
	(iv)	to determine the number of Shares to be covered by each Award granted hereunder;
	(v)	to approve forms of agreement for use under the Plan;
	(vi)	to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. With respect to Options, such terms and conditions include, but are not limited to, the exercise price, the time or times when Options may be exercised, based in each case on such factors as the Administrator, in its sole discretion, shall determine;
	(vii)	to construe and interpret the terms of the Plan and Awards granted hereunder;
(viii)

to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of qualifying for preferred tax treatment under foreign tax laws;

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	(ix)	to modify or amend each Award (not inconsistent with the terms of the Plan), including the discretionary authority to extend the post-termination exercisability period of Options longer than is otherwise provided for in the Plan;
	(x)	to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;
	(xi)	to allow Participants to satisfy withholding tax obligations in such manner as may be determined by the Administrator in accordance with the terms of the Plan;
	(xii)	to determine the terms and restrictions applicable to Awards; and
	(xiii)	to make all other determinations deemed necessary or advisable for administering the Plan.
(c)	Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations shall be final and binding on all Participants and any other holders of Awards and shall be given the maximum deference permitted by law.

5. Eligibility. Awards may be granted only to Employees.

6. No Employment Rights. Neither the Plan nor any Award shall confer upon a Participant any right with respect to continuing the Participant’s employment with the Company or its Subsidiaries, nor shall they interfere in any way with the Participant’s right or the Company’s or Subsidiary’s right, as the case may be, to terminate such employment at any time, with or without cause or notice.

7. Term of Plan. The Plan shall become effective on January 6, 2012 and continue in effect, unless terminated earlier, until June 30, 2022.

8. Stock Options.

(a)

Grant of Options. Subject to the terms and provisions of the Plan, Options may be granted to Employees at any time and from time to time as determined by the Administrator in its sole discretion. The Administrator, in its sole discretion, shall determine the number of Shares subject to each Option, provided that during any Fiscal Year, no Participant shall be granted Options covering more than a total of 1,500,000 Shares; provided, however, that such limit shall be 3,000,000 Shares in the Participant’s first Fiscal Year of Company service. The Administrator may grant Incentive Stock Options, Nonstatutory Stock Options, or a combination thereof.

(b)

Term. The term of each Option shall be stated in the Notice of Grant; provided, however, that the term shall be no longer than ten (10) years from the Date of Grant. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option shall be no longer than five (5) years from the Date of Grant. Subject to the five (5) and ten (10) year limits set forth in the preceding sentence, the Administrator may, after an Option is granted, extend the maximum term of the Option. Unless otherwise determined by the Administrator, any extension of the term of an Option pursuant to this Section 8(b) shall comply with Code Section 409A.

(c)

Option Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option shall be determined by the Administrator and shall be no less than 100% of the Fair Market Value per share on the Date of Grant; provided, however, that in the case of an Incentive Stock Option granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be no less than 110% of the Fair Market Value per Share on the Date of Grant.

Notwithstanding the foregoing, in the event that the Company or a Subsidiary consummates a transaction described in Section 424(a) of the Code (e.g., the acquisition of property or stock from an unrelated corporation), persons who become Employees on account of such transaction may be granted Options in substitution for options granted by their former employer. If such substitute Options are granted, the Administrator, in its sole discretion and consistent with Section 424(a) of the Code, may determine that such substitute Options shall have an exercise price less than one hundred percent (100%) of the Fair Market Value of the Shares on the Date of Grant.

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(d)

No Repricing. The exercise price for an Option may not be reduced without the consent of the Company’s stockholders. This shall include, without limitation, a repricing of the Option as well as an Option exchange program whereby the Participant agrees to cancel an existing Option in exchange for (a) Awards with a lower exercise price, (b) a different type of Award, (c) cash, or (d) a combination of (a), (b) and/or (c).

(e)	Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator shall fix the period within which the Option may be exercised and shall determine any conditions which must be satisfied before the Option may be exercised. In so doing, the Administrator may specify that an Option may not be exercised until the completion of a service period or until performance milestones are satisfied.
(f)	Form of Consideration. The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator shall determine the acceptable form of consideration at the time of grant. Subject to Applicable Laws, such consideration may consist entirely of:
	(i)	cash;
	(ii)	check;
	(iii)	other Shares which (A) in the case of Shares acquired upon exercise of an option, have been owned by the Participant for more than six months on the date of surrender, and (B) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised;
	(iv)	delivery to the Company of (A) a properly executed exercise notice together with such other documentation as the Administrator and the broker, if applicable, shall require to effect an exercise of the Option and (B) the sale proceeds required to pay the exercise price;
	(v)	any combination of the foregoing methods of payment; or
	(vi)	such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; provided, however, that in no case will loans be permitted as consideration for exercising an Option hereunder.

(g)

Exercise of Option; Rights as a Stockholder. Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement.

An Option may not be exercised for a fraction of a Share.

An Option shall be deemed exercised when the Company receives: (i) written or electronic notice of exercise (in accordance with the Award Agreement) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option shall be issued in the name of the Participant. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the optioned stock, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such Share promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Share is issued, except as provided in Section 13 of the Plan.

Exercising an Option in any manner shall decrease the number of Shares thereafter available for sale under the Option, by the number of Shares as to which the Option is exercised.
(h)

Termination of Relationship as an Employee. If a Participant ceases to be an Employee, other than by reason of the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement, to the extent that the Participant was entitled to exercise it on the date of termination. In the absence of a specified time in the Award Agreement, the Option shall remain exercisable for three (3) months following the date of the Participant’s termination, to the extent that the Participant was entitled to exercise it on the date of termination.

(i)

Disability. If a Participant ceases to be an Employee by reason of the Participant’s Disability, the Participant may exercise his or her Option for twelve (12) months following the date of the Participant’s termination, to the extent that the Participant was entitled to exercise it on the date of termination.

(j)

Death of Participant. If a Participant ceases to be an Employee by reason of the Participant’s death, the Option may be exercised for twelve (12) months following the date of the Participant’s death, to the extent that the Participant was entitled to exercise it on such date, by the Participant’s designated

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beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution.

(k)

General. Notwithstanding the foregoing, in no event may the Option be exercised after its term has expired. If, on the date of termination, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Participant (or the Participant’s beneficiary or representative, as the case may be) does not exercise his or her Option within the time specified by the Administrator, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(l)

ISO $100,000 Rule. Each Option shall be designated in the Notice of Grant as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designations, to the extent that the aggregate Fair Market Value of Shares subject to a Participant’s Incentive Stock Options granted by the Company, any Parent or Subsidiary, which become exercisable for the first time during any calendar year (under all plans of the Company or any Parent or Subsidiary) exceeds $100,000, such excess Options shall be treated as Nonstatutory Stock Options. For purposes of this Section 8(k), Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares shall be determined as of the time of grant.

9. Restricted Stock.

(a)	Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Employees as the Administrator, in its sole discretion, shall determine. The Administrator, in its sole discretion, shall determine the number of Shares to be granted to each Participant, provided that during any Fiscal Year, no Participant shall receive more than a total of 750,000 Shares of Restricted Stock (and/or Restricted Stock Units); provided, however, that such limit shall be 1,500,000 Shares in the Participant’s first Fiscal Year of Company service.
(b)	Restricted Stock Agreement. Each Award of Restricted Stock shall be evidenced by an Award Agreement that shall specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, shall determine. Unless the Administrator determines otherwise, Shares of Restricted Stock shall be held by the Company as escrow agent until the restrictions on such Shares have lapsed.
(c)	Transferability. Except as provided in this Section 9, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.
(d)	Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate, in accordance with this Section 9(d).
(i) General Restrictions. The Administrator may set restrictions based upon continued employment or service with the Company and its affiliates, the achievement of specific performance objectives (Company-wide, departmental, or individual), the achievement of Performance Goals, applicable federal or state securities laws, other Applicable Laws, or any other basis determined by the Administrator in its discretion.
(ii) Section 162(m) Performance Restrictions. For purposes of qualifying grants of Restricted Stock as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals shall be set by the Administrator on or before the latest date permissible to enable the Restricted Stock to qualify as “performance-based compensation” under Section 162(m) of the Code. In granting Restricted Stock which is intended to qualify under Section 162(m) of the Code, the Administrator shall follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Restricted Stock under Section 162(m) of the Code (e.g., in determining the Performance Goals).
(iii) Legend. The Administrator, in its discretion, may legend the Shares representing Restricted Stock to give appropriate notice of such restrictions.
(e)

Removal of Restrictions. Except as otherwise provided in this Section 9, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan shall be released from escrow as soon as practicable after the last day of the Period of Restriction. The Administrator, in its discretion, may

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accelerate the time at which any restrictions shall lapse or be removed. After the restrictions have lapsed, the Participant shall be entitled to have any legend or legends under Section 9(d)(iii) removed from his or her Share, and the Shares shall be freely transferable by the Participant. The Administrator (in its discretion) may establish procedures regarding the release of Shares from escrow and the removal of legends, as necessary or appropriate to minimize administrative burdens on the Company.
(f)	Voting Rights. During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.
(g)	Dividends and Other Distributions. During the Period of Restriction, Participants holding Shares of Restricted Stock shall be entitled to receive all dividends and other distributions paid with respect to such Shares unless otherwise provided in the Award Agreement. Any such dividends or distribution shall be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid, unless otherwise provided in the Award Agreement.
(h)	Return of Restricted Stock to the Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed shall revert to the Company and again shall become available for grant under the Plan.

10. Restricted Stock Units.

(a)	Grant of Restricted Stock Units. Restricted Stock Units may be granted to Employees at any time and from time to time, as shall be determined by the Administrator, in its sole discretion. The Administrator shall have complete discretion in determining the number of Restricted Stock Units granted to each Participant, provided that during any Fiscal Year, no Participant shall receive more than a total of 750,000 Restricted Stock Units (and/or Shares of Restricted Stock); provided, however, that such limit shall be 1,500,000 Restricted Stock Units in the Participant’s first Fiscal Year of Company service.
(b)	Value of Restricted Stock Units. Each Restricted Stock Unit shall have an initial value equal to the Fair Market Value of a Share on the Grant Date.
(c)	Restricted Stock Unit Agreement. Each Award of Restricted Stock Units shall be evidenced by an Award Agreement that shall specify any vesting conditions, the number of Restricted Stock Units granted, and such other terms and conditions as the Administrator, in its sole discretion, shall determine.
(d)	Performance Objectives and Other Terms. The Administrator, in its discretion, shall set performance objectives or other vesting criteria which, depending on the extent to which they are met, will determine the number or value of Restricted Stock Units that will be paid out to the Participants. Each Award of Restricted Stock Units shall be evidenced by an Award Agreement that shall specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, shall determine.
(i)

General Performance Objectives, Performance Goals or Vesting Criteria. The Administrator may set performance objectives or vesting criteria based upon the achievement of Company-wide, departmental, or individual goals, Performance Goals, applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion (for example, but not by way of limitation, continuous service as an Employee).

(ii)

Section 162(m) Performance Objectives. For purposes of qualifying grants of Restricted Stock Units as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may determine that the performance objectives applicable to Restricted Stock Units shall be based on the achievement of Performance Goals. The Performance Goals shall be set by the Administrator on or before the latest date permissible to enable the Restricted Stock Units to qualify as “performance-based compensation” under Section 162(m) of the Code. In granting Restricted Stock Units that are intended to qualify under Section 162(m) of the Code, the Administrator shall follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Restricted Stock Units under Section 162(m) of the Code (e.g., in determining the Performance Goals).

(e)	Earning of Restricted Stock Units. After the applicable Performance Period has ended, the holder of Restricted Stock Units shall be entitled to receive a payout of the number of Restricted Stock Units earned by the Participant over the Performance Period, to be determined as a function of the extent

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to which the corresponding performance objectives have been achieved. After the grant of a Restricted Stock Unit, the Administrator, in its sole discretion, may reduce or waive any performance objectives for such Restricted Stock Unit.
(f)	Form and Timing of Payment of Restricted Stock Units. Payment of vested Restricted Stock Units shall be made as soon as practicable after vesting (subject to any deferral permitted under Section 18). The Administrator, in its sole discretion, may pay Restricted Stock Units in the form of cash, in Shares or in a combination thereof.
(g)	Cancellation of Restricted Stock Units. On the date set forth in the Award Agreement, all unvested Restricted Stock Units shall be forfeited to the Company and, except as otherwise determined by the Administrator, again shall be available for grant under the Plan.

11. Leaves of Absence. Unless the Administrator provides otherwise or except as otherwise required by Applicable Laws, vesting of Awards granted hereunder shall continue during any leave of absence approved by the Administrator.

12. Non-Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the recipient, only by the recipient. If the Administrator makes an Award transferable, such Award shall contain such additional terms and conditions as the Administrator deems appropriate; provided, however, that such Award shall in no event be transferable for value. Notwithstanding the foregoing, a Participant may, if the Administrator (in its discretion) so permits, transfer an Award to an individual or entity other than the Company. Any such transfer shall be made in accordance with such procedures as the Administrator may specify from time to time.

13. Adjustments Upon Changes in Capitalization.

(a)	Subject to any required action by the stockholders of the Company, the number of Shares covered by each outstanding Award, the number of Shares which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Award, as well as the price per Share of Common Stock covered by each such outstanding Award and the 162(m) Fiscal Year share issuance limits under Sections 8(a), 9(a) and 10(a) hereof, shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Compensation Committee, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Award.
(b)	Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Participant as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may provide for a Participant to have the right to exercise his or her Award until ten (10) days prior to such transaction as to all of the Shares covered thereby, including Shares as to which the Award would not otherwise be exercisable. In addition, the Administrator may provide that any Company repurchase option or forfeiture rights applicable to any Award shall lapse 100%, and that any Award vesting shall accelerate 100%, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.
(c)	Change of Control. In the event of a Change of Control, each outstanding Award shall be assumed or an equivalent Award substituted by the successor corporation or a Parent or Subsidiary of the successor corporation.

In the event that the successor corporation refuses to assume or substitute for the Award, the Participant shall fully vest in and have the right to exercise all of his or her outstanding Options, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock will lapse and all Restricted Stock Units shall become fully vested;

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provided, however, that, with respect to Awards with performance-based vesting, including but not limited to Restricted Stock and Restricted Stock Units, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met. In addition, if an Option is not assumed or substituted in the event of a Change of Control, the Administrator shall notify the Participant in writing or electronically that the Option shall be fully vested and exercisable for a period of fifteen (15) days from the date of such notice, and the Option shall terminate upon the expiration of such period.

For the purposes of this paragraph, an Award shall be considered assumed if, following the Change of Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change of Control, the consideration (whether stock, cash, or other securities or property) received in the Change of Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change of Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or upon the payout of the Restricted Stock Unit Award, for each Share subject to the Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change of Control.

Notwithstanding anything in this Section 13(c) to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent; provided, however, a modification to such performance goals only to reflect the successor corporation’s post-Change of Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

14. Amendment and Termination of the Plan.

(a)	Amendment and Termination. Subject to Section 8(d) hereof, the Board may at any time amend, alter, suspend or terminate the Plan; provided, however, that to the extent necessary and desirable to comply with any Applicable Law, the Company shall obtain stockholder approval of any Plan amendment in such a manner and to such a degree as required.
(b)	Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing (or electronic format) and signed by the Participant and the Company.

15. Conditions Upon Issuance of Shares.

(a)	Legal Compliance. Shares shall not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.
(b)	Investment Representations. As a condition to the exercise or receipt of Shares pursuant to an Award, the Company may require the person exercising or receiving Shares pursuant to an Award to represent and warrant at the time of any such exercise or receipt that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

2015 Proxy Statement Appendix A

16. Liability of Company.

(a)	Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.
(b)	Grants Exceeding Allotted Shares. If the Shares covered by an Award exceed, as of the Date of Grant, the number of Shares which may be issued under the Plan without additional stockholder approval, such Award shall be void with respect to such excess Shares, unless stockholder approval of an amendment sufficiently increasing the number of Shares subject to the Plan is timely obtained in accordance with Section 14(b) of the Plan.

17. Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

18. Deferrals. The Administrator, in its sole discretion, may permit a Participant to defer receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award. Any such deferral elections shall be subject to such rules and procedures as shall be determined by the Administrator in its sole discretion.

19. Participation. No Employee shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

20. No Rights as Stockholder. Except to the limited extent provided in Sections 9(f) or 9(g), no Participant (nor any beneficiary) shall have any of the rights or privileges of a stockholder of the Company with respect to any Shares issuable pursuant to an Award (or exercise thereof), unless and until Shares shall have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Participant (or beneficiary).

21. Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof), the Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local and foreign taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof). Notwithstanding any contrary provision of the Plan, if a Participant fails to remit to the Company such withholding amount within the time period specified by the Administrator (in its discretion), the Participant’s Award may, in the Administrator’s discretion, be forfeited and in such case the Participant shall not receive any of the Shares subject to such Award.

22. Section 409A. To the extent that the Administrator determines that any Award granted under the Plan is subject to Section 409A of the Code, the program pursuant to which such Award is granted and the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A of the Code. To the extent applicable, the Plan and any Award Agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of the Plan or the applicable Award Agreement to the contrary, in the event that following the Effective Date the Administrator determines that any Award may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the Effective Date), the Administrator may adopt such amendments to the Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate to (a) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance and thereby avoid the application of any penalty taxes under such Section.

23. Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit or require a Participant to satisfy all or part of the tax withholding obligations in connection with an Award by (a) having the Company withhold otherwise deliverable Shares, or (b) delivering to the Company already-owned Shares having a Fair Market Value equal to the amount required to be withheld. The amount so withheld shall not exceed the amount determined by using the minimum federal, state, local or foreign jurisdiction statutory withholding rates applicable to the Participant with respect to the Award on the date that the amount of tax to be

2015 Proxy Statement Appendix A

withheld is to be determined. The Fair Market Value of the Shares to be withheld or delivered shall be determined as of the date that the taxes are required to be withheld.

24. Indemnification. Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any Award Agreement, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

25. Successors. All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

26. Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

27. Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

28. Governing Law. The Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of California (with the exception of its conflict of laws provisions).

29. Captions. Captions are provided herein for convenience only, and shall not serve as a basis for interpretation or construction of the Plan.

2015 Proxy Statement Appendix A

AUTODESK, INC.
111 MCINNIS PARKWAY
SAN RAFAEL, CA 94903

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

1. Election of Directors	For	Against	Abstain

1a. Carl Bass	☐	☐	☐

1b. Crawford W. Beveridge	☐	☐	☐

1c. J. Hallam Dawson	☐	☐	☐

1d. Thomas Georgens	☐	☐	☐

1e. Per-Kristian Halvorsen	☐	☐	☐

1f. Mary T. McDowell	☐	☐	☐

1g. Lorrie M. Norrington	☐	☐	☐

1h. Betsy Rafael	☐	☐	☐

1i. Stacy J. Smith	☐	☐	☐

1j. Steven M. West	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3 and 4:	For	Against	Abstain

2. Ratify the appointment of Ernst & Young LLP as Autodesk, Inc.’s independent registered public accounting firm for the fiscal year ending January 31, 2016.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

		For	Against	Abstain
3.	Approve, on an advisory (non-binding) basis, the compensation of Autodesk, Inc.’s named executive officers.	☐	☐	☐

		For	Against	Abstain
4.	Approve an amendment to the Autodesk, Inc. 2012 Employee Stock Plan to increase the number of shares reserved for issuance under the plan by 12.5 million.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Signature [PLEASE SIGN WITHIN BOX]	Date
Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Combined Document is/are available at www.proxyvote.com.

2015 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF AUTODESK, INC.

The undersigned stockholder of AUTODESK, INC. (“Autodesk”), a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 28, 2015, and hereby appoints Carl Bass and Pascal W. Di Fronzo, or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2015 Annual Meeting of Stockholders of Autodesk to be held on June 10, 2015, at 3:00 p.m., Pacific time, at The Landmark, One Market Street, 2nd Floor, San Francisco, CA 94105 and at any adjournment or postponement thereof, and to vote all shares of common stock that the undersigned would be entitled to vote if there personally present upon such business as may properly come before the meeting, including the items on the reverse side of this form.

This proxy, when properly executed, will be voted as directed, or, if no contrary direction is indicated, will be voted FOR the election of the nominees named in the Proxy Statement to Autodesk’s Board of Directors, FOR the ratification of the appointment of Ernst & Young LLP as Autodesk’s independent registered public accounting firm for the fiscal year ending January 31, 2016, FOR the approval, on an advisory (non-binding) basis, of the compensation of Autodesk’s named executive officers and FOR the approval of an amendment to the Autodesk, Inc. 2012 Employee Stock Plan to increase the number of shares reserved for issuance under the plan by 12.5 million shares.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.